                                                                  Execution Copy


                                                                  EXHIBIT 4.2




                                  $345,000,000

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                           Dated as of March 11, 1994

                                     among

                                 ANIXTER INC.,

                                  as Borrower,


                           THE FINANCIAL INSTITUTIONS
                        FROM TIME TO TIME PARTY HERETO,

                                  as Lenders,

                                      and

                                 CHEMICAL BANK,

                                    as Agent

                               TABLE OF CONTENTS


                                   ARTICLE I
                                  DEFINITIONS

Section                                                                                             Page
- -------                                                                                             ----
 1.01. Certain Defined Terms.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
 1.02. Computation of Time Periods.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
 1.03. Accounting Terms; Accounting for Non-Group
         Members. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
 1.04. Other Definitional Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
 1.05. Collateral Release; References to Collateral.  . . . . . . . . . . . . . . . . . . . . . .   23
 1.06. Amendment and Restatement of Original Credit
         Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

                                  ARTICLE II
                AMOUNTS AND TERMS OF REVOLVING CREDIT FACILITY

 2.01. The Revolving Credit Facility.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
 2.02. Loan Facility Mechanics.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
 2.03. Interest on the Loans.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
 2.04. Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
 2.05. Prepayments.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
 2.06. Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
 2.07. Interest Periods.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
 2.08. Special Provisions Governing Eurodollar Rate Loans. . . . . . . . . . . . . . . . . . . .    36
 2.09. Taxes.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   38
 2.10. Increased Capital.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
 2.11. Use of Proceeds.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
 2.12. Authorized Officers of Borrower.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
 2.13. Replacement of Certain Lenders.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
 2.14. Incurrence of Costs.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

                                  ARTICLE III
                               LETTERS OF CREDIT

 3.01. Obligation to Issue.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
 3.02. Types and Amounts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43
 3.03. Conditions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
 3.04. Issuance of Letters of Credit.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44
 3.05. Reimbursement Obligations; Duties of the Issuing Banks.  . . . . . . . . . . . . . . . . .   45
 3.06. Participations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46


Section                                                                                            Page
- -------                                                                                            ----
 3.07. Payment of Reimbursement Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . .    47
 3.08. Compensation for Letters of Credit.  . . . . . . . . . . . . . . . . . . . . . . . . . .    48
 3.09. Indemnification; Exoneration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    49
 3.10  Reporting By Issuing Banks.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    50


                                  ARTICLE IV
                   CONDITIONS TO LOANS AND LETTERS OF CREDIT

 4.01. Conditions Precedent to the Effectiveness of this Agreement  . . . . . . . . . . . . . .    50
 4.02. Conditions Precedent to all Loans and Letters of Credit.   . . . . . . . . . . . . . . .    52

                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES

 5.01. Representations.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      53
 5.02. Subsequent Funding Representations and Warranties.   . . . . . . . . . . . . . . . . .      61

                                  ARTICLE VI
                              REPORTING COVENANTS

 6.01. Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        62
 6.02. Environmental Notices.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        67

                                  ARTICLE VII
                             AFFIRMATIVE COVENANTS


 7.01. Corporate Existence, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          68
 7.02. Corporate Powers, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          68
 7.03. Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          68
 7.04. Payment of Taxes and Claims.   . . . . . . . . . . . . . . . . . . . . . . . . . .          68
 7.05. Maintenance of Properties; Insurance.  . . . . . . . . . . . . . . . . . . . . . .          69
 7.06. Inspection of Property; Books and Records;  Discussions.   . . . . . . . . . . . .          69
 7.07. Labor Matters.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          70
 7.08. Maintenance of Permits.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          70
 7.09. Employee Benefit Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          70
 7.10. Foreign Subsidiary Credit Support; Change of Subsidiary Status.  . . . . . . . . .          70
 7.11. Maintenance of Separate Corporate Existence.   . . . . . . . . . . . . . . . . . .          72

                                 ARTICLE VIII
                              NEGATIVE COVENANTS



Section                                                                                     Page
- -------                                                                                     ----
         8.01. Indebtedness.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      73
         8.02. Sales of Assets; Liens.  . . . . . . . . . . . . . . . . . . . . . . . .      74
         8.03. Investments.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      76
         8.04. Accommodation Obligations.   . . . . . . . . . . . . . . . . . . . . . .      78
         8.05. Restricted Junior Payments.  . . . . . . . . . . . . . . . . . . . . . .      78
         8.06. Conduct of Business.   . . . . . . . . . . . . . . . . . . . . . . . . .      80
         8.07. Transactions with Affiliates.  . . . . . . . . . . . . . . . . . . . . .      80
         8.08. Restriction on Fundamental Changes.  . . . . . . . . . . . . . . . . . .      80
         8.09. Employee Benefit Matters.  . . . . . . . . . . . . . . . . . . . . . . .      81
         8.10. Environmental Liabilities.   . . . . . . . . . . . . . . . . . . . . . .      81
         8.11. Margin Regulations.  . . . . . . . . . . . . . . . . . . . . . . . . . .      82
         8.12. Change of Fiscal Year.   . . . . . . . . . . . . . . . . . . . . . . . .      82
         8.13. Subordinated Indebtedness.   . . . . . . . . . . . . . . . . . . . . . .      82
                                  ARTICLE IX
                              FINANCIAL COVENANTS


         9.01. Defined Terms for Financial Covenants.   . . . . . . . . . . . . . . . .      82
         9.02. Minimum Consolidated Net Worth.  . . . . . . . . . . . . . . . . . . . .      84
         9.03  Ratio of Indebtedness to Capitalization.   . . . . . . . . . . . . . . .      84
         9.04. Interest Coverage Ratios.  . . . . . . . . . . . . . . . . . . . . . . .      84
         9.05. Ratio of Current Assets to Current Liabilities.  . . . . . . . . . . . .      85
         9.06. Capital Expenditures.  . . . . . . . . . . . . . . . . . . . . . . . . .      85
         9.07. Calculation of Financial Covenants.  . . . . . . . . . . . . . . . . . .      86
                                   ARTICLE X
                    EVENTS OF DEFAULT; RIGHTS AND REMEDIES


         10.01.  Events of Default. . . . . . . . . . . . . . . . . . . . . . . . . . .      86
         10.02.  Rights and Remedies. . . . . . . . . . . . . . . . . . . . . . . . . .      89
                                  ARTICLE XI
                                   THE AGENT


         11.01.  Appointment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      90
         11.02.  Nature of Duties.  . . . . . . . . . . . . . . . . . . . . . . . . . .      91
         11.03.  Rights, Exculpation, Etc.  . . . . . . . . . . . . . . . . . . . . . .      91
         11.04.  Reliance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      92
         11.05.  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . .      92
         11.06.  The Agent Individually.  . . . . . . . . . . . . . . . . . . . . . . .      92
         11.07.  Successor Agent; Resignation of Agent. . . . . . . . . . . . . . . . .      93


Section                                                                                             Page
- -------                                                                                             ----
         11.08.  Collateral Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   93
         11.09.  Relations Among Lenders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   95
         11.10.  Notices to Itel. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   96
                                 ARTICLE XII
                                MISCELLANEOUS


         12.01.  Survival of Warranties and Agreements. . . . . . . . . . . . . . . . . . . . . . .   96
         12.02.  Assignments and Participations.  . . . . . . . . . . . . . . . . . . . . . . . . .   96
         12.03.  Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   99
         12.04.  Indemnification and Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  100
         12.05.  Limitation of Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  101
         12.06.  Setoff.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  101
         12.07.  Ratable Sharing; Defaulting Lender.  . . . . . . . . . . . . . . . . . . . . . . .  101
         12.08.  Amendments and Waivers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  103
         12.09.  Independence of Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
         12.10.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  104
         12.11.  Failure or Indulgence Not Waiver; Remedies Cumulative.   . . . . . . . . . . . . .  104
         12.12.  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  105
         12.13.  Marshalling; Recourse to Security; Payments Set Aside. . . . . . . . . . . . . . .  105
         12.14.  Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  105
         12.15.  Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  105
         12.16.  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  105
         12.17.  Successors and Assigns; Subsequent Holders of Notes.   . . . . . . . . . . . . . .  105
         12.18.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL. . . . . . . . . . . . . .  106
         12.19.  Counterparts; Effectiveness; Inconsistencies.  . . . . . . . . . . . . . . . . . .  107
         12.20.  Performance of Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  107
         12.21.  ENTIRE AGREEMENT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  108


                                    EXHIBITS


Exhibit 1      --      Assignment and Acceptance (Section Section 1.01, 12.02(d))

Exhibit 2      --      Form of Foreign Subsidiary Pledge (Section 1.01)

Exhibit 3      --      Compliance Certificate (Section Section 1.01, 6.01(e))

Exhibit 4      --      Notice of Borrowing (Section 1.01)

Exhibit 5      --      Notice of Conversion/Continuation (Section 1.01)

Exhibit 6      --      List of Closing Documents (Section 4.01(a))

Exhibit 7      --      Form of Loss Payable Endorsement (Section 7.05)

Exhibit 8      --      Form of Foreign Subsidiary Guaranty (Section 1.01)

Exhibit 9      --      Form of Note (Section 2.02)

Exhibit 10     --      Form of Revolving Subordinated Note (Section 1.01)

                                   SCHEDULES


Schedule A             --      List of Lenders, Domestic and Eurodollar Lending Offices and Commitments
                               (Section 1.01, 12.02(c), 12.10)

Schedule 1.01-A        --      Existing Indebtedness (Section 1.01)

Schedule 1.01-B        --      Real Property Subject to Mortgages (Section 1.01)

Schedule 1.01-C        --      Permitted Existing Liens (Section 1.01)

Schedule 5.01(c)       --      Subsidiaries (Section Section 5.01(c), 7.01)

Schedule 5.01(d)       --      Violation of Requirements of Law (Section 5.01(d))

Schedule 5.01(i)       --      Capitalization (Section 5.01(i))

Schedule 5.01(j)       --      Pending or Threatened Litigation  (Section 5.01(j))

Schedule 5.01(l)       --      Tax Assessments (Section 5.01(l))

Schedule 5.01(s)       --      Environmental Matters (Section 5.01(s))

Schedule 5.01(t)       --      ERISA Matters (Section 5.01(t))

Schedule 5.01(w)       --      Joint Ventures (Section 5.01(w))

Schedule 5.01(x)       --      Labor Matters (Section 5.01(x))

Schedule 7.05          --      Insurance (Section 7.05)

Schedule 8.03          --      Existing Investments (Section 8.03)

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT



               This Amended and Restated Credit Agreement dated as of March 11, 1994 (as amended, supplemented, modified or restated from time to time, the "Agreement") is entered into among ANIXTER INC. (formerly known as Anixter Bros., Inc.), a Delaware corporation ("Borrower"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF and each other financial institution which from time to time becomes a party hereto in accordance with Section 12.02(a) (together with their respective successors and assigns, individually, a "Lender" and, collectively, the "Lenders"), and CHEMICAL BANK, in its separate capacity as agent for the Lenders hereunder (in such capacity, the "Agent").



                              W I T N E S S E T H:



               WHEREAS, the Borrower has requested and the Agent, The Bank of New York as Issuing Bank (the "Original Issuing Bank") and the Lenders have agreed to amend that certain Credit Agreement dated as of May 20, 1992 among the Borrower, the Lenders, the Original Issuing Bank and the Agent (as the same has been amended, supplemented or modified prior to the date hereof, the "Original Credit Agreement");

               WHEREAS, the Borrower, the Lenders, the Issuing Banks and the Agent have agreed to enter into this Agreement in order to (i) amend and restate the Original Credit Agreement in its entirety, (ii) re-evidence the Obligations which shall be repayable in accordance with the terms of this Agreement and (iii) set forth the terms and conditions under which the Lenders and the Issuing Banks will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrower;

               WHEREAS, it is the intention of the parties to this Agreement that this Agreement not constitute a novation, and that, from and after the Effective Date, the Original Credit Agreement shall be amended and restated hereby and all references herein or in the other Loan Documents to the "Credit Agreement" and all references herein to "hereunder", "hereof", "herein" or words of like import shall mean and be a reference to the Original Credit Agreement as amended and restated hereby;

               NOW THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of the Borrower by the Lenders, the Issuing Banks and the Agent, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS


               1.01.  Certain Defined Terms.

               The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

               "Accommodation Obligation," as applied to any Person, shall mean any contractual obligation, contingent or otherwise, of that Person with respect to any Indebtedness or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, supported by letter of credit, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received. For purposes of interpreting any provision of this Agreement which refers to the Dollar amount of Accommodation Obligations of any Person, such provision shall be deemed to mean the maximum amount of such Accommodation Obligations or, in the case of an Accommodation Obligation to maintain solvency, assets, level of income or other financial condition, the amount of Indebtedness to which such Accommodation Obligation relates, or if less, the stated maximum, if any, in the documents evidencing such Accommodation Obligation.

               "Affected Lender" shall have the meaning ascribed to that term in Section 2.13.

               "Affiliate," as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 20% or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise.

               "Agent" shall have the meaning ascribed to such term in the preamble hereto and shall include any successor Agent appointed pursuant to
Section 11.07.

               "Agreement" shall have the meaning ascribed to such term in the preamble hereto.

               "Agreement Accounting Principles" shall mean GAAP as of the date of this Agreement together with any changes in GAAP after the date hereof which are not "Material

Accounting Changes" (as defined below). If any changes in GAAP are hereafter required or permitted and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a material change in the method of calculation of any of the financial covenants, restrictions or standards herein or in the related definitions or terms used therein ("Material Accounting Changes"), the parties hereto agree to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no Material Accounting Change shall be given effect in such calculations until such provisions are amended, in a manner reasonably satisfactory to the Requisite Lenders. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean GAAP as of the date of such amendment together with any changes in GAAP after the date of such amendment which are not Material Accounting Changes.

               "Agreement Obligations" shall mean all Obligations other than with respect to Eligible Hedging Contracts.

               "AHI" shall have the meaning ascribed to that term in the definition of Foreign Subsidiaries below.

               "AII" shall have the meaning ascribed to that term in the definition of Foreign Subsidiaries below.

               "Alternate Base Rate" shall mean, for any day, a fluctuating interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) as shall be in effect from time to time, which rate per annum shall at all times be equal to the greatest of (a) the Prime Rate in effect on such day; (b) the sum of one-half of one percent (0.50%) and the Federal Funds Effective Rate in effect on such day; and (c) the sum of one percent (1.0%) and the Three-Month Secondary CD Rate in effect on such day. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chemical Bank as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Federal Reserve Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Federal Reserve Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by Chemical Bank from three New York City negotiable certificate of deposit dealers of recognized standing selected by the Agent. "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Chemical Bank from three Federal funds brokers of recognized standing selected by the Agent. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Three-Month Secondary CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change.

               "Anixter Venezuela" shall have the meaning ascribed to that term in the definition of Foreign Subsidiaries below.

               "ANTEC Restructuring" shall have the meaning ascribed to that term in Section 4.01(e).

               "Applicable Base Rate Margin" as at any date of determination, shall be the rate per annum then applicable to Base Rate Loans determined in accordance with the provisions of Section 2.03(e).

               "Applicable Commitment Fee" as at any date of determination, shall be the rate per annum then applicable in the determination of the amount payable under Section 2.04(a) determined in accordance with the provisions of
Section 2.03(e).

               "Applicable Eurodollar Rate Margin" as at any date of determination, shall be the rate per annum then applicable to Eurodollar Rate Loans determined in accordance with the provisions of Section 2.03(e).

               "Applicable Fees" shall have the meaning ascribed to that term in Section 2.03(e).

               "Applicable Letter of Credit Fee" as at any date of determination, shall be the rate per annum then applicable in the determination of the amount payable under Section 3.08(a) with respect to Letters of Credit, determined in accordance with the provisions of Section 2.03(e).

               "Applicable Margin(s)" shall have the meaning ascribed to that term in Section 2.03(e).

               "Applicable Lending Office" shall mean, with respect to each Lender, such Lender's Domestic Lending Office, in the case of a Base Rate Loan and such Lender's Eurodollar Lending Office, in the case of a Eurodollar Rate Loan.

               "APR" shall have the meaning ascribed to that term in the definition of Foreign Subsidiaries below.

               "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit 1 (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 12.02.

               "Bank Book" shall have the meaning ascribed to that term in
Section 5.01(h).

               "Base Amount" shall have the meaning ascribed to that term in
Section 9.01.

               "Base Credit Support" shall have the meaning ascribed to that term in the definition of "Credit Support" below.

               "Base Rate Loans" shall mean all Loans outstanding which bear interest at a rate determined by reference to the Alternate Base Rate, as provided in Section 2.03(a)(i).

               "Benefit Plan" shall mean a defined benefit plan as defined in
Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

               "Borrower" shall have the meaning ascribed to such term in the preamble hereto.

               "Borrower Distribution Stock Plan" shall mean the Anixter Distribution Stock Option Plan dated as of January 1, 1993, as such agreement may be amended, restated or otherwise modified from time to time.

               "Borrower Interest Coverage Ratio" shall have the meaning ascribed to that term in Section 9.01.

               "Borrowing" shall mean a borrowing consisting of Loans of the same type, having the same Interest Period, in the case of Eurodollar Rate Loans, and made on the same day by the Lenders.

               "Business Day" shall mean (i) for all purposes other than as described by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in New York are required or authorized by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with Eurodollar Rate Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in the London interbank Eurodollar market.

               "Capital Lease," as applied to any Person, shall mean any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with Agreement Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person.

               "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within ninety (90) days after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Agent) and not listed in Credit Watch published by S&P (or a similar publication of S&P or another nationally recognized rating service); (iii) commercial paper (other than commercial paper issued by Itel, Borrower or any Subsidiary of Borrower or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers' acceptances, in any such case maturing no more than ninety
(90) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer's rating on its commercial paper is at least A-1 or P-1 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then the highest rating from other nationally recognized rating services acceptable to the Agent); and (iv) commercial paper (other than commercial paper issued by Itel, Borrower or any Subsidiary of Borrower or any of their Affiliates), domestic and Eurodollar certificates of deposit, time deposits or bankers' acceptances, in any such case maturing no more than ninety (90) days after the date of acquisition thereof and, at the time of the acquisition thereof, the issuer is a Lender and has a rating on its commercial paper of at least A- 2 or P-2 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then the equivalent rating from other nationally recognized rating services acceptable to the Agent) provided the amount of Cash Equivalents under this clause (iv) shall not at any time exceed $2,500,000.

               "Change of Control" shall mean any "person," as such term is defined in Section 13(d)(3) of the Securities Exchange Act, other than the Samuel Zell Group, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of 20% or more of the combined voting power of the Borrower's outstanding securities ordinarily having the right to vote at elections of directors.

               "Chemical Bank" shall mean Chemical Bank, a New York banking corporation, and any successor thereto.

               "Collateral" shall mean all property and interests in property now owned or hereafter acquired by Borrower or any of Borrower's Subsidiaries in or upon which a security interest, pledge, lien or mortgage is intended to be granted, or of which a collateral assignment is intended to be made, under the Collateral Documents.

               "Collateral Documents" shall mean the Security Agreement, the Subsidiary Security Agreements, the Subsidiary Guaranties, the Intellectual Property Agreements, the Pledge Agreements, the Mortgages and all other security agreements, mortgages, deeds of trust, collateral assignments, financing statements and other agreements, conveyances or documents at any time delivered to the Agent which intend to create or evidence Liens to secure or to guarantee the Obligations as amended or reaffirmed from time to time.

               "Commercial Letter of Credit" shall mean any letter of credit which is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of goods purchased by Borrower or any of its Domestic Subsidiaries or Supported Foreign Subsidiaries in the ordinary course of such entity's business.

               "Commission" shall mean the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

               "Commitment" shall mean, with respect to each Lender, the principal amount set forth on Schedule A below such Lender's name under the heading "Commitment" or assigned to it in accordance with Section 12.02(a), as such amount may be reduced or otherwise adjusted from time to time pursuant to the terms of this Agreement, including, without limitation, pursuant to Section 2.02(d) or 8.01(viii), and "Commitments" shall mean the aggregate amount of the Commitments of all Lenders.

               "Commitment Fee" shall have the meaning ascribed to that term in
Section 2.04(a).

               "Compliance Certificate" shall mean a certificate in substantially the form of Exhibit 3 delivered to the Agent and each Lender by Borrower pursuant to Section 6.01(e) and covering Borrower's compliance with the covenants contained in Article IX and certain other provisions of this Agreement.

               "Consolidated EBITDA" shall have the meaning ascribed to that term in Section 9.01.

               "Consolidated Interest Coverage Ratio" shall have the meaning ascribed to that term in Section 9.01.

               "Consolidated Interest Expense" shall have the meaning ascribed to that term in Section 9.01.

               "Consolidated Net Worth" shall have the meaning ascribed to that term in Section 9.01.

               "Consolidated Group" shall mean the Borrower, each of its Subsidiaries and the Joint Ventures.

               "Contaminant" shall mean any pollutant, hazardous substance, hazardous chemical, toxic substance, hazardous waste or special waste, as those terms are defined in federal, state or local laws and regulations, radioactive material, petroleum, including crude oil or any petroleum-derived substance, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

               "Contractual Obligation", as applied to any Person, shall mean any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting such Person or any of its properties).

               "Contribution Agreement" shall mean that certain contribution agreement dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified with the consent of the Requisite Lenders from time to time or amended, restated, supplemented or otherwise modified from time to time for the purpose of adding additional Supported Foreign Subsidiaries.

               "Credit Support" shall mean the provision by the Borrower of credit support or credit enhancement to any of its Foreign Subsidiaries, whether directly through loans to or Investments in a Foreign Subsidiary, letters of credit issued for the benefit of any creditor of any Foreign Subsidiary or guaranties or other Accommodation Obligations by the Borrower of such Foreign Subsidiary's Indebtedness; provided, however, (a) the Borrower's Investments made as permitted pursuant to Section 8.03(ix), (b) the Borrower's Accommodation Obligations in an amount not to exceed $7,752,000 in the aggregate at any time with respect to Indebtedness of the Borrower's Foreign Subsidiaries in Canada, (c) the Borrower's Accommodation Obligations in an amount not to exceed $500,000 in the aggregate at any time with respect to Indebtedness of the Borrower's Foreign Subsidiaries which are not in Canada and
(d) the Borrower's Investments in its Foreign Subsidiaries (other than the provision of credit support through the issuance of a letter of credit for the benefit of any creditor of a Foreign Subsidiary) in any country made on or after the Effective Date to the extent that the aggregate of such Investments does not exceed the U.S. Dollar equivalent of $2,500,000 per country for any period exceeding either sixty (60) consecutive days or a total of sixty (60) days in any six-month period shall not constitute Credit Support (any such Investments or Accommodation Obligations under clause (a), (b), (c) and (d) being herein referred to as the "Base Credit Support"); provided, further, the Borrower's Accommodation Obligations with respect to any of its Subsidiaries' Hedging Obligations under Eligible Hedging Contracts shall not constitute Credit Support.

               "Cure Loans" shall have the meaning ascribed to that term in
Section 12.07(b).

               "Current Assets" shall have the meaning ascribed to that term in
Section 9.01.

               "Current Liabilities" shall have the meaning ascribed to that term in Section 9.01.

               "Customary Permitted Liens" shall have the meaning ascribed to that term in Section 8.02.

               "Default Rate" shall have the meaning ascribed to that term in
Section 2.03(d).

               "Dissenting Lender" shall have the meaning ascribed to that term in Section 2.02(e).

               "Dissenting Lender's Term" shall have the meaning ascribed to that term in Section 2.02(e).

               "DOL" shall mean the United States Department of Labor and any successor department or agency.

               "Dollars" and "$" shall mean the lawful money of the United States of America.

               "Domestic Group" shall mean (i) Borrower, (ii) each of its Subsidiaries (other than the Foreign Subsidiaries) and (iii) the Joint Ventures.

               "Domestic Interest Expense" shall have the meaning ascribed to that term in Section 9.01.

               "Domestic Lending Office" shall mean, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" under its name on Schedule A or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify by written notice to Borrower and the Agent.

               "Domestic Subsidiaries" shall mean Anixter-Real Estate, Inc., an Illinois corporation, WireXpress, Inc., an Illinois corporation and any of Borrower's Subsidiaries (other than those expressly included in the definition of Foreign Subsidiaries set forth below) which are incorporated in any jurisdiction in the United States, and their respective successors and assigns.

               "EBITDA of the Borrower" shall have the meaning ascribed to that term in Section 9.01.

               "Effective Date" shall mean March 11, 1994.

               "Eligible Hedging Contract" shall mean Hedging Contracts entered into by the Borrower or entered into by any of its Subsidiaries and guaranteed by Borrower, in each case, with any Lender as the counterparty.

               "Enforceable Judgment" means a judgment or order as to which (a) the Borrower has not demonstrated to the reasonable satisfaction of the Agent that the Borrower is covered by third-party insurance (other than retro-premium insurance) therefor and (b) the period, if any, during which the enforcement of such judgment or order is stayed shall have expired, it being understood that a judgment or order which is under appeal or as to which the time in which to perfect an appeal has not expired shall not be deemed an "Enforceable Judgment" so long as enforcement thereof is effectively stayed pending the outcome of such appeal or the expiration of such period, as the case may be; provided that if enforcement of a judgment or order has been stayed on condition that a bond or collateral equal to or greater than $1,000,000 be posted or provided, such judgment or order shall be an "Enforceable Judgment."

               "Environmental Lien" shall mean a Lien in favor of any Governmental Authority for (i) any liability of Borrower or any Subsidiary of Borrower under federal or state environmental laws or regulations, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

               "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as Borrower or any of its Subsidiaries, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with Borrower or any of its Subsidiaries, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as Borrower or any of its Subsidiaries, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

               "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" under its name on Schedule A or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify by written notice to Borrower and the Agent.

               "Eurodollar Rate Loans" shall mean those Loans outstanding which bear interest at a rate determined by reference to the LIBO Rate as provided in
Section 2.03(a)(ii).

               "Event of Default" shall mean any of the occurrences set forth in Section 10.01 after the expiration of any applicable grace period expressly provided therein.

               "Existing Indebtedness" shall mean the Indebtedness of the Borrower, any of its Domestic Subsidiaries and any of its Supported Foreign Subsidiaries reflected on Schedule 1.01-A.

               "Extension Request" shall have the meaning ascribed to that term in Section 2.02(e).

               "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

               "Federal Funds Effective Rate" shall have the meaning ascribed to that term in the definition of Alternate Base Rate above.

               "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

               "Fee Letter" shall have the meaning ascribed to that term in
Section 2.04(c).

               "Financial Officer" shall mean, with respect to any Person, any of the chief financial officer, controller or treasurer of such Person and, with respect to the Borrower shall include its Vice President-Finance.

               "Fiscal Year" shall mean the fiscal year of Borrower, which shall be each twelve (12) month period ending on December 31 of each calendar year or such other period as Borrower may designate and the Requisite Lenders may approve in writing.

               "Foreign Employee Benefit Plan" shall mean any plan, program, policy, agreement or contract maintained or contributed to or for the benefit of employees of the Borrower, any of its Subsidiaries or any ERISA Affiliate which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

               "Foreign Holding Company" shall have the meaning ascribed to that term in Section 7.10(a)(v).

               "Foreign Pension Plan" shall mean any pension plan or other deferred compensation plan, program or arrangement maintained or contributed to or for the benefit of employees of the Borrower, any of its Subsidiaries or any ERISA Affiliate, which, under applicable local law, is required to be funded through a trust or other funding vehicle and which is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

               "Foreign Subsidiaries" shall mean Anixter Holdings Inc., a Delaware corporation ("AHI"), Anixter International Inc., a Delaware corporation ("AII"), Anixter Puerto Rico, Inc., a Delaware corporation ("APR"), Anixter Venezuela Inc., a Delaware corporation ("Anixter Venezuela") and any of Borrower's Subsidiaries which are incorporated in any jurisdiction outside of the United States, and their respective successors and assigns.

               "Foreign Subsidiary Guaranties" shall mean guaranty agreements substantially in the form of Exhibit 8 executed by any Foreign Subsidiary to which the Borrower desires to provide Credit Support, in each case executed in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time

               "Foreign Subsidiary Pledges" shall mean pledge agreements substantially in the form of Exhibit 2, together with such modifications thereto as are necessary to adapt such agreements to the requirements of local law, executed by the Borrower or any Subsidiary with respect to the capital stock of a Supported Foreign Subsidiary provided such pledge agreement shall provide for the pledge of shares representing approximately 65% of the total combined voting power of all classes of stock of the applicable Foreign Subsidiary (to the maximum extent permitted under Section 956 of the IRC and Section 1.956-2(c)(2) thereof such that no deemed dividend shall be construed to have occurred) and 100% of all classes of non-voting stock of such Foreign Subsidiary.

               "Funding Date" shall mean, with respect to any Loan or Letter of Credit, the date of the funding of such Loan or issuance of such Letter of Credit.

               "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

               "Governmental Acts" shall have the meaning ascribed to that term in Section 3.09(a).

               "Governmental Authority" shall mean any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Hedging Contracts" shall mean interest rate, foreign currency or commodity exchange, swap, collar, cap, option, forward, futures or similar agreements entered into by Borrower or any of its Subsidiaries pursuant to which Borrower or such Subsidiary has hedged its interest rate, foreign currency or commodity exposure.

               "Hedging Obligations" with respect to any Person shall mean all obligations of such Person in respect of any Hedging Contracts valued as at the end of each calendar quarter in an amount equal to the highest termination payment, if any, that would be payable by such Person, upon termination of such Hedging Contract for any reason, on the date of determination.

               "Holders of Secured Obligations" shall mean the holders of the Obligations from time to time and shall refer to (i) each Lender in respect of its Loans, (ii) each of the Issuing Banks in respect of Reimbursement Obligations owed to it, (iii) the Agent, the Lenders and the Issuing Banks in respect of all other present and future obligations and liabilities of Borrower of every type and description arising under or in connection with this Agreement or any other Loan Document, (iv) each other Person entitled to indemnification pursuant to Section 12.04, in respect of the obligations and liabilities of Borrower to such Person thereunder, (v) each Lender, in respect of all Hedging Obligations of Borrower or any of its Subsidiaries to such Lender as exchange party or counterparty under any Hedging Contract that was an Eligible Hedging Contract when originally entered into, and (vi) their respective successors, transferees and assigns.

               "Indebtedness," as applied to any Person, shall mean any obligation for the payment of money which is a Contractual Obligation, and shall include, without limitation but without duplication, (i) all indebtedness, obligations or other liabilities of such Person for borrowed money or under any debt Securities, whether or not subordinated, (ii) all obligations with respect to redeemable stock and redemption or repurchase obligations under any equity securities or profit payment agreements, (iii) all reimbursement obligations (absolute or contingent) and other liabilities of such Person with respect to letters of credit issued for such Person's account or for which such party is a co-applicant, (iv) all obligations of such Person to pay the purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business as presently conducted, (v) all obligations in respect of Capital Leases of such Person, (vi) all Accommodation Obligations of such Person, (vii) all Hedging Obligations, and (viii) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by or are a personal liability of such Person.

               "Indemnified Matters" shall have the meaning ascribed to that term in Section 12.04.

               "Indemnitees" shall have the meaning ascribed to that term in
Section 12.04.

               "Initial Termination Date" shall have the meaning ascribed to that term in the definition of "Termination Date" below.

               "Intellectual Property Agreements" shall mean trademark security agreements dated as of May 20, 1992 executed by the Borrower and certain of its Subsidiaries in favor of the Agent on behalf of itself and the Holders of Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

               "Interest Payment Date" shall mean with respect to any Eurodollar Rate Loan, (i) the last day of each Interest Period applicable to such Loan and (ii) with respect to any Eurodollar Rate Loan having an Interest Period in excess of three (3) calendar months, the last day of each three (3) calendar month interval during such Interest Period.

               "Interest Period" shall have the meaning ascribed to such term in Section 2.07.

               "Interest Rate Determination Date" shall mean the date on which the Agent determines the LIBO Rate applicable to a Borrowing, continuation or conversion of Eurodollar Rate Loans. The Interest Rate Determination Date shall be the second (2nd) Business Day prior to the first day of the Interest Period applicable to such Borrowing, continuation or conversion.

               "Investment" shall have the meaning ascribed to that term in
Section 8.03.

               "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time hereafter, and any successor statute.

               "IRS" shall mean the Internal Revenue Service of the United States or any Governmental Authority succeeding to the functions thereof.

               "Issuing Banks" shall mean the Lenders listed on Schedule A hereto and identified as an Issuing Bank and any other Lender which, at the Borrower's request, agrees, in each such Lender's sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit and their respective successors and assigns, in each case in such Lender's separate capacity as an issuer of Standby Letters of Credit or Commercial Letters of Credit, or both, pursuant to Article III.

               "Itel" shall mean Itel Corporation, a Delaware corporation, and its successors and assigns.

               "Joint Ventures" shall mean Anixter Lincoln, a Nebraska general partnership, and Anixter Rotelcom, a New York general partnership.

               "Lender" shall have the meaning ascribed to such term in the preamble and shall include Chemical Bank, in its individual capacity, the Issuing Banks and each Person which at any time becomes a Lender pursuant to
Section 12.02(a).

               "Letter of Credit" shall mean any Commercial Letter of Credit or any Standby Letter of Credit issued by any Issuing Bank for the account of Borrower, or for the account of any Domestic Subsidiary or Foreign Subsidiary (in each case for which Borrower is a co-applicant), pursuant to Article III.

               "Letter of Credit Application" shall mean, with respect to any proposed Letter of Credit requested to be delivered pursuant to Section 3.03, an application substantially in the form of the applicable Issuing Bank's standard form application for letters of credit of the type to be issued.

               "Letter of Credit Obligations" shall mean, at any particular time, the sum of (i) outstanding Reimbursement Obligations and (ii) the aggregate undrawn face amount of outstanding Letters of Credit.

               "Letter of Credit Reimbursement Agreement" shall mean, with respect to a Letter of Credit, such reimbursement agreement as the applicable Issuing Bank may employ in the ordinary course of business for its own account.

               "Liabilities and Costs" shall mean all liabilities, claims, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, charges, costs and expenses (including, without limitation, attorneys', experts' and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

               "LIBO Rate" shall mean, with respect to any Interest Period applicable to a Borrowing of Eurodollar Rate Loans, an interest rate per annum equal to the rate of interest (rounded upwards, if necessary, to the next 1/16 of 1%) determined by the Agent to be the rate per annum at which deposits in Dollars are offered to the principal London office of Chemical Bank in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on the Interest Rate Determination Date for such Interest Period, in the approximate amount of Chemical Bank's portion of the relevant Eurodollar Rate Loan and having a maturity comparable to such Interest Period.

               "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), judgment, lien (statutory or other), Environmental Lien, Enforceable Judgment, security agreement or transfer intended as security, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing.

               "Loan" shall have the meaning ascribed to such term in Section 2.01(a).

               "Loan Account" shall have the meaning ascribed to such term in
Section 2.06(d).

               "Loan Documents" shall mean this Agreement, the Subordination Agreement, the Notes, the Collateral Documents, the Letters of Credit, the Letter of Credit Applications, the Letter of Credit Reimbursement Agreements and all other agreements delivered to the Agent, any Issuing Bank or any Lender by or on behalf of Borrower or any Subsidiary of Borrower in satisfaction or furtherance of the requirements of this Agreement or any other Loan Document.

               "Loan Usage" shall mean, at any given time, the sum of (i) the aggregate outstanding principal balance of the Loans and (ii) the aggregate outstanding Letter of Credit Obligations.

               "Margin Stock" shall have the meaning ascribed to such term in Regulation G and Regulation U.

               "Master Assignment Agreement" shall mean that certain Master Assignment Agreement of even date signed by the lenders under the Original Credit Agreement and the Lenders under this Agreement.

               "Material Adverse Effect" shall mean a material adverse effect
(a) upon the business, assets or other properties, liabilities or condition (financial or otherwise), results of operations or prospects of Borrower, individually, or Borrower and its Subsidiaries taken as a whole, (b) upon the ability of Borrower to pay the Obligations or on the Lenders' ability to enforce such Obligations, or (c) upon the benefits provided to the Agent or Holders of Secured Obligations under any of the Loan Documents.

               "Material Transaction" shall mean any sale, assignment, transfer, conveyance or other disposition of (i) assets of any member of the Consolidated Group or (ii) capital stock of any member of the Domestic Group which, when combined with all such other sales, assignments, transfers, conveyances or other dispositions in the immediately preceding twelve-month period represents the disposition of an amount which is greater than five percent (5.0%) of the Domestic Group's (x) assets, (y) revenues or (z) operating income.

               "Moody's" shall mean Moody's Investors Service, Inc.

               "Mortgages" shall mean any and all mortgages, deeds of trust, collateral assignments of beneficial interest, leasehold mortgages and leasehold deeds of trust dated as of the date of the Original Credit Agreement or as of the date hereof and covering the owned and leased real property of Borrower and its Domestic Subsidiaries identified on Schedule 1.01-B , executed by the Borrower or the applicable Subsidiary, as applicable, in favor of the Agent for the benefit of itself and Holders of Secured Obligations, as the same may be amended, supplemented or otherwise modified from time to time.

               "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either Borrower or any ERISA Affiliate.

               "Non Pro Rata Loan" shall have the meaning ascribed to that term in Section 12.07(b).

               "Notes" shall mean the Notes executed by the Borrower and delivered to each Lender pursuant to Section 2.02 or Section 12.02.

               "Notice of Borrowing" shall mean, with respect to a proposed Borrowing pursuant to Section 2.02(a) or a proposed issuance of a Letter of Credit pursuant to Section 3.04(a), a notice substantially in the form of
Exhibit 4.

               "Notice of Conversion/Continuation" shall mean, with respect to a proposed conversion or continuation of a Loan pursuant to Section 2.03(c), a notice substantially in the form of Exhibit 5.

               "Obligations" shall mean the principal of and all interest on all Loans and Reimbursement Obligations, all fees, expense reimbursements, taxes, compensation and indemnities payable by Borrower to the Agent, any Issuing Bank, or any Lender pursuant to this Agreement and all other present and future Indebtedness and other liabilities of Borrower owing to the Agent, any Issuing Bank, any Lender, or any Person entitled to indemnification pursuant to Section 12.04, or any of their respective successors, transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement, any Note, any other Loan Document, the Fee Letter, or any Eligible Hedging Contract, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however arising.

               "Officers' Certificate" shall mean, as to any corporation, a certificate executed on behalf of such corporation by (i) its chairman or vice chairman of the board (if an officer) or its president or any vice president and (ii) a Financial Officer of such corporation.

               "Operating Lease" shall mean, as applied to any Person, any lease of any Property by that Person as lessee which is not a Capital Lease.

               "Original Credit Agreement" shall have the meaning ascribed to that term in the preamble to this Agreement.

               "Original Issuing Bank" shall have the meaning ascribed to that term in the preamble to this Agreement.

               "Original Lender" shall mean any financial institution a party to the Original Credit Agreement immediately prior to the execution and effectiveness of this Agreement.

               "Other Indebtedness" shall mean all Indebtedness of Borrower other than the Obligations.

               "Other Taxes" shall have the meaning ascribed to that term in
Section 2.09(b).

               "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

               "Permits" shall mean any permit, approval, consent, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

               "Permitted Existing Liens" shall mean the Liens on any property of Borrower or any Domestic Subsidiary of Borrower, in each case reflected on
Schedule 1.01-C .

               "Permitted Subordinated Indebtedness" shall mean Indebtedness evidenced by, or in respect of principal of and interest on, the Revolving Subordinated Notes issued and/or outstanding in compliance with the terms of this Agreement.

               "Person" shall mean any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other non-governmental entity, or any Governmental Authority.

               "Plan" shall mean an employee benefit plan defined in Section 3(3) of ERISA in respect of which either the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

               "Pledge Agreements" shall mean (i) the Restated Pledge Agreement executed by the Borrower dated as of the date hereof in connection with the pledge of the stock of each of Anixter-Real Estate, Inc. and WireXpress, Inc.;
(ii) the Pledge Agreements executed as of the date hereof in connection with the pledge of the stock of AHI, AII, APR, Anixter Venezuela, Anixter De Mexico S.A. de C.V., Anixter Australia Pty., Ltd., Anixter Singapore Pte., Anixter Europe Holdings, B.V., Anixter International N.V./S.A., Anixter Belgium N.V., and Anixter Sweden A.B.; (iii) pledge agreements executed by Borrower or any of its Subsidiaries in connection with the pledge of the stock of each additional Domestic Subsidiary created after the date of this Agreement; (iv) Foreign Subsidiary Pledges executed by Borrower or any of its Subsidiaries in connection with the pledge of the stock of each Supported Foreign Subsidiary, in each case executed in favor of the Agent for the benefit of itself and the Holders of Secured Obligations as the same may be amended, restated, supplemented or otherwise modified from time to time.

               "Potential Event of Default" shall mean an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

               "Prime Rate" shall have the meaning ascribed to that term in the definition of Alternate Base Rate above.

               "Property" shall mean with respect to any Person, any real or personal property, plant, building, facility, structure, equipment or unit, or other asset (tangible or intangible) owned, leased or operated by such Person.

               "Pro Rata Share" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's Commitment and the denominator of which shall be the then aggregate amount of all Commitments, as adjusted from time to time pursuant to the terms of this Agreement.

               "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. Section Section 6901 et seq., and any successor statute, and regulations promulgated thereunder.

               "Regulation D," "Regulation G," "Regulation T," "Regulation U" and "Regulation X" shall mean Regulation D, Regulation G, Regulation T, Regulation U and Regulation X, respectively, of the Federal Reserve Board as in effect from time to time.

               "Reimbursement Obligations" shall mean the reimbursement or repayment obligations of Borrower or any Subsidiary of Borrower to the Issuing Banks pursuant to any Letter of Credit and related Letter of Credit Applications or Letter of Credit Reimbursement Agreements issued or delivered pursuant to Article III hereof.

               "Related Obligations" shall have the meaning ascribed to that term in Section 11.08(d).

               "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration from any Property into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

               "Release Event" shall have the meaning ascribed to that term in
Section 1.05.

               "Remedial Action" shall mean any action required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent a Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care.

               "Replacement Lender" shall have the meaning ascribed to that term in Section 2.13.

               "Reportable Event" shall mean the events described in Section 4043 of ERISA.

               "Required Extension Lenders" shall have the meaning ascribed to that term in Section 2.02(e).

               "Requirements of Law" shall mean, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities

Exchange Act, Regulation G, Regulation T, Regulation U and Regulation X, and any certificate of occupancy, zoning ordinance, building, environmental or land use, law, rule, regulation, ordinance or Permit or occupational safety or health law, rule or regulation.

               "Requisite Lenders" means, except as otherwise provided in
Section 12.07(b)(v), Lenders whose Pro Rata Shares, in the aggregate, are equal to or greater than fifty-one percent (51%); provided, however, that, in the event that the Commitments have been terminated pursuant to the terms of this Agreement, "Requisite Lenders" means Lenders (without regard to such Lenders' performance of their respective obligations hereunder) whose aggregate ratable shares (stated as a percentage) of the aggregate outstanding principal balance of all Loans are equal to or greater than fifty-one percent (51%); provided, further, that in the event that the Commitments have been terminated pursuant to the terms of this Agreement, at any time when Letters of Credit are outstanding and all Loans have been repaid, "Requisite Lenders" means, except as otherwise provided in Section 12.07(b)(v), Lenders whose participations in the outstanding Letters of Credit, in the aggregate, are equal to or greater than fifty-one percent (51%).

               "Restricted Junior Payment" shall mean (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of Borrower or any of its Subsidiaries, except a distribution of stock as part of a stock split and except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, provided that the issuance of such stock or junior class of stock is not an incurrence of Indebtedness, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (iii) any payment or prepayment of principal of, premium, if any, or interest on, and any redemption, purchase, retirement or defeasance of, or sinking fund or similar payment with respect to, any Permitted Subordinated Indebtedness (whether in cash, by the issuance of Securities or otherwise), (iv) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of Borrower or any of its Subsidiaries now or hereafter outstanding, (v) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any Permitted Subordinated Indebtedness or any shares of the capital stock of Borrower or any of its Subsidiaries or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission, (vi) any payment of tax- sharing payments, allocated corporate overhead (other than expenses paid to third parties by Itel on behalf of the Borrower), guaranty fees or management fees to Itel or any of its Affiliates and (vii) any payment in the nature of a loan from Borrower or any of its Subsidiaries to Itel or any of Itel's Subsidiaries (other than intercompany loans between Borrower or any of Borrower's Subsidiaries with each other as expressly permitted pursuant to this Agreement).

               "Revolving Credit Availability" shall mean, as at any particular date of determination the amount by which Commitments exceed Loan Usage. For purposes of calculating Revolving Credit Availability as at any date, all Loans requested but not yet advanced and the aggregate face amount of all Letters of Credit requested but not yet issued will be treated as advanced and issued in calculating Loan Usage.

               "Revolving Credit Facility" shall mean the revolving credit facility established for Loans pursuant to Section 2.01.

               "Revolving Subordinated Debt" shall mean all Indebtedness of the Borrower outstanding under and in connection with the Revolving Subordinated Notes.

               "Revolving Subordinated Notes" shall mean those certain demand promissory notes from Borrower to Itel in the form attached hereto as Exhibit 10.

               "Samuel Zell Group" shall mean Samuel Zell or any of his affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange
Act) or associates (as such term is defined in Rule 12b-2 of the Securities Exchange Act).

               "Securities" shall mean any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

               "Securities Act" shall mean the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

               "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

               "Security Agreement" shall mean that certain Security Agreement executed by the Borrower in favor of the Agent for the benefit of itself and the Holders of Secured Obligations dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

               "Senior Debt Ratings" shall have the meaning ascribed to that term in Section 2.03(e).

               "Solvent" shall mean, when used with respect to any Person, that at the time of determination:

               (i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

               (ii) it is then able and expects to be able to pay its debts as they mature; and

               (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can reasonably be expected to become an actual or matured liability.

               "S&P" shall mean Standard & Poor's Corporation.

               "Standby Letter of Credit" shall mean any Letter of Credit which is not a Commercial Letter of Credit.

               "Statutory Reserves" shall have the meaning ascribed to that term in Section 2.14.

               "Subordination Agreement" shall mean the Subordination Agreement dated as of May 20, 1992 and reaffirmed as of the date hereof between Itel and the Agent on behalf of itself and the Holders of Secured Obligations in respect of the Revolving Subordinated Notes issued to or to be issued to Itel and the other obligations of the Borrower to Itel, as such agreement was originally executed and as it may be amended, restated, modified or supplemented from time to time with the prior written consent of the Agent and the Requisite Lenders.

               "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the Board of Directors (if a corporation) or to select the trustee or equivalent controlling interest is directly or indirectly owned or controlled by such Person or one or more of the other Subsidiaries of such Person or any combination thereof; provided, however, the term Subsidiary shall not include the Joint Ventures.

               "Subsidiary Guaranties" shall mean (i) each Guaranty dated as of or reaffirmed as of the date hereof executed by each of the Domestic Subsidiaries and initial Supported Foreign Subsidiaries and (ii) guaranty agreements executed by the additional Supported Foreign Subsidiaries, in each case executed in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations, as the same may be amended, restated, supplemented or otherwise modified from time to time.

               "Subsidiary Security Agreements" shall mean (i) the Security Agreement dated as of May 20, 1992 executed by WireXpress, Inc., (ii) the Security Agreement dated as of May 20, 1992 executed by Anixter-Real Estate, Inc., (iii) the security agreements executed as of the date hereof by each of the Domestic Subsidiaries other than WireXpress, Inc. and Anixter-Real Estate, Inc., in each case executed in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations as the same may be amended, restated, supplemented or otherwise modified from time to time.

               "Supported Foreign Subsidiaries" shall mean Borrower's Foreign Subsidiaries which, on or after the Effective Date (including any Accommodation Obligations made prior to the Effective Date which remain in effect on or after the Effective Date and any letters of credit issued for the account of the Borrower prior to the Effective Date but which remain outstanding after the Effective Date), have been provided, directly or indirectly by the Borrower with Credit Support of any type or nature.

               "Taxes" shall have the meaning ascribed to such term in Section 2.09(a).

               "Tax Allocation Agreement" shall mean that certain Tax Allocation Agreement between Itel and Borrower dated as of January 1, 1987 as initially supplemented by that certain Tax Allocation Agreement Supplement dated as of May 6, 1987, which Supplement has been superseded by that certain Tax Allocation Agreement Supplement dated as of May 20, 1992, as the same may be amended, restated, supplemented or otherwise modified from time to time (i) in any respect which does not (a) result in the Borrower being required to make any greater payments thereunder either in absolute amounts or percentage terms or (b) does not reduce either in absolute amounts or percentage terms the benefits to the Borrower, without consent of all of the Lenders or (ii) otherwise with the consent of the Requisite Lenders.

               "Termination Date" shall mean the earlier of (a) March 11, 1997 (the "Initial Termination Date") or such later date as is established as the Termination Date by the Lenders in accordance with Section 2.02(e) and (b) the date of termination of the Commitments pursuant to Section 2.02(d) or Section 10.02(a).

               "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan or a Foreign Pension Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) a foreign governmental authority shall appoint or institute proceedings to appoint a trustee to administer any Foreign Pension Plan; or (vii) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.

               "Terms" shall have the meaning ascribed to that term in Section 2.02(e).

               "Three-Month Secondary CD Rate" shall have the meaning ascribed to that term in the definition of Alternate Base Rate above.

               "Total Indebtedness" shall have the meaning ascribed to that term in Section 9.01.

               "Transaction Costs" shall mean the fees, costs and expenses payable by Borrower or any of its Subsidiaries pursuant hereto or in connection herewith or in respect hereof or of the other Loan Documents.

               "Transaction Documents" shall mean the Loan Documents, the Contribution Agreement, the Tax Allocation Agreement and the Revolving Subordinated Notes.

               1.02. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

               1.03. Accounting Terms; Accounting for Non-Group Members. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with Agreement Accounting Principles. For purposes of this Agreement, when reference is made to the Domestic Group, all other Subsidiaries and Investments shall be accounted for on the equity investment method or cost method of accounting, as applicable.

               1.04. Other Definitional Provisions. References to "Articles," "Sections," "subsections," "Schedules," "Exhibits" and "the preamble" shall be to Articles, Sections, subsections, Schedules, Exhibits and the preamble, respectively, of this Agreement unless otherwise specifically provided.

               1.05.  Collateral Release; References to Collateral.   Provided
no Event of Default or Potential Event of Default shall have occurred and be continuing, upon receipt by the Borrower of Senior Debt Ratings which are investment grade or better, one of which must be a rating of BBB- or better from S&P or Baa3 or better from Moody's (a "Release Event"), all liens, security interests and pledges of the Collateral to the Agent for the benefit
of itself and the other Holders of Secured Obligations shall be released.   The
Agent is hereby authorized by the Issuing Banks and the Lenders to execute any and all documentation, including termination statements, mortgage releases and other documents as may be reasonably requested by Borrower in connection with the aforementioned release of the Collateral. All references in this Agreement to the Collateral (or any component thereof) shall be applicable only prior to the occurrence of the Release Event. Upon the occurrence of the Release Event, the references to the Collateral contained herein shall be deemed to be eliminated and shall have no further force and effect.

               1.06. Amendment and Restatement of Original Credit Agreement. The Borrower, the Lenders, the Agent and the Original Issuing Bank agree that, upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the Agent and all of the Lenders) of the conditions precedent set forth in Section 4.01, the terms and provisions of the Original Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. This Agreement is not intended to and shall not constitute a novation. All Loans made under the Original Credit Agreement which are outstanding on the Effective Date shall continue as Loans under (and shall be governed by the terms of) this Agreement. All Letters of Credit issued for the account of the Borrower under the Original Credit Agreement which remain outstanding on the Effective Date shall continue as Letters of Credit under (and shall be governed by the terms of) this Agreement. All Eligible Hedging Contracts entered into during the term of the Original Credit Agreement which are outstanding on the Effective Date shall continue as Eligible Hedging Contracts under this Agreement. Pursuant to the terms of the Master Assignment Agreement, as of the Effective Date, each Lender shall have a Pro Rata Share and a Commitment in the percentage and amount, respectively, set forth opposite its name on Schedule A hereof, and the "Pro Rata Shares" and "Commitments" of the Original Lenders shall automatically terminate; provided, however it is expressly understood and agreed that the Borrower shall compensate each Original Lender pursuant to the terms of Section 2.08(d) of the Original Agreement for all losses, expenses and liabilities which any Original Lender may sustain as a result of the reallocation of the Pro Rata Shares pursuant to the Master Assignment Agreement.


                                   ARTICLE II
                 AMOUNTS AND TERMS OF REVOLVING CREDIT FACILITY

               2.01.  The Revolving Credit Facility.

               (a) Availability. Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make revolving loans, in Dollars (each individually, a "Loan" and, collectively, the "Loans") to Borrower from time to time during the period from the Effective Date to the Business Day immediately preceding the Termination Date, in an amount which shall not exceed such Lender's Pro Rata Share of the Revolving Credit Availability at such time.

               (b) Several Commitments. All Loans comprising the same Borrowing under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder and that the Commitment of any Lender shall not be increased or decreased without the prior written consent of such Lender as a result of the failure by any other Lender to perform its obligation to make a Loan. The failure of any Lender to make available to the Agent any Borrowing of the Commitments shall not relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of any Borrowing of the Commitments on the date such funds are to be made available pursuant to the terms of this Agreement.

               (c) Repayments and Prepayments. Loans may be voluntarily repaid at any time, shall be mandatorily prepaid pursuant to Section 2.05 and, subject to the provisions of this Agreement, any amounts voluntarily repaid may be reborrowed, up to the amount available under Section 2.01 at the time of such Borrowing, until the Business Day immediately preceding the Termination Date. Each Lender's Commitment shall expire, and each Loan then outstanding shall mature and be repaid by Borrower, without further action on the part of the Lenders, on the Termination Date.

               (d) Minimum Amounts. Loans made on any Funding Date shall be in the aggregate minimum amount of $500,000, in the case of Loans constituting Base Rate Loans, and $1,000,000, in the case of Loans constituting Eurodollar Rate Loans.

               2.02.  Loan Facility Mechanics.

               (a) Notice of Borrowing. Whenever Borrower desires to borrow under Section 2.01(a), Borrower shall deliver to the Agent a Notice of Borrowing no later than 12:00 noon (New York City time) (i) at least one (1) Business Day in advance of the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, and (ii) at least three (3) Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurodollar Rate Loans. The Notice of Borrowing shall specify (A) the Funding Date (which shall be a Business Day) in respect of the Loan, (B) the amount of the proposed Borrowing, (C) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, and (D) in the case of Eurodollar Rate Loans, the requested Interest Period. In lieu of delivering the above-described Notice of Borrowing, and only with the consent of the Agent in its sole discretion at such time, Borrower may give the Agent telephonic notice of any proposed Borrowing by the time required under this
Section 2.02(a); provided that, in the event the Agent so consents, such notice shall be confirmed in writing by delivery to the Agent promptly (but in no event later than 2:00 p.m. on the Funding Date of the requested Loan) of a Notice of Borrowing. Any Notice of Borrowing (or telephonic notice in lieu thereof) pursuant to this Section 2.02(a) shall be irrevocable.

               (b) Making of Loans. Promptly after receipt of a Notice of Borrowing under Section 2.02(a) (or telephonic notice in lieu thereof if the Agent consents to such telephonic notice), the Agent shall notify each Lender by telex or telecopy or other similar form of teletransmission, of the proposed Borrowing. Each Lender shall make the amount of its Loan available to the Agent in Dollars and in immediately available funds, not later than 12:00 noon (New York City time) on the Funding Date. After the Agent's receipt of the proceeds of such Loans, the Agent shall (unless it has not received the Notice of Borrowing in satisfaction of the requirements of Section 4.02(a) or has been informed that any of the other conditions precedent have not been satisfied) make the proceeds of such Loans available to Borrower on such Funding Date and shall disburse such funds in Dollars and in immediately available funds to an account of Borrower, designated in writing by Borrower in the Notice of Borrowing.

               (c) Failure to Fund by Lender. Unless the Agent shall have been notified by any Lender prior to any Funding Date in respect of any Borrowing of Loans that such Lender does not intend to make available to the Agent such Lender's Loan on such Funding Date, the Agent may assume that such Lender has made such amount available to the Agent on such Funding Date and the Agent in its sole discretion may, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to 12:00 noon (New York City time) on a Funding Date, such Lender agrees to pay and Borrower agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is paid or repaid to the Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate (as such term is defined in the definition of Alternate Base
Rate) for the first three (3) Business Days and thereafter at the Alternate Base Rate, and (ii) in the case of Borrower, the interest rate which would be applicable at the time to a Borrowing of Base Rate Loans. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender's Loan, and if both such Lender and Borrower shall have paid and repaid, respectively, such corresponding amount, the Agent shall promptly pay over to Borrower such corresponding amount in same day funds, but Borrower shall remain obligated for all interest thereon. Nothing in this
Section 2.02(c) shall be deemed to relieve any Lender of its obligation hereunder to make its Loan on any Funding Date.

               (d) Voluntary Reduction of Commitments. Borrower shall have the right, at any time and from time to time, (i) to terminate the Commitments in whole, without premium or penalty, if no Loans or Letters of Credit are then outstanding, and no Loans or Letters of Credit have been requested but not yet advanced or issued, as the case may be, or (ii) subject to the last sentence of this Section 2.02(d), permanently to reduce in part, without premium or penalty, the Commitments up to the amount by which the Commitments exceed the sum of (A) the Loan Usage, (B) the aggregate principal amount of all Loans requested hereunder but not yet advanced and (C) the aggregate face amount of all Letters of Credit requested hereunder but not yet issued. Borrower shall give not fewer than five (5) Business Days' prior written notice to the Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Promptly after receipt of a notice of such termination or reduction, the Agent shall notify each Lender of the proposed termination or reduction. Such termination or partial reduction of the Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Commitment of each Lender proportionately in accordance with its Pro Rata Share. Any such partial reduction of the Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $5,000,000 in excess of that amount. Any notice of reduction or termination pursuant to this Section 2.02(d) shall be irrevocable.

               (e) Extension of Termination Date. This Agreement shall be effective until the Initial Termination Date unless the Initial Termination Date is extended pursuant hereto for successive periods ("Terms") of one year. During the period which is not greater than ninety (90) but not less than sixty
(60) days prior to the first anniversary of the date hereof (and during like periods each year thereafter), the Borrower may request in writing (an "Extension Request") an extension of the initial Term for successive Terms of one year; provided, such renewal Terms shall not be available for more than two
(2) years in the aggregate. The then applicable Termination Date shall be extended for a one-year Term if, after receipt of such Extension Request, the Lenders whose Pro Rata Shares, in the aggregate, are equal to or greater than seventy-five percent (75%) (the "Required Extension Lenders") approve such Extension Request on or before the anniversary of the date hereof immediately following such Extension Request; provided, however, that the failure of any Lender to respond to an Extension Request shall be deemed to constitute such Lender's denial of such Extension Request. If in any year an Extension Request is not made or is made but not approved by the Required Extension Lenders, no further Extension Requests may be made and the Revolving Credit Facility shall expire on the Termination Date which was applicable thereto without regard to such Extension Request. Notwithstanding anything herein to the contrary, no Lender which has denied its consent to an Extension Request ("Dissenting Lender") shall be bound by the approval of the Extension Request granted by the Required Extension Lenders, and the Commitment of each Dissenting Lender, and each Dissenting Lender's participation in the Letters of Credit shall expire at the end of the Term which was applicable thereto at the time of such Lender's receipt of the Extension Request (the "Dissenting Lender's Term"). The Borrower shall have the right, at any time, to replace a Dissenting Lender with another financial institution reasonably acceptable to the Agent and the Issuing Banks. In the event that a Dissenting Lender is not so replaced prior to the expiration of the Dissenting Lender's Term, at the end of such Term, the amount of the Commitments shall be reduced by the aggregate amount of the expiring Commitments of Dissenting Lenders not so replaced, each remaining Lender's Pro Rata Share shall be adjusted accordingly (including its pro rata participation in the Letters of Credit) and the Borrower shall pay to the Dissenting Lender all amounts due and owing to the Dissenting Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest and fees thereon through the date of repayment and amounts payable under Sections 2.09 and 2.10, all of which amounts shall be immediately due and payable at such time. Upon the replacement of a Dissenting Lender or payment of a Dissenting Lender's Obligations at the end of such Dissenting Lender's Term in accordance with the terms hereof, such Dissenting Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.10, 3.09,
12.03 and 12.04. Notwithstanding the termination of this Agreement on the Termination Date, until all of the Obligations shall have been fully and indefeasibly paid and satisfied, all financing arrangements among Borrower and the Lenders shall have been terminated and all of the Letters of Credit shall have expired, been cancelled or terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive and the Agent shall be entitled to retain its security interest in and to all existing and future Collateral for the benefit of itself and the Holders of Secured Obligations.

               (f) Notes. The Borrower shall execute and deliver to each Lender (or to the Agent on behalf of each Lender) on or before the Effective Date a substitute promissory note substantially in the form of Exhibit 9 to evidence the aggregate amount of that Lender's Loans and with other appropriate insertions. The Note delivered to each Lender shall be dated the date hereof and shall be stated to mature on the Termination Date. Each Lender is hereby authorized to, and prior to any transfer of the Note issued to it each Lender shall, endorse the date and amount of each Loan made by such Lender and each payment or prepayment of principal of the Loans evidenced thereby on the schedule annexed to and constituting a part of such Note, which endorsement shall constitute prima facie evidence, absent manifest error, of the accuracy of the information so endorsed, provided that failure by any such Lender to make such endorsement shall not affect the obligations of the Borrower hereunder or under such Note. In lieu of endorsing such schedule as hereinabove provided, prior to any transfer of such Note, each Lender is hereby authorized, at its option, to record such Loans and such payments or prepayments in its books and records, such books and records constituting prima facie evidence, absent manifest error, of the accuracy of the information contained therein; provided, however, that if the Loan Account differs from the information endorsed by a Lender on such Lender's Note, the Loan Account, absent manifest error, shall govern.

               2.03.  Interest on the Loans.

               (a) Rate of Interest. All Loans shall bear interest on the unpaid principal amount thereof from the date made until paid in full at a fluctuating rate determined from time to time by reference to the Alternate Base Rate or the LIBO Rate. The applicable basis for determining the rate of interest shall be selected by Borrower at the time a Notice of Borrowing is given by the Borrower pursuant to Section 2.02(a) or at the time a Notice of Conversion/Continuation is delivered by Borrower pursuant to Section 2.03(c); provided, however, that Borrower may not select the LIBO Rate as the applicable basis for determining the rate of interest on a Loan (1) if at the time of such selection a Potential Event of Default or Event of Default exists or (2) if such a selection would be otherwise prohibited by the terms of this Agreement. If on any day a Loan is outstanding with respect to which notice has not been delivered to the Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for each such day such Loan shall be a Base Rate Loan. Loans shall bear interest, subject to Section 2.03(d), at the following rates:

               (i) if a Base Rate Loan, then at a rate per annum equal to the sum of (A) the Applicable Base Rate Margin and (B) the Alternate Base Rate as in effect from time to time as interest accrues; and

               (ii) if a Eurodollar Rate Loan, then at a rate per annum equal to the sum of (A) the Applicable Eurodollar Rate Margin and (B) the LIBO Rate determined for the applicable Interest Period.

               (b) Interest Payments. Subject to Section 2.03(d), (i) interest accrued on each Base Rate Loan shall be payable in arrears (A) on the last calendar day of each calendar quarter occurring after the Effective Date,
(B) upon the prepayment in full of the Loans and the termination of all Commitments under this Agreement and (C) on the Termination Date, and (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on each Interest Payment Date applicable to such Eurodollar Rate Loan, (B) upon the prepayment thereof and (C) on the Termination Date.

               (c) Conversion or Continuation. (i) Subject to the provisions of Sections 2.07 and 2.08, Borrower shall have the option (A) to convert at any time all or any part of outstanding Loans which comprise part of the same Borrowing and which, in the aggregate, equal or exceed $1,000,000 from Base Rate Loans to Eurodollar Rate Loans; or (B) to convert all or any part of outstanding Loans which comprise part of the same Borrowing and which, in the aggregate, equal or exceed $500,000 from Eurodollar Rate Loans to Base Rate Loans on the expiration date of any Interest Period applicable thereto; or (C) upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Rate Loans, to continue all or any portion of such Loans equal to or in excess of $1,000,000 as Eurodollar Rate Loans of the same type, and the succeeding Interest Period of such continued Loans shall commence on the expiration date of the Interest Period applicable thereto; provided that no outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan if any Potential Event of Default or Event of Default exists or if such a continuation or conversion would otherwise be prohibited by the terms of this Agreement.

               (ii) In the event Borrower shall elect to convert or continue a Loan under this Section 2.03(c), Borrower shall deliver a Notice of Conversion/Continuation to the Agent no later than 12:00 noon (New York City time) (A) at least one (1) Business Day in advance of the proposed conversion date in the case of a conversion to a Base Rate Loan and (B) at least three (3) Business Days in advance of the proposed conversion or continuation date in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan. A Notice of Conversion/ Continuation shall specify (1) the proposed conversion or continuation date (which shall be a Business Day), (2) the amount of the Loan to be converted or continued, (3) the nature of the proposed conversion or continuation, and (4) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give the Agent telephonic notice of any proposed conversion or continuation by the time required under this Section 2.03(c); provided that such notice shall be confirmed in writing by delivery to the Agent promptly (but in no event later than 12:00 noon (New York City time) on the proposed conversion or continuation date) of a Notice of Conversion/Continuation. Promptly after receipt of a Notice of Conversion/ Continuation under this Section 2.03(c) (or telephonic notice in lieu thereof), the Agent shall notify each Lender by telex, telecopy, telephone or other similar form of transmission, of the proposed conversion or continuation.

               (iii) Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable and the Borrower shall be bound to convert or continue in accordance therewith.

               (d) Default Interest. Notwithstanding the rates of interest specified in Section 2.03(a) and the payment dates specified in Section 2.03(b), (i) from and after the occurrence of a payment default constituting an Event of Default under Section 10.01(a), until the past-due amount is paid, such amount not paid when due shall bear interest payable upon demand at a rate per annum equal to the sum of (A) two and one-eighths percent (2.125%) and (B) the Alternate Base Rate in effect from time to time (the "Default Rate"), and
(ii) (x) from and after the occurrence of any Event of Default described in Sections 10.01(f) or 10.01(g) with respect to the Borrower, any Domestic Subsidiary or any one or more Supported Foreign Subsidiaries the aggregate Credit Support of which equals or exceeds $25,000,000 and (y) from and after the occurrence of any other Event of Default set forth in a notice from the Agent or Requisite Lenders to the Borrower, and for so long thereafter as such Event of Default is continuing, the principal balance of all Loans and other Agreement Obligations then outstanding (including, without limitation, all amounts due and payable pursuant to Section 10.02(a)) and, to the extent permitted by applicable law, any interest payments on the Loans not paid when due, shall bear interest payable upon demand at the Default Rate.

               (e) Determination of Applicable Margins and Applicable Fees; Computation of Interest.

       (i) Definitions. As used in this Section 2.03(e) and in this Agreement, the following terms shall have the following meanings:

               "Applicable Fees" and "Applicable Margins" shall mean the Applicable Commitment Fee and/or the Applicable Letter of Credit Fee, with respect to "Applicable Fees", and Applicable Base Rate Margin and/or Applicable Eurodollar Rate Margin, with respect to "Applicable Margins", as the case may be. The Applicable Fees and Applicable Margins shall be determined, in accordance with the provisions of
       Section 2.03(e), by reference to the following:

       Borrower
       Interest                Senior                Applicable      Applicable      Applicable      Applicable
       Coverage                Debt                  Commitment      Letter of       Eurodollar      Base Rate
       Ratio                   Ratings               Fee             Credit Fee      Margin          Margin
       --------                -------               ----------      ----------      ----------      ----------
       Less than
       or equal to             Not
       4.0 to 1.0              Applicable            0.375%         1.125%           1.125%         0.125%

       Greater than
       4.0 to 1.0
       and less than
       or equal to             Not
       5.0 to 1.0              Applicable            0.250%         0.875%           0.875%         0.000%

       Greater than
       5.0 to 1.0
       and less than
       or equal to
       6.5 to 1.0   OR         BBB-                  0.225%         0.750%           0.750%         0.000%

       Greater than
       6.5 to 1.0   OR         BBB                   0.1875%        0.625%           0.625%         0.000%

       Not Applicable          BBB+                  0.1875%        0.500%           0.500%         0.000%

                       "Borrower Interest Coverage Ratio" shall have the meaning ascribed to such term in Section 9.01.

                       "Senior Debt Ratings" shall mean the publicly announced ratings by Moody's, S&P or other nationally recognized rating services acceptable to the Agent on the Borrower's senior unsecured Indebtedness; provided, the Borrower shall have at least two such ratings and at least one of which shall be from S&P or Moody's.

               (ii)  Determination of Applicable Margins and Applicable Fees.

               (A) The Applicable Margin in respect of any Loan and the Applicable Fees payable under Section 2.04 shall be determined by reference to the tables set forth in clause (i) above, as applicable, on the basis of the Borrower Interest Coverage Ratio (calculated initially with respect to the first two quarters after the Effective Date, then the first three quarters after the Effective Date, and thereafter on a rolling four quarter basis) determined by reference to the most recent financial statements delivered pursuant to Section 6.01(b) or 6.01(c) or by reference to the Borrower's Senior Debt Ratings, if any, from time to time, whichever reference results in the lower Applicable Margin and Applicable Fees.

               (B) Upon receipt of the financial statements delivered pursuant to Section 6.01(b) or Section 6.01(c), as applicable, the Applicable Margins for all outstanding Loans and the

Applicable Fees shall be adjusted, such adjustment being effective on the first Business Day after receipt of such financial statements and the Compliance Certificate to be delivered in connection therewith; provided, however, if the Borrower shall not have timely delivered its financial statements in accordance with Section 6.01(b) or Section 6.01(c), as applicable, beginning with the date upon which such financial statements should have been delivered and continuing until such financial statements are delivered, it shall be assumed for purposes of determining the Applicable Margins and the Applicable Fees that the Borrower Interest Coverage Ratio was less than 4.0 to 1.0. Notwithstanding the foregoing, if reference is made to the Senior Debt Ratings for determination of the Applicable Margin or the Applicable Fees, the Applicable Margins for all outstanding Loans and the Applicable Fees shall be adjusted automatically without reference to the delivery of the Borrower's financial statements, such adjustment being effective on the first Business Day after any change in Borrower's Senior Debt Ratings.


               (C) Notwithstanding anything herein to the contrary, from the Closing Date through the date of receipt of the financial statements for the period ended September 30, 1994 pursuant to Section 6.01(b) or 6.01(c), the Applicable Margins and Applicable Fees shall be determined based upon an assumption that the Borrower Interest Coverage Ratio is greater than 4.0 to 1.0 but less than or equal to 5.0 to 1.0.


               (iii) Computation of Interest. Interest on all Agreement Obligations (other than those on which the interest rate is determined by reference to the Prime Rate) shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. Interest on all Agreement Obligations with respect to which the interest rate is determined by reference to the Prime Rate shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365/366 days. In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one (1) day's interest shall be paid on that Loan.

               (f) Changes; Legal Restrictions. In the event that after the date hereof (i) the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority, or (ii) compliance by any Lender with any request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over banks or financial institutions generally, does impose, modify, or hold applicable, in the determination of a Lender, any reserve, special deposit, compulsory loan, FDIC insurance, capital allocation or similar requirement against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, Commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office of such Lender (except with respect to Base Rate Loans, so long as the Base Rate in effect at the time is determined under clause (a) in the definition of "Alternate Base Rate"), and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining the Loans or its Commitment or issuing or participating in any Letter of Credit or to reduce any amount receivable hereunder or thereunder; then, in any such case, Borrower shall upon written notice from and demand by that Lender pay to such Lender, within fifteen (15) Business Days of the date specified in such notice and demand, such amount or amounts (based upon a reasonable allocation thereof by such Lender to the financing transactions contemplated by this Agreement and affected by this Section 2.03(f)) as may be necessary to compensate that Lender on an after-tax basis for any such additional cost incurred or reduced amount received. Such Lender shall deliver to the Borrower a written statement of the costs or reductions claimed and the basis therefor, and the allocation made by such Lender of such costs and reductions, which statement shall, in the absence of manifest error, be conclusive. If a Lender subsequently recovers from another Person any amount previously paid by Borrower pursuant to this Section 2.03(f), such Lender shall, within thirty (30) days after receipt of such refund and to the extent permitted by applicable law, pay to the Borrower, without interest, the amount of any such recovery.

               2.04.  Fees.

               (a) Commitment Fee. The Borrower shall pay to the Agent, for the account of the Lenders in accordance with their respective Pro Rata Shares except as set forth in Section 12.07(b)(vi), a fee (the "Commitment Fee"), accruing at the rate of the then Applicable Commitment Fee on the average daily amount by which the Commitments exceed Loan Usage for the period commencing on the date hereof and ending on the Termination Date, such Commitment Fee being payable quarterly, in arrears, on the last calendar day of each calendar quarter occurring after the date hereof and on the Termination Date.

               (b) Letter of Credit Fees. Borrower shall pay to the Agent, for the ratable account of the Lenders a fee for each Letter of Credit issued on behalf of Borrower, in accordance with the provisions of Section 3.08(a).

               (c) Payment of Fees; No Other Compensation. The fees described in this Section 2.04 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of Borrower to pay interest, other fees and expenses otherwise described in this Agreement. Fees and expenses shall be payable when due in immediately available funds. All fees and expenses shall be nonrefundable when paid. All fees and expenses specified or referred to in this Agreement or in the letter agreement dated January 14, 1994 among Chemical, Chemical Securities, Inc. and the Borrower (the "Fee Letter") due to the Agent, the Issuing Banks or any Lender, including, without limitation, amounts referred to in this Section 2.04 and in
Section 12.03, shall constitute Obligations and shall be secured by all the Collateral. All fees described in this Section 2.04 which are expressed as a per annum charge shall be calculated on the basis of the actual number of days elapsed in a 365/366-day year. Except for upfront fees payable to the Lenders on the Effective Date as agreed to by the Borrower and fronting fees of the Issuing Banks with respect to Letters of Credit payable pursuant to Section 3.08(b), no Lender or Issuing Bank shall be entitled to receive any additional compensation for its execution or performance under this Agreement or the other Loan Documents.

               2.05. Prepayments. Borrower shall not at any time cause or permit Loan Usage to exceed the Commitments. If at any time Loan Usage exceeds the Commitments, at such time, Borrower shall, without demand or notice, promptly pay to the Agent such amount as may be necessary to eliminate such excess, which prepayment shall be applied as set forth in Section 2.06(b). Any payment required by this Section 2.05 shall be payable without penalty or premium, except as may be required by Section 2.08(d) with respect to any Eurodollar Rate Loan prepaid as a result thereof. After the Loans have been paid in full, further prepayments made pursuant to this Section 2.05 shall be held as cash collateral for the Letter of Credit Obligations.

               2.06.  Payments.

               (a) Manner and Time of Payment. Except as otherwise expressly set forth herein, all payments of principal of and interest on the Loans and Reimbursement Obligations and other Agreement Obligations (including without limitation, fees and expenses) payable to the Agent, the Lenders or the Issuing Banks (or any of them) shall be made without setoff, counterclaim, defense, condition or reservation of right, in Dollars and in immediately available funds, delivered to the Agent (or, in the case of Reimbursement Obligations, to the applicable Issuing Bank) not later than 12:00 noon (New York City time) on the date and at the place due, to such account of the Agent (or the applicable Issuing Bank) as it may designate, for the account of the Agent, the Lenders or the Issuing Banks, as the case may be; and funds received by the Agent after that time and date shall be deemed to have been paid and received by the Agent on the next succeeding Business Day. Payments actually received by the Agent for the account of the Agent, the Lenders or the Issuing Banks, or any of them, shall be paid to them promptly after receipt thereof by the Agent. All payments of principal, interest, Reimbursement Obligations and fees, and all reimbursements for expenses pursuant to this Agreement and the other Loan Documents, may at the option of the Agent (but without any obligation to do so) and upon reasonable notice to Borrower be paid from the proceeds of Loans made to Borrower hereunder. Borrower hereby irrevocably and unconditionally authorizes the Lenders to make Loans to it under the Revolving Credit Facility, which Loans shall be Base Rate Loans, for the purpose of paying interest, Reimbursement Obligations and fees due from it and for the purpose of reimbursing the Agent, the Issuing Banks and each Lender for expenses due and payable pursuant to this Agreement and the other Loan Documents and agrees that all such Loans so made shall be deemed to have been requested by it and at the option of the Agent (but without any obligation to do so) may be charged to Borrower's Loan Account.

               (b) Apportionment of Payments and Prepayments. (i) Subject to the provisions of Section 12.07(b), all payments and prepayments of principal and interest in respect of outstanding Loans, all payments in respect of Reimbursement Obligations, all payments of fees and all other payments in respect of any other Agreement Obligations, shall be allocated among such of the Lenders and the Issuing Banks as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein. Subject to the provisions of Section 2.06(b)(ii), all such payments and prepayments and any other amounts received by the Agent from or for the benefit of the Borrower shall be applied first, to pay principal of and interest on any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower, second, to pay principal of and interest on any advance made under Section 12.20 for which the

Agent has not then been paid by the Borrower or reimbursed by the Lenders, third, to pay all other Agreement Obligations then due and payable, and fourth, as the Borrower so designates. Unless otherwise designated by the Borrower, all principal payments and prepayments in respect of Loans shall be applied first, to the Eurodollar Rate Loans maturing on the date of such payment, second, to repay outstanding Base Rate Loans, and then to repay outstanding Eurodollar Rate Loans with those Eurodollar Rate Loans which have earlier expiring Interest Periods being repaid prior to those which have later expiring Interest Periods.

               (ii) Subject to the provisions of Section 12.07(b), after the occurrence of an Event of Default and while the same is continuing, the Agent shall, unless otherwise specified at the direction of the Requisite Lenders which direction shall be consistent with the last sentence of this clause (ii), apply all payments and prepayments in respect of any Obligations and all proceeds of Collateral in the following order:

               (A) first, to pay interest on and then principal of any portion of the Loans which the Agent may have advanced on behalf of any Lender for which the Agent has not then been reimbursed by such Lender or the Borrower;

               (B) second, to pay interest on and then principal of any advance made under Section 12.20 for which the Agent has not then been paid by the Borrower or reimbursed by the Lenders;

               (C) third, to pay Agreement Obligations in respect of any fees, expense reimbursements or indemnities then due to the Agent;

               (D) fourth, to pay Agreement Obligations in respect of any fees, expenses, reimbursements or indemnities then due to the Lenders and the Issuing Banks;

               (E) fifth, to pay interest due in respect of Loans and Letter of Credit Obligations;

               (F) sixth, to the ratable payment or prepayment of principal outstanding on Loans and Reimbursement Obligations in such order as the Agent may determine in its sole discretion;

               (G) seventh, to pay principal on contingent Letter of Credit Obligations by depositing such funds as cash collateral pursuant to
       Section 10.02(b);

               (H) eighth, to the ratable payment of all other Agreement Obligations; and

               (I) ninth, to the ratable payment of all Obligations in respect of Eligible Hedging Contracts.

The order of priority set forth in this Section 2.06(b)(ii) and the related provisions of this Agreement are set forth solely to determine the rights and priorities of the Agent, the Lenders, the Issuing Banks and other Holders of Secured Obligations as among themselves. The order of priority set forth in clauses (D) through (I) of this Section 2.06(b)(ii) may at any time and from time to time be changed by the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower, or any other Person. The order of priority set forth in clauses (A) through (C) of this Section 2.06(b)(ii) may be changed only with the prior written consent of the Agent.

               (iii) Subject to Section 12.07(b), the Agent shall promptly distribute to each Lender and the Issuing Banks at its primary address set forth on the appropriate signature page hereof or the signature page to the Assignment and Acceptance by which it became a Lender, or at such other address as a Lender, an Issuing Bank or other Holder of Secured Obligations may request in writing, such funds as such Person may be entitled to receive; provided that the Agent shall under no circumstances be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender or any other Holder of Secured Obligations and may suspend all payments or seek appropriate relief (including, without limitation, instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby.

               (c) Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day, unless such Business Day occurs in the succeeding month in which case such payment shall be made on the immediately preceding Business Day, and such extension of time, if any, shall be included in the computation of the payment of interest hereunder and of any of the fees specified in Section 2.04, as the case may be.

               (d) Agent's or Issuing Banks' Accounting. The Agent shall maintain such accounts, books and records (a "Loan Account") in which it shall record (i) the names and addresses of the Lenders and the respective Commitments of, and principal amount of Loans owing to, each Lender from time to time; (ii) other appropriate debits and credits as provided in this Agreement, including, without limitation, all interest and fees constituting Obligations; and (iii) all payments of such Obligations made by Borrower or for Borrower's account. Each Lender shall maintain in accordance with its usual practices an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amount of principal and interest payable and paid to such Lender from time to time hereunder. Each of the Issuing Banks shall maintain a separate Loan Account in which it shall record appropriate debits and credits related to its Letter of Credit Obligations. Entries in any Loan Account made in accordance with the Agent's, any Lender's or any Issuing Bank's customary accounting practices as in effect from time to time shall constitute prima facie evidence of the matters reflected therein.

               2.07.  Interest Periods.  By giving notice as set forth in
Section 2.02(a) or 2.03(c) with respect to a Borrowing of, conversion into or continuation of Loans consisting of Eurodollar Rate Loans, Borrower shall have the option, subject to the other provisions of this Section 2.07 and Section 2.08, to specify an interest period (each an "Interest Period") to apply to the Borrowing described in such notice, which Interest Period shall be either a one
(1), two (2), three (3) or six (6) month period. The determination of Interest Periods shall be subject to the following provisions:

               (a) In the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

               (b) If any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided that if any such Interest Period would otherwise expire on a day which is not a Business Day and no further Business Day occurs in that calendar month, that Interest Period shall expire on the immediately preceding Business Day;

               (c) Borrower may not select an Interest Period which terminates later than the Termination Date;

               (d) Without the prior written consent of the Agent, there shall be no more than five (5) Interest Periods under this Agreement in effect at any one time.

               2.08. Special Provisions Governing Eurodollar Rate Loans. Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

               (a) Determination of Interest Rate. As soon as practicable after 12:00 noon (New York City time) on the Interest Rate Determination Date, the Agent shall determine (which determination shall, absent manifest error, be presumptively correct) the interest rate which shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and to each Lender.

               (b) Interest Rate Unascertainable, Inadequate or Unfair. With respect to any Interest Period, if deposits in Dollars (in the applicable amount) are not being offered to (i) Chemical Bank or (ii) the Requisite Lenders in the London interbank Eurodollar market for such Interest Period, or if adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate, then the Agent shall forthwith give notice thereof to Borrower and each Lender, whereupon until the Agent has determined that the circumstances giving rise to such suspension no longer exist, (a) the right of Borrower to elect to have Loans bear interest based upon the LIBO Rate shall be suspended, and (b) each outstanding Eurodollar Rate Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period therefor, notwithstanding any prior election by the Borrower to the contrary.

               (c) Illegality. (i) In the event that on any date any Lender shall have determined (which determination shall, in the absence of manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan has become unlawful by compliance by that Lender in good faith with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, such Lender shall promptly give notice (by teletransmission or by telephone promptly confirmed in writing) to Borrower and the Agent of that determination and the reasons therefor. The Agent shall promptly forward any such notice it receives to the other Lenders.

               (ii) Upon the giving of the notice referred to in Section 2.08(c)(i), (A) Borrower's right to request of the Lenders and the Lenders' obligation to make Eurodollar Rate Loans with respect to the requested Borrowing shall be immediately suspended, and the Lenders shall make Loans, with respect to such requested Borrowing of Eurodollar Rate Loans as Base Rate Loans, and (B) if Eurodollar Rate Loans are then outstanding, Borrower shall immediately (or, if permitted by applicable law, no later than the date permitted thereby, upon at least one (1) Business Day's written notice to the Agent and the Lenders) convert all such Loans of the same Borrowing into Base Rate Loans.

               (iii) In the event that a Lender determines at any time following its giving of a notice referred to in Section 2.08(c)(i) that such Lender may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice (by teletransmission or by telephone promptly confirmed in writing) to Borrower and the Agent of that determination, whereupon Borrower's right to request of the Lenders and the Lenders' obligation to make Eurodollar Rate Loans shall be restored. The Agent shall promptly forward any such notice it receives to the Lenders.

               (d) Compensation. In addition to such amounts as are required to be paid by Borrower pursuant to Sections 2.03(a), 2.03(d), 2.03(f), 2.04 and each other provision of this Agreement requiring payment by Borrower, Borrower shall compensate each Lender, upon demand, for all losses (including lost profits but excluding therefrom the Applicable Eurodollar Rate Margin), expenses and liabilities (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrower) which such Lender may sustain (i) if for any reason a Borrowing of, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation or in a telephonic request for borrowing or conversion or continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.03(c)(ii), (ii) if any prepayment of any Eurodollar Rate Loan (including, without limitation, any prepayment pursuant to Section 2.05 but excluding any prepayment of any Eurodollar Rate Loan in connection with the replacement of any Lender under clause (i) or clause (ii) of Section 2.13) occurs for any reason on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of any required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.08(c), (iv) as a consequence of an acceleration of the Obligations pursuant to Section 10.02(a) and (v) as a consequence of any other failure by Borrower to repay Eurodollar Rate Loans when required by the terms of this Agreement. Such Lender shall deliver to Borrower, as a condition of Borrower's obligation to compensate such Lender, a written statement as to such losses, expenses and liabilities which statement, in the absence of manifest error, shall be conclusive as to such amounts.

               (e) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, any of its branch offices, agencies or the office of an Affiliate of that Lender; provided that no such Lender shall be entitled to receive any greater amount under Section 2.03(f) or Section 2.09 as a result of the transfer of any such Loan than such Lender would be entitled to immediately prior thereto unless (i) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and were not reasonably foreseeable by such Lender, or (ii) such claim would have arisen even if such transfer had not occurred.

               2.09. Taxes. (a) Any and all payments by Borrower hereunder shall be made, in accordance with Section 2.06, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender, each Issuing Bank and the Agent, such taxes (including income taxes, franchise taxes and branch profit taxes) as are imposed on or measured by such Lender's, Issuing Bank's or Agent's, as the case may be, income by the United States of America or any Governmental Authority of the jurisdiction under the laws of which such Lender, Issuing Bank or Agent, as the case may be, is organized, maintains an Applicable Lending Office or is deemed to be engaged in trade or business (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which the Agent, an Issuing Bank or a Lender determines to be applicable to this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the other Loan Documents to any Lender, Issuing Bank or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.09) such Lender, Issuing Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by Borrower made to the Applicable Lending Office or any other office that a Lender may claim as its Applicable Lending Office, or (z) after such Lender's selection and designation of any other Applicable Lending Office, to such payments made to such other Applicable Lending Office, such Lender shall use reasonable efforts to make, fund and maintain its Loans through another Applicable Lending Office of such Lender in another jurisdiction so as to reduce such Borrower's liability hereunder, if the making, funding or maintenance of such Loans through such other Applicable Lending Office of such Lender does not, in the judgment of such Lender, otherwise materially adversely affect such Loans, obligations under the Commitments or such Lender.

               (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the other Loan Documents, the Commitments, the Loans or the Letters of Credit (hereinafter referred to as "Other Taxes").

               (c) Borrower will indemnify each Lender, each Issuing Bank and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.09) paid by such Lender, Issuing Bank or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within thirty (30) days after the date such Lender, Issuing Bank or the Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender, any Issuing Bank or the Agent under this Section 2.09 submitted to such Borrower and the Agent (if a Lender or Issuing Bank is so submitting) by such Lender, Issuing Bank or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, Borrower shall promptly (and in any event not later than thirty
(30) days after receipt) furnish to each Lender, Issuing Bank and the Agent such certificates, receipts and other documents as may be required (in the judgment of such Lender, Issuing Bank or the Agent) to establish any tax credit to which such Lender, Issuing Bank or the Agent may be entitled.

               (d) Within thirty (30) days after the date of any payment of Taxes or Other Taxes by Borrower, Borrower will furnish to the Agent, at its address referred to in Section 12.10, the original or a certified copy of a receipt evidencing payment thereof.

               (e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.09 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

               (f)  Without limiting the obligations of Borrower under this
Section 2.09, each Lender that is not created or organized under the laws of the United States of America or a political subdivision thereof shall deliver to Borrower and the Agent on or before the initial Funding Date, or, if later, the date on which such Lender becomes a Lender pursuant to Section 12.02 hereof, a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender, in a form satisfactory to Borrower and the Agent, to the effect that such Lender is capable under the provisions of an applicable tax treaty concluded by the United States of America (in which case the certificate shall be accompanied by two executed copies of Form 1001 of the
IRS) or under Section 1442 of the IRC (in which case the certificate shall be accompanied by two copies of Form 4224 of the IRS) of receiving payments of interest hereunder without deduction or withholding of United States federal income tax. Each such Lender further agrees to deliver to Borrower and the Agent from time to time a true and accurate certificate executed in duplicate by a duly authorized officer of such Lender substantially in a form satisfactory to Borrower and the Agent, before or promptly upon the occurrence of any event requiring a change in the most recent certificate previously delivered by it to Borrower and the Agent pursuant to this Section 2.09(f). Further, each Lender which delivers a certificate accompanied by Form 1001 of the IRS covenants and agrees to deliver to Borrower and the Agent within fifteen (15) days prior to January 1, 1995, and every third (3rd) anniversary of such date thereafter, on which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of Form 1001 (or any successor form or forms required under the IRC or the applicable regulations promulgated thereunder), and each Lender that delivers a certificate accompanied by Form 4224 of the IRS covenants and agrees to deliver to Borrower and the Agent within fifteen (15) days prior to the beginning of each subsequent taxable year of such Lender during which this Agreement is still in effect, another such certificate and two accurate and complete original signed copies of IRS Form 4224 (or any successor form or forms required under the IRC or the applicable regulations promulgated thereunder). Each such certificate shall certify as to one of the following:

               (i) that such Lender is capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax;

               (ii) that such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein but is capable of recovering the full amount of any such deduction or withholding from a source other than the Borrower and will not seek any such recovery from Borrower; or

               (iii) that, as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority after the date such Lender became a party hereto, such Lender is not capable of receiving payments of interest hereunder without deduction or withholding of United States of America federal income tax as specified therein and that it is not capable of recovering the full amount of the same from a source other than the Borrower.

               Each Lender shall promptly furnish to Borrower and the Agent such additional documents as may be reasonably required by Borrower or the Agent to establish any exemption from or reduction of any Taxes or Other Taxes required to be deducted or withheld and which may be obtained without undue expense to such Lender.

               2.10.  Increased Capital.  If any Lender determines that either
(A) the introduction of or any change in any law, order or regulation or in the interpretation or administration of any law, order or regulation by any Governmental Authority charged with the interpretation or administration thereof after the date hereof or (B) compliance with any guideline or request issued or made after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender, as a consequence of or with reference to such Lender's Commitment or its making or maintaining Loans or, in the case of such Lender acting in its capacity as an Issuing Bank, such Issuing Bank's issuance or maintenance of any Letter of Credit, or any Lender's participation in any Letter of Credit, below the rate which such Lender or such other corporation could have achieved but for such compliance (taking into account the policies of such Lender or corporation with regard to capital), then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to such Lender additional amounts sufficient to compensate such Lender on an after-tax basis for such reduction, upon receipt by Borrower (with a copy to the Agent) of a certificate as to such amounts, by such Lender, setting forth in reasonable detail the basis for, and the calculations used by such Lender in determining, any such amounts. Such certificate, in the absence of manifest error shall be conclusive and binding for all purposes. Each Lender agrees promptly to notify Borrower and the Agent of any circumstances that would cause Borrower to pay additional amounts pursuant to this Section 2.10, provided that the failure to give such notice shall not affect Borrower's obligation to pay such additional amounts hereunder.

               2.11. Use of Proceeds. The proceeds of the Loans and Letters of Credit may be used only in the ordinary course of business and for proper corporate purposes. Letters of Credit may be used (a) to support financial or performance obligations of the Borrower, (b) to provide Credit Support, subject to the terms of Section 7.10, to Borrower's Subsidiaries and/or (c) with respect to Commercial Letters of Credit, to facilitate international purchases.

               2.12. Authorized Officers of Borrower. Borrower shall notify the Agent and the Issuing Banks in writing of the names of the Financial Officers and the other officers and employees authorized to request Loans and Letters of Credit and to request a conversion or continuation of any Loan and shall provide the Agent with a specimen signature of each such Financial Officer, officer or employee. The Agent and the Issuing Banks shall be entitled to rely conclusively on such Financial Officer's, officer's or employee's authority to request such Loan or Letter of Credit or such conversion or continuation until the Agent and the Issuing Banks receive written notice to the contrary. The Agent and the Issuing Banks shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing or Notice of Conversion/Continuation and, with respect to an oral request for such a Loan or Letter of Credit or such conversion or continuation, the Agent and the Issuing Banks shall have no duty to verify the identity of any person representing himself as one of the Financial Officers, officers or employees authorized to make such request on behalf of Borrower. Neither the Agent, any Issuing Bank nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above which the Agent believes to have been given by a duly authorized Financial Officer, officer or other person authorized to borrow on behalf of Borrower.

               2.13. Replacement of Certain Lenders. In the event a Lender ("Affected Lender") shall have: (i) failed to fund its Pro Rata Share of any Borrowing requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement and which such failure has not been cured,
(ii) failed to issue a Letter of Credit requested by the Borrower which such Lender is obligated to issue as an Issuing Bank under the terms of this Agreement, (iii) has requested compensation from the Borrower under Sections 2.03(f), 2.09 or 2.10 to recover additional costs incurred by such Lender which are not being incurred generally by the other Lenders, or (iv) delivered a notice pursuant to Section 2.08(c)(i) claiming that such Lender is unable to extend Eurodollar Rate Loans to the Borrower for reasons not generally applicable to the other Lenders, then, in any such case, the Borrower or the Agent may make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignment and Acceptances five (5) Business Days after the date of such demand, to one or more financial institutions which complies with the provisions of Section 12.02 (and, if selected by the Borrower is reasonably acceptable to the Agent) which the Borrower or the Agent, as the case may be, shall have engaged for such purpose ("Replacement Lender"), all of such Affected Lender's rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitments, all Loans owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder) in accordance with Section 12.02. The Agent is hereby authorized to execute one or more Assignment and Acceptances as attorney-in- fact for any Affected Lender failing to execute and deliver the same within five (5) Business Days after the date of such demand. Further, with respect to such assignment:

               (a) in the event the Affected Lender is an Issuing Bank the Borrower shall have, with respect to each outstanding Letter of Credit issued by such Issuing Bank, provided the Affected Lender with cash collateral, arranged for surrender of such Letters of Credit, arranged for a back-to-back Letter of Credit or made such other arrangement in respect of such Letter of Credit as shall be mutually acceptable to the Borrower and such Affected Lender; and

               (b) the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.03(f), 2.09, 2.10, 2.14, 3.09, 12.03 and 12.04 and compensation payable under Section 2.08(d) in the event of any replacement of any Affected Lender under clause (iii) or clause (iv) of this Section 2.13; provided, upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.03(f), 2.08, 2.09, 2.10, 2.14, 3.09, 12.03 and 12.04, as well as to any fees accrued for its account hereunder and not yet paid.

Upon the replacement of any Affected Lender pursuant to this Section 2.13, (x) each Letter of Credit issued by such Affected Lender shall cease to be a Letter of Credit under this Agreement, shall cease to have any participation in, entitlement to, or other right to share in the security interests and liens of the Agent and the Holders of Secured Obligations in the Collateral and shall no longer be subject to the participation provisions of Section 3.06, all of which participations shall be deemed to have terminated and been repurchased by the applicable Issuing Bank hereunder and (y) the provisions of Section 12.07(b) shall continue to apply with respect to Borrowings which are then outstanding with respect to which the Affected Lender failed to fund its Pro Rata Share and which failure has not been cured.

               2.14. Incurrence of Costs. In the event any Lender shall be subject to any cost to such Lender of agreeing to make or making, funding or maintaining such Lender's Commitment or its Loans or, in the case of an Issuing Bank, the issuance or maintenance of any Letter of Credit, or any Lender's participation in any Letter of Credit, which cost is due to either (i) the compliance by such Lender or Issuing Bank with any law or regulation or other requirements imposed upon it with respect to "Statutory Reserves" (as defined below) or (ii) the application to such Lender of the annual assessment rate that will be employed in determining amounts payable by such Lender to the FDIC for insurance by the FDIC of time deposits made in Dollars at such Lender's domestic office, then the Borrower shall, from time to time, on demand by such Lender, pay to such Lender additional amounts sufficient to compensate such Lender on an after-tax basis for such costs. Any Lender wishing to require payment of such additional costs shall notify the Borrower in writing (with a copy to the Agent), which notification shall include a certificate as to such costs, setting forth in reasonable detail the basis for and the calculations used by such Lender in determining any such amounts. The Borrower shall make any such payment directly to the affected Lender. For purposes hereof, the term "Statutory Reserves" shall mean the reserve percentages (including, without limitation, any basic, marginal, special, emergency, supplemental or other reserves) expressed as a decimal established by the Federal Reserve Board and any other banking authority to which such Lender or Issuing Bank is subject (a) with respect to the Three-Month Secondary CD Rate (as such term is used in the definition of Alternate Base Rate), for new negotiable nonpersonal time deposits in Dollars, and (b) with respect to the LIBO Rate, for Eurocurrency Liabilities (as defined in Regulation D) (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents). Eurodollar Rate Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets which may be available from to time to time to any Lender under Regulation D. Statutory Reserves, assessments and other costs shall be adjusted automatically on and as of the effective date of any change in any reserve percentage, assessment rate or other imposed cost.


                                  ARTICLE III
                               LETTERS OF CREDIT

               3.01. Obligation to Issue. Subject to the terms and conditions set forth in this Agreement, from time to time during the period commencing on the Effective Date and ending on the Business Day which is twenty (20) Business Days prior to the Termination Date, Borrower may request any Issuing Bank, and upon such request such Issuing Bank hereby agrees, to issue for the account of Borrower, or for the account of any Subsidiary of Borrower if Borrower is named as a co-applicant with respect to such Letter of Credit, one or more Letters of Credit; provided, however, no Issuing Bank shall be required to issue any Letter of Credit if, after giving effect to the Letter of Credit requested, such Issuing Bank's Letter of Credit Obligations would exceed the maximum Letter of Credit Obligations indicated for such Issuing Bank on Schedule A attached hereto.

               3.02.  Types and Amounts.  Notwithstanding the provisions of
Section 3.01, no Issuing Bank shall have any obligation to issue any Letter of Credit at any time:

               (a) if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;

               (b)  if, after giving effect to such requested Letter of Credit,
       (i) Loan Usage exceeds the Commitments or (ii) the aggregate outstanding Letter of Credit Obligations would exceed $150,000,000; and any Letter of Credit issued by any Issuing Bank in excess of any such amounts shall not, to the extent of the excess, constitute a Letter of Credit hereunder; or

               (c) which has an expiration date which is (i) more than (1) one year after the date of issuance of such Letter of Credit (provided that a Standby Letter of Credit may provide for an annual renewal if such renewal is consented to by the

       Issuing Bank and the conditions precedent to the issuance of such Standby Letter of Credit are met at the time of such renewal) or (ii) after three (3) Business Days immediately preceding the Termination Date or, if the Issuing Bank is a Dissenting Lender, such Dissenting Lender's Term, and any letter of credit issued by an Issuing Bank with an expiration date after three (3) Business Days immediately preceding the Termination Date or such Dissenting Lender's Term, as applicable, shall not constitute a Letter of Credit hereunder and the deemed purchase of participations pursuant to Section 3.06 shall not occur with respect to such letter of credit.

               (d) Notwithstanding anything herein to the contrary letters of credit issued under the Original Credit Agreement which constituted "Letters of Credit" under the Original Credit Agreement and which remain outstanding on the Effective Date, shall constitute Letters of Credit under this Agreement.

               3.03. Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Sections 4.01 and 4.02, the obligation of any Issuing Bank to issue any Letter of Credit is subject to the satisfaction in full of the following conditions:

               (a) Borrower shall have delivered to such Issuing Bank, at such times and in such manner as such Issuing Bank may prescribe, a Letter of Credit Application and a Letter of Credit Reimbursement Agreement and such other documents and materials as may be required pursuant to the terms thereof and the terms of the proposed Letter of Credit shall be reasonably satisfactory to such Issuing Bank and shall be consistent with such Issuing Bank's ordinary practice with respect to terms of its letters of credit; and

               (b) as of the date of issuance, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to such Issuing Bank and no request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit or request such Issuing Bank to refrain from the issuance of letters of credit generally or the issuance of that Letter of Credit.

               3.04.  Issuance of Letters of Credit.

               (a) Borrower shall give the applicable Issuing Bank and each Lender written notice (with a copy to the Agent) not later than 12:00 noon (New York City time) on the fifth (5th) Business Day immediately preceding the requested issuance of a Letter of Credit under this Agreement, which notice as provided to the Agent shall be accompanied by a Notice of Borrowing as required pursuant to Section 4.02. Such notice shall be irrevocable and shall specify
(i) the stated amount of the Letter of Credit requested, (ii) the effective date (which day shall be a Business Day) of issuance of such requested Letter of Credit, (iii) whether such Letter of Credit is a Commercial Letter of Credit or a Standby Letter of Credit, (iv) the date on which such requested Letter of Credit is to expire, which date shall be a Business Day, (v) the Person for whose benefit the requested Letter of Credit is to be issued, (vi) the amount of Letter of Credit Obligations then outstanding, (vii) if such Letter of Credit is also for the account of any

Subsidiary of Borrower, the name of such Subsidiary, (viii) the Issuing Bank being requested to issue such Letter of Credit and (ix) any other terms to be included in such Letter of Credit. Prior to issuing any Letter of Credit, the applicable Issuing Bank shall request and the Agent shall provide confirmation that the request for such Letter of Credit complies with the provisions of
Section 3.02(b). If the Agent notifies the applicable Issuing Bank that it is authorized to issue such Letter of Credit, and the conditions described in Sections 3.02, 3.03, 4.01 (if issued on the Effective Date) and 4.02 otherwise have been satisfied, then such Issuing Bank shall issue such Letter of Credit as requested. The applicable Issuing Bank shall give the Agent and each Lender prompt notice of the issuance of any such Letter of Credit by it.

               (b) No Letter of Credit may be amended, extended, modified or supplemented unless Borrower shall have complied with the requirements of
Section 3.04(a) to the same extent as if such Letter of Credit, as so amended, extended, renewed, modified or supplemented, were requested to be reissued hereunder. No Issuing Bank may amend, extend, renew, modify or supplement any Letter of Credit if the issuance of a new Letter of Credit having the same terms as such Letter of Credit as so amended, extended, modified or supplemented would be prohibited by Section 3.02. Each Issuing Bank shall provide the Agent and each Lender with a copy of each amendment, extension, renewal, modification or supplement to any Letter of Credit.

               3.05.  Reimbursement Obligations; Duties of the Issuing Banks.

       (a) Notwithstanding any provisions to the contrary in any Letter of Credit Reimbursement Agreement or Letter of Credit Application:

               (i) Borrower shall reimburse (or cause the Subsidiary which is a co-applicant with respect thereto to reimburse) the applicable Issuing Bank (by paying the Agent, for the account of such Issuing Bank) for drawings under a Letter of Credit issued by it no later than the earlier of (a) the time specified in such Letter of Credit Reimbursement Agreement or Letter of Credit Application, and (b) one (1) Business Day after the payment by such Issuing Bank; and

               (ii) any Reimbursement Obligation with respect to any Letter of Credit shall bear interest from the date of the relevant drawing under the pertinent Letter of Credit at the interest rate then applicable to Base Rate Loans until the first (1st) Business Day after such date on which the applicable Issuing Bank with respect to such Letter of Credit gives notice of such drawing to Borrower and thereafter at the Default Rate.

       (b) No action taken or omitted to be taken by any Issuing Bank under or in connection with any Letter of Credit shall put an Issuing Bank under any resulting liability to any Lender (except for its gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction) or, subject to Sections 3.02 and 3.03, relieve that Lender of its obligations hereunder to the Issuing Banks. In the event this Agreement and any Letter of Credit Reimbursement Agreement or any Letter of Credit Application are inconsistent, the terms of this Agreement shall prevail. In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

               3.06.  Participations.

               (a) Immediately upon issuance by any Issuing Bank of any Letter of Credit for the account of Borrower in accordance with the procedures set forth in this Article III, each Lender irrevocably and unconditionally agrees that it shall be deemed to have purchased and received from the applicable Issuing Bank, without recourse or warranty, an undivided interest in the amount of such Lender's Pro Rata Share in such Letter of Credit (other than the fees earned with respect to such Letter of Credit pursuant to 3.08(b)) and any security therefor or guaranty pertaining thereto; provided, however, that a letter of credit issued by any Issuing Bank shall not be deemed to be a Letter of Credit for purposes of this Section 3.06(a) if the Issuing Bank shall not have received the confirmation from the Agent provided for in Section 3.04(a) or shall have received written notice from the Agent or any Lender on or before the Business Day immediately prior to the date of the Issuing Bank's issuance of such letter of credit that one or more conditions of this Article III is not satisfied and, in the event any Issuing Bank receives such a notice, it shall have no further obligation to issue any Letter of Credit until such notice is subsequently withdrawn or it receives notice from the Agent that such conditions have been waived in writing by the Requisite Lenders or otherwise have been satisfied.

               (b) If any Issuing Bank makes any payment under any Letter of Credit and Borrower (or the Subsidiary which is a co-applicant with respect thereto) does not repay such amount to such Issuing Bank pursuant to Section 3.05(a), 3.07 or 3.09, such Issuing Bank shall promptly notify the Agent of such failure and the Agent shall, in turn, promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of such Issuing Bank the amount of such Lender's Pro Rata Share of such payment, in Dollars and in immediately available funds, and the Agent shall promptly pay such amount, and any other amounts received by the Agent for such Issuing Bank's account pursuant to this Section 3.06(b), to such Issuing Bank. If the Agent so notifies any such Lender prior to 12:00 noon (New York City time) on any Business Day of such failure, such Lender shall make available to the Agent for the account of the applicable Issuing Bank its Pro Rata Share of the amount of such payment on such Business Day in Dollars and in immediately available funds, and otherwise on the next succeeding Business Day. If and to the extent such Lender shall not have so made its Pro Rata Share of the amount of such payment available to the Agent for the account of the applicable Issuing Bank, such Lender agrees to pay to the Agent for the account of the applicable Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Agent for the account of such Issuing Bank, at the Federal Funds Effective Rate (as such term is defined in the definition of Alternate Base Rate) for three (3) Business Days and then at the Alternate Base Rate. The failure of any Lender to make available to the Agent for the account of the applicable Issuing Bank its Pro Rata Share of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of the applicable Issuing Bank its Pro Rata Share of any payment on the date such payment is to be made.

               (c) Whenever any Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, as to which the Agent has previously received payments from the Lenders for such account of the Issuing Bank pursuant to this Section 3.06, it shall promptly pay to the Agent and the Agent shall promptly pay to each Lender which has funded its participating interest therein, in Dollars, an amount equal to such Lender's Pro Rata Share thereof. Each such payment shall be made by the applicable Issuing Bank or the Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 12:00 noon (New York City time) on such Business Day, and otherwise on the next succeeding Business Day together with interest thereon at the Federal Funds Effective Rate (as such term is defined in the definition of Alternate Base Rate) unless the applicable Issuing Bank certifies that it received such amount later than it could be invested overnight.

               (d) Promptly upon the request of any Lender, any Issuing Bank shall furnish to such Lender copies of any documentation with respect to the Letters of Credit issued by it as may reasonably be requested by such Lender.

               (e) The obligations of a Lender to make payments to the Agent for the account of the Issuing Banks with respect to a Letter of Credit issued on behalf of the Borrower or the Borrower and one of its Subsidiaries shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall be honored in accordance with the terms and conditions of this Agreement under all circumstances (subject to Section 3.02), including, without limitation, (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or other right which Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower and the beneficiary named in any Letter of Credit); (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction, on the part of the applicable Issuing Bank); (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (v) any failure by the Agent or any Issuing Bank to make any reports required pursuant to Section 3.10; or (vi) the occurrence of any Event of Default or Potential Event of Default.

               3.07.  Payment of Reimbursement Obligations.

               (a) Borrower agrees to pay (or cause its Subsidiary which is a co-applicant with respect thereto to pay) to the Issuing Banks the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuing Banks under or in connection with any Letter of Credit issued on behalf of Borrower immediately when due, irrespective of any and all events, including, without limitation, (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii) the existence of any claim, set-off, defense or other right which Borrower or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower and the beneficiary named in any Letter of Credit); (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction, on the part of the applicable Issuing Bank); (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
(v) any failure by the Agent or any Issuing Bank to make any reports required pursuant to Section 3.10; or (vi) the occurrence of any Event of Default or Potential Event of Default.

               (b) In the event any payment by Borrower (or by any of its Subsidiaries which is a co-applicant with respect thereto) received by any Issuing Bank with respect to any Letter of Credit and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the applicable Issuing Bank in connection with any receivership, liquidation or bankruptcy proceeding or otherwise, each Lender which received such distribution shall, upon demand by such Issuing Bank, contribute such Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by such Issuing Bank upon the amount required to be repaid by it.

               3.08.  Compensation for Letters of Credit.

               (a) Lenders' Letter of Credit Fees. Borrower shall pay, with respect to each Letter of Credit, a Letter of Credit fee equal to the Applicable Letter of Credit Fee in effect from time to time (computed based upon actual days elapsed in a 365/366-day year) of the maximum amount available to be drawn under such Letter of Credit. Such fee shall be paid to the Agent, for the account of the Lenders in proportion to their respective Pro Rata Shares, in arrears, on a calendar quarterly basis, on the last calendar day of each March, June, September and December occurring after the Effective Date. Each of the Issuing Banks shall provide the Borrower and the Agent on or before the last Business Day of each March, June, September and December occurring after the Effective Date a statement calculating the Letter of Credit fees payable under this Section 3.08(a) for the quarter then ending with respect to Letters of Credit issued by such Issuing Bank.

               (b)  Issuing Bank Fees.  In addition to the fees under clause
(a) above, Borrower shall pay to each Issuing Bank, (i) with respect to each Commercial Letter of Credit payable at such time as is agreed to between the Borrower and the applicable Issuing Bank, the customary charges of the applicable Issuing Bank with respect thereto for commercial letters of credit of similar type and for similar credit risks, (ii) with respect to each Standby Letter of Credit, such fronting fee as shall have been agreed to (both with respect to amount and timing) between the applicable Issuing Bank and the Borrower and (iii) with respect to all Letters of Credit issued by such Issuing Bank, on demand, such Issuing Bank's customary administration fees charged in connection with its issuance, administration, transfer or amendment of or drawing under any

Letter of Credit. Such fees shall be paid directly to and shall be solely for the account of the applicable Issuing Bank.

               3.09. Indemnification; Exoneration. (a) In addition to amounts payable as elsewhere provided in this Article III, Borrower hereby agrees to protect, indemnify, pay and save harmless the Agent, the Issuing Banks and each Lender from and against any and all Liabilities and Costs which the Agent, any Issuing Bank or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of any Issuing Bank, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction or (ii) the failure of any Issuing Bank to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "Governmental Acts").

               (b) As among Borrower, the Lenders, the Issuing Banks and the Agent, Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of any Letter of Credit. In furtherance and not in limitation of the foregoing, subject to the provisions of the Letter of Credit Applications and Letter of Credit Reimbursement Agreements, the Issuing Banks, the Agent and the Lenders shall not be responsible (in the absence of gross negligence or willful misconduct in connection therewith, as determined by the final judgment of a court of competent jurisdiction): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
(iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent, the Issuing Bank and the Lenders including, without limitation, any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Banks' rights or powers under this Section 3.09.

               (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Issuing Bank under or in connection with Letters of Credit issued on behalf of the Borrower or the Borrower and one of its Subsidiaries or any related certificates shall not, in the absence of gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, put such Issuing Bank, the Agent or any Lender under any resulting liability to Borrower or relieve Borrower of any of its obligations hereunder to any such Person.

               (d) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 3.09 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

               3.10   Reporting By Issuing Banks.  On or before the thirtieth
(30th) day following the end of each calendar month ending after the Effective Date, each of the Issuing Banks shall provide the Agent and each Lender with a written report describing, as of the end of such month, the then aggregate outstanding face amount of each Letter of Credit issued by it, whether such Letter of Credit is a Standby Letter of Credit or Commercial Letter of Credit, the beneficiary of such Letter of Credit, the name of any Subsidiary of Borrower which is a co-applicant with respect to any such Letter of Credit and any other additional information with respect thereto which the Agent or any Lender reasonably requests. Together with each monthly report, each of the Issuing Banks shall provide the Agent and each Lender with a copy of each Letter of Credit issued by it during the immediately preceding month and each Letter of Credit Application and/or Letter of Credit Reimbursement Agreement executed in connection therewith.


                                   ARTICLE IV
                   CONDITIONS TO LOANS AND LETTERS OF CREDIT

               4.01. Conditions Precedent to the Effectiveness of this Agreement. The effectiveness of this Agreement and the obligation of each Lender to make any Loan requested to be made by it from and after the Effective Date, and the obligation of each Issuing Bank to issue and of each Lender to participate in any Letter of Credit from and after the Effective Date, shall be subject to the satisfaction on or before the Effective Date of all of the following conditions precedent:

               (a) Documents. The Agent and the Lenders shall have received on or before the Effective Date (i) this Agreement, the Notes, amendments, restatements and/or reaffirmations of the other Loan Documents and all other agreements, documents and instruments described in the List of Closing Documents attached hereto as Exhibit 6 and made a part hereof, each duly executed where appropriate and in form and substance satisfactory to the Agent and the Lenders; and (ii) such additional documentation as the Agent or any Lender may reasonably request.

               (b) Perfection of Liens. The Agent shall have received (i) evidence that all financing statements relating to the Collateral have been filed and the Agent shall be satisfied that arrangements for the filing and recording of amendments to the Mortgages have been made, (ii) title endorsements (in form and substance acceptable to the Agent) with respect to the Mortgages, (iii) certificates representing capital stock constituting Collateral (together with duly executed stock powers) and (iv) such other evidence (including, without limitation, legal opinions from counsel to the Borrower and its Subsidiaries), as the Agent or any Lender may request, confirming that the Agent's security interests in the Collateral for the benefit of itself and the Holders of Secured Obligations have been properly perfected and constitute first and prior security interests subject only to Permitted Existing Liens and Customary Permitted Liens. In addition, all title charges, recording fees and filing taxes shall have been paid or adequate provisions for the payment of such charges, fees and taxes shall have been made.

               (c) Audit. The Agent and each Lender shall have completed its due diligence audit of the business, operations, assets and liabilities of Borrower and its Subsidiaries, including, without limitation, pending and threatened litigation and insurance coverage relating thereto, environmental risks and liabilities, material agreements, ERISA obligations and compliance with applicable laws and regulations which shall have provided the Agent and each Lender with results and information which, in its judgment are satisfactory to permit it to enter into the financing transaction contemplated hereby.

               (d) No Legal Impediments. No law, regulation, order, judgment or decree of any Governmental Authority shall, and the Agent shall not have received any notice that litigation is pending or threatened which is likely to
(i) enjoin, prohibit or restrain this Agreement from becoming effective, the making of the Loans and/or the issuance of Letters of Credit on or after Effective Date or (ii) impose or result in the imposition of a Material Adverse Effect.

               (e) No Change in Condition. No change in the business, assets, management, operations, financial condition or prospects of Borrower or the Borrower and its Subsidiaries taken as a whole shall have occurred since December 31, 1992, which change, in the judgment of the Lenders, will have or is reasonably likely to have a Material Adverse Effect, it being expressly understood and agreed that neither (i) the divisional restructuring which occurred on July 16, 1993 pursuant to which ANTEC CORPORATION was established as an entity separate and distinct from the Borrower (the "ANTEC Restructuring") nor (ii) the termination on January 15, 1994 of the Anixter Cincinnati joint venture is a change which the Lenders have determined has had or is reasonably likely to have a Material Adverse Effect.

               (f) No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or shall not have been waived in accordance with the terms of the Original Credit Agreement or would result from this Agreement becoming effective and the parties' respective performance hereunder.

               (g) Representations and Warranties. All of the representations and warranties contained in Section 5.01 and in any of the other Loan Documents shall be true and correct in all material respects on and as of the Effective Date.

               (h) Fees and Expenses Paid. There shall have been paid to the Agent, for the accounts of the Lenders and the Agent, as applicable, all fees due and payable on or before the Effective Date (including, without limitation, all fees described in the Fee Letter, all upfront fees to be paid to the Lenders as agreed to by the Borrower, and all expenses due and payable on or before the Effective Date).

               (i) Capital Structure; Foreign Operations. The corporate, capital and legal structures and the constituent documents of the Borrower and its Subsidiaries shall be satisfactory to the Agent and the Lenders.

               (j) Legal Matters. All legal and regulatory matters shall be satisfactory to the Agent and its counsel and to each Lender and their respective counsel.

               (k) Subordinated Debt. Itel shall have executed a reaffirmation of the Subordination Agreement in form and substance acceptable to the Agent. All Revolving Subordinated Notes issued to Itel shall be issued under and shall be subject to the terms of the Subordination Agreement.

               (l) No Default. No Event of Default or Potential Event of Default under the Original Credit Agreement or this Agreement shall have occurred and be continuing or would result from the effectiveness of this Agreement.

               4.02. Conditions Precedent to all Loans and Letters of Credit. The obligation of each Lender to make any Loan requested to be made by it and of each Issuing Bank to issue any Letter of Credit, on any date, is subject to the following conditions precedent as of such date:

               (a) Notice of Borrowing. The Agent shall have received in accordance with the provisions of Section 2.02(a), with respect to any Loan, or
Section 3.04(a), with respect to any Letter of Credit, an original and duly executed Notice of Borrowing.

               (b) Additional Matters. As of the Funding Date for any Loan or the date of issuance of any Letter of Credit:

               (i) Representations and Warranties. All of the representations and warranties of Borrower contained in or repeated pursuant to Section
       5.02 and of Borrower or any Subsidiary of Borrower contained in any other Loan Document (other than representations and warranties which expressly speak only as of a different date) shall be true and complete in all respects on and as of such Funding Date or issuance date, as though made on and as of such date both before and after taking into account the requested Loans to be made and Letters of Credit to be issued;

               (ii) No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the requested Letter of Credit; and

               (iii) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened (other than as a result of any condition described in Section 2.08(d), 2.09 or 2.10), which in the reasonable judgment of the Requisite Lenders, would enjoin, prohibit or restrain any Lender from making the requested Loan or the applicable Issuing Bank from issuing the requested Letter of Credit or as a result of making any such Loan or issuing such Letter of Credit impose or result in the imposition of any material adverse condition upon any Lender or any Issuing Bank.

               (iv) No Material Adverse Change. No event shall have occurred after December 31, 1992 which, in the reasonable judgment of the Requisite Lenders, has had or could have a Material Adverse Effect, it being expressly understood and agreed that neither the ANTEC Restructuring nor the termination of the Anixter Cincinnati joint venture is a change which the Requisite Lenders have determined has had or is reasonably likely to have a Material Adverse Effect.

               (v) No Forfeiture Proceedings. The Borrower shall not have been named as a defendant in a criminal indictment under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute which provides for forfeiture of assets as a potential criminal penalty unless such proceeding shall not be adverse to the interests of the Lenders.

               The request by Borrower for any Loan made, or to be made, or any Letter of Credit issued, or to be issued, on any Funding Date shall constitute a representation and warranty by Borrower as of such Funding Date that all the conditions contained in this Section 4.02 have been satisfied or waived in writing pursuant to Section 12.08.


                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

               5.01. Representations. To induce each Lender, each Issuing Bank and the Agent to enter into this Agreement and to make the Loans and to issue or participate in the Letters of Credit, Borrower hereby represents and warrants to each Lender, each Issuing Bank and the Agent that the following statements are true and correct:

               (a) Organization; Corporate Powers. Borrower and each Subsidiary of Borrower (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization,
(ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except those jurisdictions where the failure to be in good standing or to so qualify has not had or will not have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Transaction Documents.

               (b) Authority. (i) Borrower and each Subsidiary of Borrower party to any of the Transaction Documents, has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents executed by it, or to be executed by it.

                       (ii) The execution, delivery and performance (or filing or recording, as the case may be) of each of the Transaction Documents to which it is party and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Borrower and each Subsidiary of Borrower party thereto and no other corporate proceedings on the part of any such Person are necessary to consummate such transactions.

                       (iii) Each of the Transaction Documents to which it is a party has been duly executed and delivered (or filed or recorded, as the case may be) by Borrower and each Subsidiary of Borrower party thereto and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles), is in full force and effect (unless terminated in accordance with the terms thereof) and no term or condition thereof has been amended, modified or waived from the terms and conditions contained therein without the prior written consent of the Agent and the Requisite Lenders or, where so required, all of the Lenders, and Borrower and each Subsidiary of Borrower party thereto and, to the best of Borrower's knowledge, the other parties thereto have performed and complied in all material respects with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the effective date thereof, and no default by any such party exists thereunder.

               (c) Subsidiaries. Borrower has no Subsidiaries other than those described in Schedule 5.01(c) and those, if any, which are permitted by
Section 8.03 to be created after the Effective Date. With respect to each of AHI and AII, their only activities are to hold the stock of their Subsidiaries. The only activity of Anixter-Real Estate, Inc. is to hold title to real property.

               (d) No Conflict. The execution, delivery and performance of each Transaction Document to which it is a party by Borrower and each Subsidiary of Borrower party thereto and each of the transactions contemplated thereby do not and will not (i) conflict with any Contractual Obligation of any such Person, any liability resulting from which would have or be reasonably expected to have a Material Adverse Effect, or (ii) conflict with or violate such Person's certificate or articles of incorporation or by-laws or similar charter and constituting documents, or (iii) except as set forth on Schedule 5.01(d), conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or Contractual Obligation of any such Person, or require termination of any Contractual Obligation of any such Person, or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of any such Person (other than Liens in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations, or any Issuing Bank arising pursuant to the Loan Documents or Liens permitted pursuant to Section 8.02(b)), or (v) require any approval of stockholders of any such Person, unless such approval has been obtained.

               (e) Governmental Consents. The execution, delivery and performance of each Transaction Document to which it is a party, by Borrower and each Subsidiary of Borrower party thereto and the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority, except filings, consents or notices which have been made, obtained or given.

               (f) Governmental Regulation. Neither Borrower nor any of Borrowers' Subsidiaries is subject to regulation under the Public Utility Holdings Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other statute or regulation of any Governmental Authority such that its ability to incur indebtedness is limited or its ability to consummate the transactions contemplated hereby or by the other Transaction Documents is materially impaired.

               (g) Financial Position. (i) As of the Effective Date, all quarterly and annual financial statements of Borrower or of Borrower and any of its Subsidiaries and Joint Ventures delivered to the Agent were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present the financial position of Borrower or the consolidated financial position of Borrower and such Subsidiaries and Joint Ventures, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year- end adjustments.

                       (ii) All monthly, quarterly and annual financial statements of Borrower or of Borrower and any of its Subsidiaries and Joint Ventures delivered to the Agent after the Effective Date were prepared in conformity with GAAP (except as otherwise noted therein) and fairly present the financial position of Borrower or the consolidated financial position of Borrower and such Subsidiaries and Joint Ventures, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments. Except as contemplated in the Transaction Documents, none of Borrower, any of its Subsidiaries or any Joint Venture has any material obligations, contingent liabilities or liabilities for taxes, long term leases or material or unusual forward or long term commitments which are not reflected in such financial statements and the notes thereto.

               (h) Pro Forma Financials and Projections. As of the date of this Agreement, the pro forma financial statements of the Borrower, its Subsidiaries and the Joint Ventures dated February 8, 1994 set forth in that certain Confidential Information Memorandum furnished by the Agent and Chemical Securities, Inc. on behalf of the Borrower to the Lenders (the "Bank Book") fairly present the financial condition of the Borrower, its Subsidiaries and the Joint Ventures and the results of operations and changes in cash flows for the periods covered thereby (subject to normal year-end adjustments). As of the date of such pro forma financial statements, none of Borrower, any of its Subsidiaries or any Joint Venture has any material obligations, contingent liabilities or liabilities for taxes, long-term leases or material or unusual forward or long-term commitments which are not reflected in such pro forma financial statements or the notes thereto. As of the date of this Agreement the projections concerning the Borrower, its Subsidiaries and the Joint Ventures dated February 8, 1994 set forth in the Bank Book accurately represent the good faith projections of Borrower of each such Person's projected financial performance and are based upon reasonable assumptions.

               (i)  Capitalization.

               (i) As of the Effective Date, Schedule 5.01(i) sets forth the number of shares and the relevant percentages of capital stock held by each shareholder of the Borrower.

               (ii) There are outstanding no shares of any class of capital stock (or any securities, instruments, warrants, option or purchase rights, conversion or exchange rights, calls, commitments or claims of any character convertible into or exercisable for capital stock) of:

               (A) Borrower other than capital stock described on Schedule 5.01(i);

               (B) any Domestic Subsidiary other than the capital stock held directly or indirectly by Borrower all of which has been pledged to the Agent for the benefit of itself and the Holders of Secured Obligations pursuant to Pledge Agreements; and

               (C) any other Subsidiary of Borrower other than (i) the capital stock held by Borrower and/or Itel, provided that (x) capital stock representing at least 51% in the aggregate of each class of capital stock of such Subsidiary shall be owned by Borrower and (y) any such capital stock held by Itel shall have been obtained in exchange for cash proceeds or by debt conversion equal to the fair market value of such capital stock and (ii) capital stock representing not greater than 20% in the aggregate of any class of capital stock held by other Persons; provided however, if such other Subsidiary is a Supported Foreign Subsidiary and the Release Event shall not have occurred then the capital stock held directly or indirectly by Borrower shall be pledged to the Agent for the benefit of itself and the Holders of the Secured Obligations pursuant to a Foreign Subsidiary Pledge provided such pledge shall not be for capital stock representing not greater than 65% of the total combined voting power of all classes of such Foreign Subsidiary.

None of such capital stock is subject to any security, instrument, warrant, option or purchase rights, agreement, conversion or exchange rights, call, commitment or claim of any right, title or interest therein or thereto other than pursuant to the Pledge Agreements and the Borrower Distribution Stock Plan. The outstanding capital stock of Borrower and each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable.

                       (iii) The subordination provisions of the Subordination Agreement are enforceable against the holders of the Permitted Subordinated Indebtedness and the Obligations are within the definition of "Senior Obligations" included in the Subordination Agreement.

               (j)  Litigation; Adverse Effects.  (i)  Except as set forth in
Schedule 5.01(j), there is no action, suit, proceeding, investigation of any Governmental Authority or arbitration, at law or in equity, or before or by any Governmental Authority, pending, or, to the best knowledge of Borrower, threatened against Borrower, any Subsidiary of Borrower or any Joint Venture or any Property of any of them, which if adversely determined would be reasonably expected to result in any Material Adverse Effect.

                       (ii) Neither Borrower, any Subsidiary of Borrower nor any Joint Venture is (A) in violation of any applicable law which violation has or might reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, decree, order, rule or regulation of any court or Governmental

Authority which has or might have a Material Adverse Effect. Except as set forth in Schedule 5.01(j), there is no action, suit, proceeding or investigation pending or, to the knowledge of Borrower, threatened against or affecting Borrower, any Subsidiary of Borrower or any Joint Venture (i) which challenges the validity or the enforceability of any of the Transaction Documents or (ii) which will or would reasonably be expected to result in (a) any liability individually in the amount of greater than $2,000,000 (net of applicable third-party insurance coverage other than retro-premium insurance),
(b) any liability in the aggregate in the amount of greater than $2,000,000 (net of applicable third-party insurance coverage other than retro-premium insurance) or (c) which involves a claim under the Racketeering Influenced and Corrupt Organizations Act or any similar federal or state statute where such Person is a defendant in a criminal indictment that provides for the forfeiture of assets to any Governmental Authority as a potential criminal penalty.

               (k) No Material Adverse Change. With respect to Borrower or Borrower and its Joint Ventures and Subsidiaries taken as a whole, there has occurred no event since December 31, 1992 which has or could have a Material Adverse Effect, it being expressly understood and agreed that neither the ANTEC Restructuring nor the termination of the Anixter Cincinnati joint venture shall be considered to be such an event.

               (l) Payment of Taxes. All tax returns and reports of each of Borrower and Borrower's Subsidiaries required to be filed (including extensions), have been timely filed, and all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon their respective properties, assets, income and franchises which are shown on such returns as being due and payable, have been paid when due and payable, except (i) taxes being contested in good faith by appropriate proceedings and that are reserved against in accordance with GAAP, (ii) taxes which are not yet delinquent, (iii) taxes which are payable in installments so long as paid before any penalty accrues with respect thereto and (iv) other taxes, assessments, fees and other charges of Governmental Authorities which do not exceed $250,000 in the aggregate. On the Effective Date, except as set forth in clause (iv) above or on Schedule 5.01(l), and after the Effective Date, except as set forth in clauses (i) through (iv) above or on Schedule 5.01(l), Borrower has no knowledge of any proposed tax assessment against Borrower or any of Borrower's Subsidiaries. All tax assessments referred to in Schedule 5.01(l) are being contested in good faith by Borrower or such Subsidiary or a settlement with respect to any such assessment is being negotiated in good faith by such Person and appropriate reserves have been established in accordance with GAAP.

               (m) Material Adverse Agreements. Neither Borrower, any of Borrower's Subsidiaries nor any Joint Venture is a party to or subject to any Contractual Obligation or other restriction contained in its charter or by-laws which has or would be reasonably expected to have a Material Adverse Effect after giving effect to the consummation of the transactions contemplated in the Transaction Documents or otherwise.

               (n) Performance. Neither Borrower, any of Borrower's Subsidiaries nor any Joint Venture is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation applicable to it under any agreement or instrument the absence or termination of which Contractual Obligations could have a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default under such Contractual Obligation, except where the consequences, direct or indirect, of such default or defaults, if any, would not have or are not reasonably expected to have a Material Adverse Effect.

               (o) Securities Activities. Neither Borrower nor any of Borrower's Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock and none will use the proceeds of any Loan to purchase or carry Margin Stock.

               (p) Disclosure. Subject to changes in facts or conditions which are required or permitted under this Agreement, the representations and warranties of Borrower and each Subsidiary of Borrower contained in the Transaction Documents, and all certificates and other documents delivered to the Agent in connection therewith, taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

               (q) Requirements of Law. Borrower, each of its Subsidiaries and each Joint Venture is in compliance with all Requirements of Law (including, without limitation, the Securities Act and the Securities Exchange Act, the applicable rules and regulations thereunder, and state securities laws) applicable to it and its business, where the failure to so comply would have or would be reasonably expected to have a Material Adverse Effect.

               (r) Patents, Trademarks, Permits, Etc. Borrower and each of its Subsidiaries owns, is licensed or otherwise has the lawful right to use, or has all permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted which are material to its financial condition, business, operations, assets and prospects, individually or taken as a whole. The use of such permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes by Borrower or any such Subsidiary does not infringe on the rights of any Person, subject to such claims and infringements the existence of which do not have or are not reasonably expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Transaction Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes by Borrower or any such Subsidiary in any manner which has or might have a Material Adverse Effect.

               (s) Environmental Matters. Except as disclosed in Schedule 5.01(s) and except to the extent that a failure of any of the following representations to be true would not be reasonably likely to result in a Material Adverse Effect or subject the Borrower or any of its Subsidiaries to a material liability to pay money, (i) each of the operations of Borrower, its Subsidiaries and the Joint Ventures comply in all respects with all applicable environmental, health and safety Requirements of Law; (ii) each of Borrower, its Subsidiaries and the Joint Ventures has obtained all environmental, health and safety Permits necessary for its operations, all such Permits are in good standing and each of Borrower, its Subsidiaries and the Joint Ventures is in compliance with all terms and conditions of such Permits; (iii) (A) none of

Borrower, any of its Subsidiaries or any Joint Venture, any of their present Property or operations and (B) none of the Borrower's, its Subsidiaries or any Joint Venture's previously owned Property or past operations is subject to any order from or agreement with any Governmental Authority or private party or any judicial or administrative proceeding or investigations respecting any environmental, health or safety Requirements of Law or is the subject of any investigation by any Governmental Authority evaluating the need for Remedial Action to respond to a material Release or threatened Release of a Contaminant into the environment, or is subject to any Remedial Action or other Liabilities and Costs arising from the Release or threatened Release of a Contaminant into the environment; (iv) none of the operations of Borrower, any of its Subsidiaries or any Joint Venture is subject to any judicial or administrative proceeding alleging a violation of any environmental, health or safety Requirement of Law; (v) none of the present or past operations of Borrower, any of its Subsidiaries or of any Joint Venture is the subject of any investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to a Release or threatened Release of a Contaminant into the environment; (vi) no past or present property of Borrower, any of its Subsidiaries or Joint Ventures is now or has ever been a storage, treatment or disposal facility for hazardous waste, as those terms are defined under 40 CFR
Part 261 or any state equivalent; (vii) neither Borrower, any of its Subsidiaries nor any Joint Venture has filed any notice under any applicable Requirement of Law reporting a Release of a Contaminant into the environment;
(viii) there is not now, nor has there ever been, on or in the Property of Borrower, any of its Subsidiaries or any Joint Venture: (A) any underground storage tanks or surface impoundments or (B) any polychlorinated biphenyls used in hydraulic oils, electrical transformers or other equipment; (ix) neither Borrower, any of its Subsidiaries nor any Joint Venture has received any notice or claim to the effect that it is or might be liable to any Person as a result of the Release or threatened Release of a Contaminant into the environment, or as a result of exposure to asbestos or to any other hazardous substance, which might result in liability in excess of workers compensation; (x) no Environmental Lien has attached to any Property of Borrower, any of its Subsidiaries or any Joint Venture; (xi) between March, 1991 and November, 1991, Borrower inspected its Property, the Property of its Subsidiaries and the Property of its Joint Ventures and all asbestos containing material, if any, which was on or part of such Property (excluding any raw materials which are used in the manufacture of products or products themselves) was in good repair according to the then current standards and practices governing such material, and its presence or condition does not violate any currently applicable or proposed Requirement of Law; and (xii) to the best of the Borrower's knowledge, none of the products which Borrower, any of its Subsidiaries or any of the Joint Ventures manufactures, distributes or sells, or ever has manufactured, distributed or sold, contains asbestos material.

               (t)  Employee Benefit Matters.

               (i) ERISA. Neither Borrower nor any ERISA Affiliate maintains or contributes to any Plan other than those listed on Schedule 5.01(t). Each Plan which is intended to be qualified under Section 401(a) of the IRC as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has been determined to be exempt from Federal income tax under Section 501(a) of the IRC as currently in effect. Except as disclosed in Schedule 5.01(t), neither Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by

Section 601 of ERISA. The Borrower and all of its ERISA Affiliates are in compliance in all material respects with all of the responsibilities, obligations or duties imposed on them by ERISA or regulations promulgated thereunder with respect to all Plans. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the IRC) whether or not waived. Neither Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the IRC or (ii) has taken or failed to take any action which would constitute or result in a Termination Event that could subject either the Borrower or an ERISA Affiliate to a material liability to pay money. Except as disclosed on Schedule 5.01(t), neither the Borrower nor any ERISA Affiliate has any potential liability under Section 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Agent is complete and accurate. Since the date of each such Schedule B, there has been no material adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan or (ii) made a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan. Neither Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or other payment. Neither Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the IRC due to a Plan amendment that results in an increase in current liability for the plan year. Neither the Borrower nor any ERISA Affiliate has by reason of the transactions contemplated hereby any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement.

               (ii) Foreign Employee Benefit Matters. Each Foreign Employee Benefit Plan is in compliance in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Employee Benefit Plan. The aggregate of the liabilities to provide all of the accrued benefits under each Foreign Pension Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for each such Foreign Pension Plan. With respect to any Foreign Employee Benefit Plan maintained by Borrower, any of its Subsidiaries or any ERISA Affiliate which is not a Foreign Pension Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such a plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Employee Benefit Plans, after giving effect to any reserves for such liabilities, will not result in a material liability. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to any Foreign Employee Benefit Plan.

               (u) Solvency. The Borrower, individually, and the Borrower, its Subsidiaries and Joint Ventures, considered as one enterprise, is Solvent after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents and the payment and accrual of all Transaction Costs with respect to any of the foregoing.

               (v) Assets and Properties. Each of Borrower and its Subsidiaries has good title to all of the assets (tangible and intangible) owned by it, except for imperfections of title (including Liens to the extent permitted under Section 8.02(b)) which in the aggregate do not have a Material Adverse Effect; and all such assets are free and clear of all Liens, except as otherwise specifically permitted by the terms and provisions of this Agreement and the other Loan Documents. Substantially all of the assets and properties owned by, leased to or used by Borrower or any of its Domestic Subsidiaries are in good repair, working order and condition, excepting ordinary wear and tear, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

               (w)  Joint Venture; Partnership.  Except as set forth in
Schedule 5.01(w), none of Borrower or any Subsidiary of Borrower is engaged in any joint venture or partnership with any other Person.

               (x) Labor Matters. Except as listed on Schedule 5.01(x), there are no collective bargaining agreements, other labor agreements or Multiemployer Plans covering any of the employees of Borrower or any Subsidiary of Borrower. No attempt to organize the employees of Borrower or any such Subsidiary, and no labor disputes, strikes or walkouts affecting the operations of Borrower or any of its Subsidiaries, is pending, or, to Borrower's knowledge, threatened, planned or contemplated.

               (y) No Default. No Potential Event of Default or Event of Default exists.

               (z) Restricted Junior Payments. On or after the Effective Date, neither Borrower, any Subsidiary of Borrower nor any Joint Venture has directly or indirectly declared, ordered, paid or made or set apart any sum or property for any Restricted Junior Payment or agreed to do so, except to the extent permitted pursuant to Section 8.05.

               (aa) Security Interests. The Collateral Documents create valid and perfected first priority liens on and security interests in the Collateral covered thereby subject only to Permitted Existing Liens.

               5.02. Subsequent Funding Representations and Warranties. To induce each Lender, each Issuing Bank and the Agent to enter into this Agreement, to make the Loans and to issue or participate in Letters of Credit, Borrower hereby represents and warrants to each Lender, each Issuing Bank and the Agent that the statements set forth in Section 5.01 (except Section 5.01(w), 5.01(x) and 5.01(aa), or except to the extent that such statements expressly are made only as of the Effective Date), are true, correct and complete in all material respects on and as of the Funding Date in respect of each Borrowing after the Effective Date and the date of issuance of each Letter of Credit, except that the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement.

                                   ARTICLE VI
                              REPORTING COVENANTS

               So long as Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder or any Letter of Credit remains outstanding:

               6.01. Financial Statements. Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of financial statements in conformity with GAAP, and, if required by the terms of this Agreement in conformity with Agreement Accounting Principles, and each of the financial statements described below shall be
prepared from such system and records.   Borrower shall deliver or cause to be
delivered to the Agent and each Lender:

               (a) Monthly Reports. As soon as practicable, and in any event within forty-five (45) days after the end of each fiscal month (y) on a consolidated basis for the CONSOLIDATED GROUP and (z) on a combined basis for the DOMESTIC GROUP (with all Subsidiaries not included therein being accounted for on the equity investment method of accounting), each of the following:

               (i) a balance sheet as of the end of such fiscal month, as of the end of the previous fiscal month and as of the end of the previous Fiscal Year; and

               (ii) an income statement and a cash flow statement for such fiscal month and for the period from the beginning of the current Fiscal Year to the end of such fiscal month, setting forth in each case in comparative form and in reasonable detail the figures for the corresponding periods of the previous Fiscal Year;

all prepared by Borrower, together with a certification by one of the Borrower's Financial Officers that they fairly represent the financial condition of the Persons covered thereby as at the dates indicated in accordance with GAAP, subject to changes resulting from audit and normal year-end adjustments; provided, however, none of such monthly reports shall be required to be delivered after the occurrence of the Release Event.

               (b)  Quarterly Reports.

               (i) As soon as practicable, and in any event within forty-five
       (45) days after the end of each of Borrower's fiscal quarters, on a combined basis for the DOMESTIC GROUP (with all Subsidiaries not included therein being accounted for on the equity investment method of accounting) income statements for the period from the beginning of such Fiscal Year to the end of such fiscal quarter setting forth in each case in comparative form and in reasonable detail a comparison with the figures for the corresponding periods contained in the projected financial statements delivered pursuant to clause (d) below; and

               (ii) As soon as practicable, and in any event within forty-five
       (45) days after the end of each of Borrower's fiscal quarters, on a consolidating basis for the CONSOLIDATED GROUP, each of the following:

                       (A) a balance sheet as of the end of such fiscal quarter, as of the end of the previous fiscal month and as of the end of the previous Fiscal Year; and

                       (B) an income statement for such fiscal quarter and for
               the period from the beginning of the current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form and in reasonable detail the figures for the corresponding periods of the previous Fiscal Year;

all prepared by Borrower, together with a certification by one of the Borrower's Financial Officers that they fairly represent the financial condition of the Persons covered thereby as at the dates indicated in accordance with GAAP, subject to changes resulting from audit and normal year-end adjustments.

               (c) Annual Reports. As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year (y) on a consolidated basis for the CONSOLIDATED GROUP and (z) on a combined basis for the DOMESTIC GROUP (with all Subsidiaries not included therein being accounted for on the equity investment method of accounting), annual financial statements consisting of a balance sheet, income statement and cash flow statement, setting forth in comparative form in each case the consolidated figures for the corresponding periods of the previous Fiscal Year all in reasonable detail, and accompanied by an opinion (unqualified as to scope or going concern and which is not adverse and does not contain any disclaimer) thereon of the firm of independent certified public accountants of recognized national standing regularly retained by Borrower and acceptable to the Agent, which report shall state that such financial statements present fairly the financial position of the Persons covered thereby as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (or, in the event of a change in accounting principles, such accountants' concurrence with such change) and that such firm's audit has been conducted in accordance with generally accepted auditing standards.

               (d) Budget and Business Plan. Promptly upon completion, but in any event not later than sixty (60) days after the end of each fiscal year, (x) on a consolidated basis for the CONSOLIDATED GROUP (with all Subsidiaries not included therein being accounted for on the equity investment method of accounting), and (y) on a combined basis for the DOMESTIC GROUP (with all Subsidiaries not included therein being accounted for on the equity investment method of accounting), a copy of the operating budget and projections by the Borrower of the income statement, balance sheet and cash flow of each such group, taken as a whole, for the next succeeding fiscal year of the Borrower, all in form customarily prepared by the Borrower's management, and promptly after preparation of any commentary on any such budget or projected financial statements, a copy of such commentary, such operating budget and projected financial statements to be accompanied by a certificate of one of the Borrower's Financial Officers to the effect that such operating budget and projected financial statements have been prepared on the basis of sound financial planning practice and that such Financial Officer has no reason to believe they are incorrect or misleading in any material respect.

               (e) Compliance Certificate. Together with each delivery of (i) the financial statements pursuant to subsections (a), (b) and (c) above, (A) an Officers' Certificate of

Borrower stating that the signers have reviewed the terms of this Agreement and the Loan Documents, and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Borrower and its Subsidiaries and Joint Ventures, during the accounting period covered by such financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of the Officers' Certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and
(B) a Compliance Certificate (1) demonstrating in reasonable detail compliance during and at the end of such accounting periods with the provisions set forth in Sections 2.05, 8.01, 8.03, 8.04, 8.05, 8.13 and Article IX, (2) setting forth Borrower's calculation, in detail, of the Borrower Interest Coverage Ratio and based upon its calculations the Applicable Margins and Applicable Fees and (3) in the case of the financial statements delivered pursuant to subsection (a) or subsection (b) above, stating that such financial statements present fairly the financial position of Borrower and its Subsidiaries and Joint Ventures as at the dates indicated and the results of their operations and changes in their cash flow for the periods indicated in conformity with GAAP (except as otherwise noted therein) consistently applied and (ii) the financial statements pursuant to subsections (b) and (c) above, a written discussion and analysis by the management of Borrower of such financial statements.

               (f) Accountant's Compliance Certificate. Simultaneously with the delivery of the financial statements referred to in subsection (c) above, a statement of the firm of independent certified public accountants which reported on such financial statements whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Event of Default or Potential Event of Default.

               (g) Report of Material Events. Promptly upon Borrower obtaining knowledge (A) of any condition or event which constitutes an Event of Default or Potential Event of Default, (B) of any condition or event which constitutes an event of default or which, with the giving of notice or lapse of time or both, would constitute an event of default under the Subordination Agreement, the Revolving Subordinated Notes or under any indenture or agreement relating to any Permitted Subordinated Indebtedness, (C) of any condition or event which, if the Borrower were a reporting company would be required to be disclosed in a current report filed by Borrower with the Commission on Form 8-K, or (D) of any condition or event which has or could have a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of any such condition or event and what action Borrower has taken, is taking and proposes to take with respect thereto.

               (h) Notice of Claims and Proceedings. (i) Promptly after learning thereof, notice of the institution of, or threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any Subsidiary of Borrower involving claims in excess of $1,000,000 or any Property of Borrower or any Domestic Subsidiary of Borrower valued in excess of $1,000,000 except where the same is fully covered (other than any applicable deductible) by insurance (other than insurance in the nature of retro-premium insurance or other self insurance programs) and of any material adverse change in any existing action, suit, proceeding, governmental investigation or arbitration; and (ii) promptly upon learning thereof, notice of any investigation or proceeding before or by any Governmental Authority, the effect of which might limit, prohibit or restrict materially the manner in which the Borrower or any Subsidiary of Borrower currently conducts its business or to declare any substance contained in the products manufactured or distributed by it to be dangerous, if such declaration has or could have a Material Adverse Effect.

               (i)  ERISA Matters.

               (i) As soon as possible, and in any event within ten (10) Business Days after Borrower or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of one of the Financial Officers of Borrower describing such Termination Event and the action, if any, which Borrower or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto.

               (ii) As soon as possible, and in any event within ten (10) Business Days, after Borrower or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Section 406 of ERISA and Section 4975 of the IRC) involving Borrower or any ERISA Affiliate has occurred, a statement of one of the Financial Officers of Borrower describing such transaction and the action which Borrower or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

               (iii) Within seven (7) Business Days after receipt by the Borrower or any ERISA Affiliate of a written request from the Agent (which shall make such request at the request of any Lender), a copy of each annual report (Form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

               (iv) Within seven (7) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower or any ERISA Affiliate with respect to such request;

               (v) Within seven (7) Business Days after receipt by the Borrower or any ERISA Affiliate of a written request from the Agent (which shall make such request at the request of any Lender), a copy of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan;

               (vi) Within seven (7) Business Days after the occurrence thereof, notification of any increases in the benefits of any existing Benefit Plan or the establishment of any new Plan or the commencement of contributions to any Multiemployer Plan to which Borrower or any ERISA Affiliate was not previously contributing;

               (vii) Within seven (7) Business Days after receipt by Borrower or an ERISA Affiliate of notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

               (viii) Within seven (7) Business Days after receipt by Borrower or any ERISA Affiliate of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the IRC, copies of such letter;

               (ix) Within seven (7) Business Days after receipt by Borrower or an ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

               (x) Within seven (7) Business Days after the failure by Borrower or any ERISA Affiliate to make a required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or payment, a notification of such failure;

               (xi) Within seven (7) Business Days after Borrower or any ERISA Affiliate knows or has reason to know (A) a Multiemployer Plan has been terminated, (B) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a notification of such information; and

               (xii) Within seven (7) Business Days after receipt by Borrower or any ERISA Affiliate of a written request from the Agent, copies of any Foreign Employee Benefit Plan and related documents, reports and correspondence as requested by the Agent (which shall make such request at the request of any Lender) in such notice.

For purposes of this Section 6.01, Borrower and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which Borrower or any ERISA Affiliate is the plan sponsor.

               (j) Publicly Distributed Information. On a timely basis, copies of all financial statements, reports and notices, if any, sent or made available generally by Borrower to the holders of its publicly-held securities, if any, or filed with the Commission, and of all press releases made available generally by Borrower to the public, if any, concerning material developments in the business of Borrower or any of its Subsidiaries.

               (k) Property Damage or Condemnation. Promptly after the occurrence thereof, written notification (or telephonic notice promptly confirmed in writing) of and a description of any property damaged, lost or taken and the anticipated amount of any insurance or condemnation proceeds in connection therewith.

               (l) Management Reports. Copies of any management reports prepared by Borrower's independent certified public accountants in connection with their annual audit of the Borrower or otherwise.

               (m) Notices from and to Holders of Permitted Subordinated Indebtedness. (i) A copy of each notice or other written communication delivered by or on behalf of Borrower to any holder of any Permitted Subordinated Indebtedness or to the trustee under any Permitted

Subordinated Indebtedness indenture, such delivery to be made at the same time and by the same means as such notice or other written communication is delivered to such Person, and (ii) a copy of each notice or other written communication received by Borrower from the holders of or trustee for the Permitted Subordinated Indebtedness, such delivery to be made promptly after such notice or other written communication is received by Borrower.

               (n) Senior Debt Ratings. Promptly after learning thereof, (i) notice of the initial establishment of any Senior Debt Rating for the Borrower and thereafter any change therein and (ii) a copy of each notice or other written communication received by Borrower from S&P, Moody's or any other nationally recognized rating agency relating to Borrower's Senior Debt Ratings.

               (o) Supported Foreign Subsidiaries. Together with each delivery of the financial statements pursuant to subsections (a), (b) and (c) above, an Officers' Certificate of Borrower setting forth (i) a list of each Supported Foreign Subsidiary, (ii) for each Supported Foreign Subsidiary, a detailed statement specifying the nature of the Credit Support provided to it; and (iii) for each Supported Foreign Subsidiary, the amount of interest expense associated with such Credit Support during the accounting period covered by such financial statements used in calculating the Borrower Interest Coverage Ratio.

               (p) Other Information. Such other information respecting the financial condition of Borrower, any Subsidiary of Borrower or any Joint Venture, or their respective business, operations, assets, performance or prospects as the Agent or any Lender may, from time to time, reasonably request including, without limitation, financial projections, business plans and any information such Person's accountants may have prepared with respect to such Person's financial condition, its business, operations, assets, performance and prospects. The Agent and the Lenders shall treat any non-public information so obtained as confidential.

               6.02. Environmental Notices. Borrower shall notify the Agent and each Lender in writing, promptly upon Borrower's learning thereof, of any:

               (a) Notice or claim to the effect that Borrower, any Subsidiary of Borrower or any Joint Venture is or may be liable to any Person as a result of the Release or threatened Release of any Contaminant into the environment;

               (b) Notice that Borrower, any Subsidiary of Borrower or any Joint Venture is subject to investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Contaminant into the environment;

               (c) Notice that any Property of Borrower or any Subsidiary of Borrower is subject to an Environmental Lien;

               (d) Notice of violation to Borrower, any Subsidiary of Borrower or any Joint Venture or awareness by Borrower, any Subsidiary of Borrower or any Joint Venture of a condition which might reasonably be expected to result in a notice of violation of any environmental, health or safety Requirement of Law which has or could have a Material Adverse Effect;

               (e) Commencement or threat of any judicial or administrative proceeding alleging a violation by Borrower, any Subsidiary of Borrower or any Joint Venture of any environmental, health or safety Requirement of Law which, if adversely determined, has or could have a Material Adverse Effect;

               (f) New or proposed changes to any existing environmental, health or safety Requirement of Law that has or could have a Material Adverse Effect; or

               (g) Any proposed acquisition of stock, assets, real estate, or leasing of property, or any other action by Borrower, any Subsidiary of Borrower or any Joint Venture that could subject Borrower, any such Subsidiary or any Joint Venture to environmental, health or safety Liabilities and Costs in excess of $1,000,000.


                                  ARTICLE VII
                             AFFIRMATIVE COVENANTS

               Borrower covenants and agrees that, on and after the date hereof and so long as Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder or any Letter of Credit remains outstanding:

               7.01. Corporate Existence, Etc. Borrower shall, and Borrower shall cause each of its Domestic Subsidiaries and Supported Foreign Subsidiaries to, at all times, maintain its corporate existence and preserve and keep in full force and effect its rights and franchises. Borrower shall promptly provide the Agent and each of the Lenders with a complete list of its Subsidiaries upon the occurrence of any change in the list set forth on
Schedule 5.01(c) hereto. Notwithstanding anything to the contrary contained in this Agreement, the Borrower shall not be required to continue the existence of any Joint Venture beyond the term specified in the applicable joint venture agreement.

               7.02. Corporate Powers, Etc. Borrower shall, and Borrower shall cause each of its Subsidiaries and the Joint Ventures to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except in those jurisdictions where the failure to so qualify does not have or could not have a Material Adverse Effect.

               7.03. Compliance with Laws. Borrower shall, and Borrower shall cause each of its Subsidiaries and the Joint Ventures to, comply with all Requirements of Law, and all restrictive covenants affecting it or its business, properties, assets or operations, except where the failure so to comply does not have or could not have a Material Adverse Effect.

               7.04. Payment of Taxes and Claims. Borrower shall, and Borrower shall cause each of its Subsidiaries and the Joint Ventures to, pay
(a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and (b) all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

               7.05. Maintenance of Properties; Insurance. Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, excepting ordinary wear and tear and damage, due to casualty or condemnation, all Property material to its operations (which shall in any event include each parcel of real property subject to any Mortgage) and will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower shall, and shall cause each of its Subsidiaries to, maintain with financially sound insurance companies, which companies shall be licensed to do business in the states where such Property is located, the insurance policies and programs, including, self-insurance retention levels, listed on Schedule 7.05 hereto (or substantially similar programs or policies and amounts or other programs, policies and amounts acceptable to the Requisite Lenders) insuring all Property and other assets material to the operations of Borrower and its Subsidiaries (which shall in any event include each parcel of real property subject to any Mortgage) against loss or damage by fire, theft, burglary, pilferage and loss in transit and business interruption, together with such other hazards as are reasonably consistent with prudent industry practice, and maintain product and other liability insurance consistent with prudent industry practice with financially sound insurance companies licensed to do business in the states where such Property is located. Not later than thirty (30) days after the renewal, replacement or material modification of any policy or program, Borrower shall deliver or cause to be delivered to the Agent (in sufficient quantity for each of the Lenders, which the Agent shall promptly distribute to each Lender) a detailed schedule setting forth for each such policy or program:
(a) the amount of such policy, (b) the risks insured against by such policy,
(c) the name of the insurer and each insured party under such policy, and (d) the policy number of such policy. All casualty and business interruption insurance covering Borrower or any Domestic Subsidiary or any Property of Borrower or any Domestic Subsidiary shall contain an endorsement in the form of
Exhibit 7.

               7.06. Inspection of Property; Books and Records; Discussions. Borrower shall permit, and Borrower shall cause each of its Subsidiaries and the Joint Ventures to permit, any authorized representative(s) designated by any Lender or the Agent to visit and inspect any of its properties, including financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees, representatives, agents or independent certified public accountants, all upon reasonable notice and at such reasonable time and as often as may be reasonably requested. Each such visitation and inspection made by or on behalf of the Agent shall be at Borrower's expense. Any visitation and inspection made by or on behalf of any Lender shall be at such Lender's expense.

               7.07. Labor Matters. Borrower shall notify the Agent and each Lender in writing, promptly, but in any event within two (2) Business Days after learning thereof, of any material labor dispute to which it or any of its Subsidiaries may become a party, any strikes or walkouts relating to any of its or its Subsidiaries' facilities where the operation of any such facility is material to the operations of the Borrower or such Subsidiary and the expiration of any material labor contract to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound.

               7.08. Maintenance of Permits. Borrower shall obtain and maintain, and shall cause each of its Subsidiaries to obtain and maintain, in full force and effect all licenses, franchises, Permits or other rights necessary for the operation of its business, except where the failure to obtain or maintain such licenses, franchises, Permits or rights does not have and could not have a Material Adverse Effect.

               7.09. Employee Benefit Matters. Borrower shall establish, maintain and operate, and cause each of its Subsidiaries and other ERISA Affiliates to establish, maintain and operate, all Plans in all material respects in compliance with the applicable provisions of ERISA, the IRC, and all other applicable laws, and the regulations and interpretations thereunder, and the respective requirements of the governing documents for such Plans. Borrower shall, and shall cause each of its Subsidiaries and other ERISA Affiliates to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Foreign Employee Benefit Plans.

               7.10. Foreign Subsidiary Credit Support; Change of Subsidiary Status.

               (a) Credit Support to Foreign Subsidiaries. Prior to any Credit Support being provided to any Foreign Subsidiary, each of the following conditions precedent shall be required to be satisfied in connection therewith:

               (i) such Foreign Subsidiary shall execute a Foreign Subsidiary Guaranty on terms and conditions reasonably satisfactory to the Agent; provided, however, such guaranty shall be limited in amount to the maximum amount of Credit Support provided by Borrower to such Foreign Subsidiary; provided, further, such guaranty shall not be required to the extent the Borrower shall have demonstrated to the reasonable satisfaction of the Agent that such a guaranty results in material adverse tax consequences for the Borrower;

               (ii) Borrower's proposed Credit Support to such Foreign Subsidiary is in compliance with the terms of Section 8.03;

               (iii) such Foreign Subsidiary shall have executed and become a party to the Contribution Agreement;

               (iv) unless the Release Event shall have occurred, Borrower shall have executed or shall have caused its appropriate Subsidiary to execute a Foreign Subsidiary Pledge with respect to the stock of such Foreign Subsidiary;

               (v) unless the Release Event shall have occurred, if the stock of such Foreign Subsidiary is owned by any Subsidiary which is not a Domestic Subsidiary (a "Foreign Holding Company"), then Borrower shall have executed or shall have caused the appropriate Subsidiary to execute a Foreign Subsidiary Pledge with respect to the capital stock of such Foreign Holding Company; provided, however, notwithstanding the provisions of the definition of Foreign Subsidiary Pledge which limit to 65% the total combined voting power pledged, the Foreign Subsidiary Pledge for such Foreign Holding Company shall be for one-hundred percent (100%) of the capital stock of such Foreign Holding Company unless it shall have been demonstrated to the reasonable satisfaction of the Agent that such pledge would result in material adverse tax consequences to the Borrower;

               (vi) the Agent shall have received an opinion of counsel qualified to practice in the jurisdiction of such Foreign Subsidiary's incorporation, in form and substance reasonably satisfactory to the Agent, covering such matters as the Agent deems necessary relating to the Foreign Subsidiary Guaranty, if any, executed and delivered to the Agent pursuant to clause (i) above and, if applicable, the Foreign Subsidiary Pledge executed and delivered to the Agent pursuant to clause
       (iv) above;

               (vii) unless the Release Event shall have occurred, the Agent shall have received an opinion of counsel for the pledgors with respect to each Foreign Subsidiary Pledge executed and delivered to the Agent pursuant to clause (vi) above;

               (viii) the Agent shall have received a compliance certificate from a Financial Officer of the Borrower certifying that after the issuance of such Credit Support for such Foreign Subsidiary, no Event of Default or Potential Event of Default exists; and

               (ix) the Lenders shall have received such other documents, instruments or agreements as are reasonably requested by the Agent or the Requisite Lenders.

               (b) Structure of Support Payments. In connection with the payment by Borrower in respect of any Accommodation Obligation with respect to the Foreign Subsidiaries, Borrower shall make such payments by way of a loan from Borrower to the applicable Foreign Subsidiary secured by all or substantially all of such Foreign Subsidiary's assets and, provided the Release Event shall not have occurred, assign the intercompany note and security to the Agent on behalf of itself and the Holders of Secured Obligations as additional Collateral for the Obligations unless Borrower shall have demonstrated to the reasonable satisfaction of the Agent that such a secured-loan structure results in material adverse tax consequences for the Borrower. To the extent that such a secured loan would be prohibited by the pertinent Foreign Subsidiary's contractual obligations, the Borrower shall use and shall cause such Foreign Subsidiary to use its best efforts to obtain waivers of such restrictions or to agree upon alternative structures reasonably satisfactory to the Agent.

               (c) Change of Subsidiary Status. In connection with the cancellation and release and, if applicable, return of Investment, of the Borrower from or with respect to any Credit Support provided to any Supported Foreign Subsidiary, the Borrower may change the status of a

Supported Foreign Subsidiary to a Foreign Subsidiary which is no longer considered to be a Supported Foreign Subsidiary provided each of the following conditions precedent is met in connection therewith:

               (i) the Agent shall have received documentation satisfactory to it evidencing the repayment of any loan and return of any Investment, other than with respect to Base Credit Support, cancellation or expiration of any letter of credit and/or release of any guaranty or other Accommodation Obligation, which comprised such Supported Foreign Subsidiary's Credit Support;

               (iii) all Letters of Credit with respect to which such Supported Foreign Subsidiary is a co-applicant shall have been cancelled or cash collateral shall have been provided therefor pursuant to the terms of
       Section  10.02(b);

               (iv) the Agent shall have received a compliance certificate from a Financial Officer of the Borrower certifying that no Event of Default or Potential Event of Default exists; and

               (v) the Lenders shall have received such other documents, instruments or agreements as are reasonably requested by the Agent or the Requisite Lenders.

Each Lender and each Issuing Bank consent to the release by the Agent of each Foreign Subsidiary Guaranty and Foreign Subsidiary Pledge with respect to such Foreign Subsidiary or its Foreign Holding Company (provided such Foreign Holding Company does not also hold the capital stock of another Supported Foreign Subsidiary) in connection with the change of such Foreign's Subsidiary's status hereunder.

               7.11. Maintenance of Separate Corporate Existence. The Borrower shall take all reasonable steps (including, without limitation, all steps which the Agent or any Lender may from time to time reasonably request) to maintain its identity as a separate legal entity and to make it apparent to third parties that the Borrower is an entity with assets and liabilities distinct from those of ANTEC CORPORATION. Without limiting the generality of the foregoing, the Borrower shall:

               (i) to the extent any employee, consultant or agent of Borrower is also an employee, consultant or agent of ANTEC CORPORATION, allocate the compensation of such employee, consultant or agent between Borrower and ANTEC CORPORATION on the basis of actual use of the services so rendered to the extent practicable and, to the extent such allocation is not practical, on a basis reasonably related to actual use of such services;

               (ii) allocate all overhead expenses (including, without limitation, telephone and other utility charges) for items shared between Borrower and ANTEC CORPORATION on the basis of actual use to the extent practicable and, to the extent such allocation is not practicable, on a basis reasonably related to actual use; and

               (iii) not maintain bank accounts or other depository accounts to which ANTEC CORPORATION is an account party, into which ANTEC CORPORATION makes deposits or from which ANTEC CORPORATION has the power to make withdrawals.


                                  ARTICLE VIII
                               NEGATIVE COVENANTS

               Borrower covenants and agrees that, on and after the date hereof and so long as Borrower shall have any outstanding Agreement Obligations or any Lender shall have any Commitment hereunder or any Letter of Credit remains outstanding:

               8.01. Indebtedness. Borrower shall not, and shall not permit any member of the Consolidated Group to, directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

               (i)  the Obligations;

               (ii)  the Existing Indebtedness;

               (iii) Indebtedness in respect of Accommodation Obligations permitted by Section 8.04;

               (iv) Indebtedness incurred by any Foreign Subsidiary unless the incurrence of that Indebtedness could reasonably be anticipated to result in an Event of Default or Potential Event of Default;

               (v) Indebtedness incurred by any Domestic Subsidiary where the Borrower or any other Domestic Subsidiary is the lending entity;

               (vi) Indebtedness incurred by the Borrower where any Domestic Subsidiary is the lending entity;

               (vii) Permitted Subordinated Indebtedness not to exceed an aggregate outstanding principal amount of $60,000,000, to the extent such Indebtedness is permitted under Section 8.13; and

               (viii) other Indebtedness of the Borrower and the other members of the Domestic Group which, when combined with outstanding Permitted Subordinated Indebtedness, does not exceed in the aggregate $150,000,000 at any one time outstanding; provided, however, any such Indebtedness (including the Permitted Subordinated Indebtedness) in excess of $100,000,000 shall automatically result in a permanent reduction, by the amount of such excess, in the Commitments and such reduction of the Commitments shall be effective as of the date such Indebtedness is incurred and shall reduce the Commitment of each Lender proportionately in accordance with its Pro Rata Share;

       provided, however, in each case after taking such Indebtedness into account, Borrower is in compliance with the terms of Article IX, and no Event of Default or Potential Event of Default exists or is pending, whether or not such Event of Default or Potential Event of Default has been reported to the Agent.

               8.02.  Sales of Assets; Liens.

               (a) Limitation on Sales. Borrower shall not, and shall not permit any Subsidiary of Borrower to, sell, assign, transfer, lease, convey or otherwise dispose of any properties or assets, including, without limitation, any capital stock of any Domestic Subsidiary or Supported Foreign Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except for:

               (i) sales of inventory in the ordinary course of business;

               (ii) the disposition of obsolete equipment in the ordinary course of business;

               (iii) sales by Borrower of stock held by it of a Foreign Subsidiary which is not a Supported Foreign Subsidiary in any transaction not constituting a Material Transaction;

               (iv) sales, assignments, transfers, leases, conveyances or other dispositions of other assets, other than the stock of any Domestic Subsidiary, for cash consideration and for not less than fair market value which do not constitute a Material Transaction individually or in the aggregate (together with all sales of stock of any Foreign Subsidiary under clause (iii) above); and

               (v) transfers of assets to any Affiliate for less than fair market value to the extent such transfer constitutes a permitted Investment pursuant to Section 8.03.

               (b) Liens. Prior to and after the occurrence of the Release Event, Borrower shall not, and shall not permit any Subsidiary of Borrower to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its Property (including all capital stock of any Subsidiary of Borrower and all Collateral) except:

               (i) Liens granted to the Agent for the benefit of itself and the Holders of Secured Obligations, securing the Obligations;

               (ii)  Customary Permitted Liens;

               (iii)  Permitted Existing Liens;

               (iv) Liens on property existing at the time of acquisition thereof by Borrower or any of its Subsidiaries and not created in contemplation of such acquisition and Liens securing purchase money Indebtedness for equipment to the extent the aggregate outstanding principal amount of such Indebtedness does not exceed $10,000,000, is permitted under Section 8.01 and the value of the

       Equipment securing such Indebtedness approximates the amount of such Indebtedness;

               (v) Liens with respect to judgments or attachments which do not result in an Event of Default or Potential Event of Default hereunder;

               (vi) Liens with respect to the capital stock of any Foreign Subsidiary; provided such Foreign Subsidiary is not a Supported Foreign Subsidiary or a Foreign Holding Company with respect to a Supported Foreign Subsidiary or a subsidiary of a Supported Foreign Subsidiary; and

               (vii) Liens with respect to the assets of any Foreign Subsidiary (other than capital stock which is covered by clause (vi) above) granted to secure Indebtedness of such Foreign Subsidiary to the extent such Indebtedness is permitted under the terms of this Agreement.

               For the purposes of this Agreement, the term "Customary Permitted Liens" shall mean:

               (A) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) for claims, taxes, assessments or charges of any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

               (B) statutory Liens of landlords, bankers, carriers, warehousemen, mechanics, materialmen and other Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) imposed by law, arising in the ordinary course of business and for amounts which (A) are not yet due, (B) are not more than thirty (30) days past due as long as no notice of default has been given or other action taken to enforce such Liens, or (C) (1) are not more than thirty
       (30) days past due and a notice of default has been given or other action taken to enforce such Liens, or (2) are more than thirty (30) days past due, and, in the case of clause (1) or (2), are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

               (C) Liens (other than Environmental Liens, Liens imposed under ERISA or Enforceable Judgments) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of employment benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

               (D) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, rights of landlords, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property, which do not materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary of Borrower;

               (E) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

               (F) precautionary filings of financing statements in connection with Operating Leases entered into in the ordinary course of business.

               8.03. Investments. Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly make or commit to make any advance, loan, extension of credit or capital contribution, or purchase of any stock, bonds, notes, debentures or other securities of, or make any other investment in, any Person, including, without limitation, any Affiliate of the Borrower (all such transactions being referred to as "Investments") except:

               (i) Investments by Borrower or any of its Subsidiaries in Cash Equivalents;

               (ii)  Investments made prior to the date hereof and set forth on
       Schedule 8.03;

               (iii) Investments constituting (a) loans by Borrower or any Subsidiary of Borrower to its employees in each case in the ordinary course of business not in excess of an aggregate amount of $2,500,000 outstanding at any one time and (b) in addition to the loans permitted pursuant to clause (a), loans by the Borrower to its employees concurrent with the exercise of an option for the purchase of capital stock of the Borrower pursuant to the Borrower Distribution Stock Plan, which loans shall: (1) be in an amount not to exceed the lesser of (A) $15,000,000 in the aggregate and (B) the sum of (i) the exercise price with respect to the stock being purchased plus (ii) the amount of tax withheld on the difference between the exercise price with respect to such stock and the fair market value of such stock on the date of exercise of such option; and (2) be secured by a pledge in favor of the Borrower of the capital stock so purchased;

               (iv) Investments in connection with the acquisition by the Borrower of substantially all of the assets or all of the capital stock of any Person not in excess of an individual amount of $10,000,000 or an aggregate amount of $25,000,000 over the term of this Agreement; provided, however, in connection with any such acquisition not more than 20% of the acquisition price shall be attributable to goodwill;

               (v) Investments in connection with the purchase of any other Person's interest in any of the Joint Ventures;

               (vi) Investments (other than such Investments made by any Foreign Subsidiary which is not a Supported Foreign Subsidiary) made after the Effective Date in any joint ventures, including the Joint Ventures, which when aggregated with Investments made pursuant to clause
       (v) above do not exceed $10,000,000 in the aggregate;

               (vii) Investments by any Foreign Subsidiary in any other Foreign Subsidiary or by any Foreign Subsidiary that is not a Supported Foreign Subsidiary in any joint ventures, including the Joint Ventures;

               (viii) Investments (other than those set forth on Schedule 8.03) in notes receivable received in connection with transactions permitted pursuant to Section 8.02(a); provided, unless the Release Event shall have occurred, such notes receivable are pledged to the Agent for the benefit of itself and the Holders of Secured Obligations pursuant to the requirements of the Collateral Documents; provided, further, the aggregate amount of such Investments at any one time outstanding shall not exceed $2,500,000;

               (ix) Investments made after the date hereof by the Borrower in any Foreign Subsidiary in the United Kingdom or Canada; provided, at the time of such Investment and after taking into account the making of such Investment, no Event of Default or Potential Event of Default exists or is pending, whether or not such Event of Default or Potential Event of Default has been reported to the Agent; and provided, further that the aggregate of such Investments entered into by Borrower with respect to Indebtedness of any such Foreign Subsidiary does not exceed, at any time, $10,000,000 for each of (i) all such Foreign Subsidiaries in the United Kingdom and (ii) all such Foreign Subsidiaries in Canada;

               (x) Investments (including, without limitation, all Investments referred to in clauses (iv) and (ix) above) made after the date hereof by the Borrower in any Foreign Subsidiary provided each of the following conditions has been met:

                       (A) no Event of Default or Potential Event of Default exists or is pending, whether or not such Event of Default or Potential Default has been reported to the Agent;

                       (B) prior to making any such Investment, Borrower shall be in compliance with each of the requirements set forth in
               Section 7.10; and

                       (C) the sum, without duplication, of (1) all such Investments, (2) all Accommodation Obligations made or entered into by the Borrower after the date hereof with respect to the Foreign Subsidiaries, (3) the aggregate Base Credit Support provided to the Foreign Subsidiaries, and (4) all Credit Support provided to the Foreign Subsidiaries does not exceed the amounts set forth below during the periods set forth below:

Period                                   Aggregate Amount
- ------                                   ----------------
Effective Date through
December 31, 1994                        $35,000,000

Effective Date through
December 31, 1995                        $60,000,000

Effective Date through
December 31, 1996                        $80,000,000

Effective Date through                   The sum of $80,000,000
each December 31 thereafter              and $20,000,000 for each January 1
                                         occurring thereafter commencing with January 1, 1997.

               (xi) other Investments not to exceed $2,500,000 in the aggregate outstanding at any time.

               8.04. Accommodation Obligations. Borrower shall not and shall not permit any Subsidiary of Borrower to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation involving Indebtedness of Itel or any Affiliate of Itel which is not one of the Joint Ventures or a Subsidiary of Borrower. In addition, Borrower shall not, and shall not permit any other Domestic Subsidiary or Supported Foreign Subsidiary to, directly or indirectly, create or become or be liable with respect to any Accommodation Obligation except:

               (i) guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

               (ii) Accommodation Obligations arising in connection with the Transaction Documents; and

               (iii) Accommodation Obligations (a) by Borrower and its Domestic Subsidiaries with respect to the Borrower's Foreign Subsidiaries and (b) by Borrower with respect to any of its Subsidiaries' Hedging Obligations with respect to Eligible Hedging Contracts, in an aggregate amount outstanding at any time with respect to (a) and (b) less than or equal to the U.S. Dollar equivalent of Fifty Million Dollars ($50,000,000); provided, however, no such Accommodation Obligations shall be entered into or incurred after the occurrence and during the continuance of an Event of Default or Potential Event of Default.

               8.05. Restricted Junior Payments. Borrower shall not, and shall not permit any Subsidiary of Borrower to, declare or make any Restricted Junior Payment, except:

               (i)  payments of dividends by the Borrower to Itel provided:
       (a) at the time thereof and after taking into account the payment thereof, no Event of Default or Potential Event of Default exists or is pending, whether or not such Event of Default or Potential Default has been reported to the Agent; and (b) the aggregate amount of such dividends does not exceed fifty percent (50%) of the consolidated net income of the Consolidated Group for the period from January 1, 1994 to the date of such calculation;

               (ii) payments by the Borrower to Itel under the Tax Allocation Agreement provided: (a) no such payments shall be made at any time with respect to the income (whether trade or business income or passive income) of the Borrower's Foreign Subsidiaries unless the Borrower has received a like amount from such Foreign Subsidiaries; (b) no such payments shall be made at any time to the extent such payments are not in an amount substantially the same as the amount of federal and state taxes which would be due and payable by Borrower and the corporations (with the Borrower, collectively the "Borrower Group") which would be members of the "affiliated group" (as defined in Section 1504 of the IRC) of which Borrower would be the common parent if Borrower were not a member of the Itel affiliated group (as so defined) (the "Itel Group") if the Borrower Group filed a separate consolidated federal income tax return and separate consolidated or combined state income tax returns;
       (c) no such payments shall be made at any time an Event of Default or Potential Event of Default exists or is pending, whether or not such Event of Default or Potential Default has been reported to the Agent, to the extent such payments exceed the lesser of (1) the amount of federal and state taxes which would be due and payable by the Borrower Group, if the Borrower Group filed a separate consolidated federal income tax return and separate consolidated or combined state income tax returns and (2) the amount of the tax liability actually incurred and paid by the Itel Group; and (d) no such payment shall be made after the occurrence of an Event of Default under Section 10.01(f) or 10.01(g);

               (iii)  any Subsidiary of Borrower may pay dividends to Borrower;

               (iv) to the extent that such payments are permitted by subordination restrictions applicable thereto, including the Subordination Agreement, or are payments in respect of the Permitted Subordinated Indebtedness, provided that at the time of such payment and after taking into account such payment, no Event of Default or Potential Event of Default exists or is reasonably anticipated to occur thereafter;

               (v) payments required pursuant to any Hedging Contracts entered into between Borrower and Itel or any similar type of hedging agreement entered into by any Subsidiary of Borrower and Itel which are ordinary course arms-length transactions; provided, that at the time of such payment and after taking into account such payment, no Event of Default or Potential Event of Default exists or is pending, whether or not such Event of Default or Potential Default has been reported to the Agent;

               (vi) payments in the ordinary course of business of arms-length fees by the Foreign Subsidiaries to Itel in connection with any guaranty executed by Itel of such Foreign Subsidiary's Indebtedness; and

               (vii) regularly scheduled payments of principal and interest (on an unaccelerated basis) in connection with any loan from Itel to any Foreign Subsidiary entered into in the ordinary course of business and upon terms that would be obtained in an arms-length transaction, provided that at the time of such payment and after taking into account such payment, (1) no event of default or unmatured event of default exists or is reasonably anticipated to occur thereafter in respect of such Foreign Subsidiary's Indebtedness to any third party and (2) no Event of Default or Potential Event of Default exists or is pending, whether or not such Event of Default or Potential Default has been reported to the Agent; and

               (viii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any shares of capital stock of the Borrower issued to its employees under and pursuant to the provisions of the Borrower Distribution Stock Plan pursuant to Section 8.03(iii)(b).

               8.06. Conduct of Business. Borrower shall not and shall not permit any of its Subsidiaries to, engage in any business other than the business engaged in by Borrower or such Subsidiary on the date hereof and any business activities substantially similar or related thereto. The businesses engaged in by the Foreign Subsidiaries outside of the United States shall continue to be conducted solely through the Borrower's Foreign Subsidiaries. Borrower shall not and shall not permit any of its Subsidiaries to enter into any interest rate, commodity or foreign currency exchange, swap, collar, cap, option, forward, futures or similar agreements other than Hedging Contracts.

               8.07. Transactions with Affiliates. Borrower shall not, and shall not permit any other member of the Domestic Group to, directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates on terms that are less favorable to it than those fair and reasonable terms that might be obtained in a comparable arms-length transaction at the time other than transactions involving the payment to Itel of guaranty fees or tax sharing payments not to exceed the amounts permitted pursuant to Section 8.05.

               8.08.  Restriction on Fundamental Changes.

               (a) Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or Property, whether now or hereafter acquired, except:

               (i)  as otherwise permitted under Section 8.02(a);

               (ii) any Domestic Subsidiary may merge into or convey, sell, lease or transfer all or substantially all of its assets to Borrower or any other Domestic Subsidiary of Borrower;

               (iii) any Foreign Subsidiary may merge into or convey, sell, lease or transfer all or substantially all of its assets to any other Foreign Subsidiary; provided, however, if one of such Foreign Subsidiaries is a Supported Foreign Subsidiary, then all of the conditions set forth in Section 7.10(a) shall be complied with with respect to the surviving or acquiring corporation.

               (b) Borrower shall not, and shall not permit its Subsidiaries to acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except in the ordinary course of its business or to the extent permitted pursuant to Section 8.03.

               8.09. Employee Benefit Matters. Borrower shall not, and shall not permit any of its ERISA Affiliates to:

               (i) Engage in any prohibited transaction described in Section 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

               (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

               (iii) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

               (iv)  terminate any Benefit Plan in a distress termination under
       Section 4041(c) of ERISA which would result in any liability to Borrower or any ERISA Affiliate;

               (v) fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

               (vi) fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

               (vii) amend a Plan resulting in an increase in current liability for the plan year such that Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC;

              (viii) permit any unfunded liabilities with respect to any Foreign Pension Plan to exist; or

               (ix) fail to pay any required contribution or payment to a Foreign Pension Plan on or before the date for such required installment or payment.

               8.10. Environmental Liabilities. Borrower shall not, and shall not permit any of its Subsidiaries or any Joint Venture to, become subject to any Liabilities and Costs, which could have a Material Adverse Effect, arising out of or related to (a) the Release or threatened Release at any location of any Contaminant into the environment, or any Remedial Action in response thereto, or (b) any violation of any environmental, health and safety Requirements of Law.

               8.11. Margin Regulations. No portion of the proceeds of any credit extended under this Agreement and no portion of the proceeds of the Permitted Subordinated Indebtedness shall be used in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation G, Regulation T, Regulation U or Regulation X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the date or dates of such Borrowing and the use of such proceeds.

               8.12. Change of Fiscal Year. Borrower shall not change its Fiscal Year.

               8.13.  Subordinated Indebtedness.

               (a) Incurrence of Subordinated Debt. The Borrower shall be permitted to incur Revolving Subordinated Debt provided, after taking into account the incurrence thereof (i) no Event of Default or Potential Event of Default shall have occurred or is reasonably anticipated to occur thereafter and (ii) the aggregate maximum outstanding principal amount of Revolving Subordinated Debt shall not exceed $60,000,000.

               (b) No Change. Borrower shall not amend, supplement or modify the terms of any Permitted Subordinated Indebtedness, or make any payment required as a result of an amendment or change thereto.

               (c) Extension. So long as any Revolving Subordinated Notes may be outstanding, Borrower shall extend the maturity thereof if and as permitted under the Subordination Agreements.

               (d)  Other Subordinated Indebtedness.  Nothing in this Section
8.13 shall be construed as prohibiting the incurrence of subordinated Indebtedness, other than the Revolving Subordinated Debt, provided such Indebtedness is permitted pursuant to Section 8.01(viii).



                                   ARTICLE IX
                              FINANCIAL COVENANTS

               9.01.  Defined Terms for Financial Covenants.

               The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

               "Base Amount" shall mean an amount equal to the greater of (a) $240,000,000 and (b) the Borrower's shareholder's equity as at December 31, 1993 minus $12,700,000.

               "Borrower Interest Coverage Ratio" shall mean, for any period, the ratio of (a) EBITDA of the Borrower for such period to (b) Consolidated Interest Expense for such period minus interest expense with respect to Indebtedness of any of the Borrower's Foreign Subsidiaries incurred to any Person outside of the Consolidated Group if Credit Support is not provided to such Foreign Subsidiaries (except that all interest expense with respect to Indebtedness of Borrower's Foreign Subsidiaries in Canada shall be included in Consolidated Interest Expense for the purpose of calculating the Borrower Interest Coverage Ratio) minus, to the extent otherwise included in Consolidated Interest Expense, amortization of upfront fees payable on the Effective Date to the Agent and the Lenders.

               "Consolidated EBITDA" shall mean, for any period, for the Consolidated Group calculated in accordance with Agreement Accounting Principles, (i) net income (or loss) of the Consolidated Group for such period taken as a single accounting period, plus (ii) the provision for depreciation and amortization expense of the Consolidated Group for such period, plus (iii) income taxes of the Consolidated Group for such period, and plus (iv) Consolidated Interest Expense for such period; provided that there shall be excluded therefrom any non-operating gains or losses (including, without limitation, extraordinary or unusual gains or losses, gains or losses arising from the sale of capital assets or the sale of owned buildings and properties and other non-recurring gains or losses other than in connection with the discontinuance of operations) during such period.

               "Consolidated Interest Coverage Ratio" shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) the amount of Consolidated Interest Expense of the Consolidated Group for such period (provided, to the extent otherwise included in Consolidated Interest Expense, there shall be excluded from such Consolidated Interest Expense amortization of upfront fees payable on the Effective Date to the Agent and the Lenders).

               "Consolidated Interest Expense" shall mean, for any period, the net interest expense of the Consolidated Group for such period calculated in accordance with Agreement Accounting Principles; provided, however, there shall be included in Consolidated Interest Expense, to the extent not otherwise included, (a) interest with respect to the Revolving Subordinated Debt, whether or not paid, deferred or forgiven at the applicable rate specified in the Revolving Subordinated Notes applicable thereto and (b) all fees payable in connection with the Letters of Credit.

               "Consolidated Net Worth" shall mean, at a particular date, all amounts which would be included under shareholders' equity for the Consolidated Group determined in accordance with Agreement Accounting Principles.

               "Current Assets" shall mean, at a particular date, all amounts which would, in conformity with Agreement Accounting Principles, be included under current assets on a balance sheet as at such date, except that there shall be excluded therefrom cash and Cash Equivalents.

               "Current Liabilities" shall mean, at a particular date, all amounts which would, in conformity with Agreement Accounting Principles, be included under current liabilities on a balance sheet as at such date, except that there shall be excluded therefrom the current portion of long-term Indebtedness and the outstanding principal amount of the Loans hereunder.

               "Domestic Interest Expense" shall mean, for any period, the net interest expense of the Domestic Group for such period, calculated in accordance with Agreement Accounting Principles.

               "EBITDA of the Borrower" shall mean, for any period, for the Domestic Group (with all foreign subsidiaries being accounted for on the equity investment method of accounting) determined on a combined basis in accordance with Agreement Accounting Principles, (i) net income (or loss) of the Domestic Group for such period taken as a single accounting period, plus (ii) the provision for depreciation and amortization expense for such period of the Domestic Group, plus (iii) income taxes of the Domestic Group for such period, and plus (iv) Domestic Interest Expense for such period; provided that there shall be excluded therefrom (x) any non-operating gains or losses (including, without limitation, extraordinary or unusual gains or losses, gains or losses arising from the sale of capital assets or the sale of owned buildings and properties and other non-recurring gains or losses other than in connection with the discontinuance of operations) of the Domestic Group during such period and (y) income or loss from the operations of the Foreign Subsidiaries during such period.


               "Total Indebtedness" shall mean, in each case with respect to the Domestic Group, all Indebtedness of the Domestic Group; provided, however, it is expressly agreed that (a) there shall be included in Total Indebtedness (whether or not such amounts would be included as liabilities on the balance sheet or as Indebtedness) (i) contingent liabilities with respect to Standby Letters of Credit and (ii) the maximum amount of Indebtedness supported by any guaranty issued by the Borrower and (b) there shall be excluded from Total Indebtedness all Indebtedness of any of the Borrower's Foreign Subsidiaries if no Credit Support is provided with respect to such Indebtedness.

               9.02. Minimum Consolidated Net Worth. Borrower covenants and agrees that, on and after the date hereof so long as Borrower shall have any Agreement Obligations or any Lender has any Commitment hereunder or any Letter of Credit remains outstanding, Borrower shall not permit Consolidated Net Worth at any time to be less than (i) the Base Amount plus (ii) fifty percent (50%) of cumulative consolidated net income of the Consolidated Group from the Effective Date minus (iii) an amount, not to exceed $15,000,000 in the aggregate, in connection with all redemptions, retirements, purchases or other acquisitions for value, direct or indirect, of any shares of capital stock of the Borrower issued to its employees under and pursuant to the provisions of the Borrower Distribution Stock Plan made in conformity with the provisions of
Section 8.03(iii)(b) and Section 8.05(vii).

               9.03 Ratio of Indebtedness to Capitalization. Borrower covenants and agrees that, on and after the date hereof so long as Borrower shall have any Agreement Obligations or any Lender has any Commitment hereunder or any Letter of Credit remains outstanding, Borrower shall not permit the ratio of (a) Total Indebtedness to (b) the sum of (i) Consolidated Net Worth and (ii) Total Indebtedness, at any time to be greater than 0.60 to 1.00.

               9.04.  Interest Coverage Ratios.

               (a) Borrower Interest Coverage Ratio. Borrower covenants and agrees that, on and after the date hereof so long as Borrower shall have any Agreement Obligations or any Lender has any Commitment hereunder or any Letter of Credit remains outstanding, Borrower shall not permit the Borrower Interest Coverage Ratio calculated at the end of each fiscal quarter for the period of the immediately preceding four fiscal quarters (or in the case of the first three full fiscal quarters after the date hereof, the period from March 31, 1994 through such date) to be less than the ratio set forth below with respect to such quarter:

               For each fiscal quarter
               -----------------------
               ending during the
               ------------------
               following periods                                Ratio
               -----------------                                -----
               July 1, 1994 through
                       December 30, 1994                        3.00 to 1.0

               December 31, 1994
                       and thereafter                           3.50 to 1.0

               (b) Consolidated Interest Coverage Ratio. Borrower covenants and agrees that, on and after the date hereof so long as Borrower shall have any Agreement Obligations or any Lender has any Commitment hereunder or any Letter of Credit remains outstanding, Borrower shall not permit the Consolidated Interest Coverage Ratio calculated at the end of each fiscal quarter for the period of the immediately preceding four fiscal quarters (or in the case of the first three full fiscal quarters after the date hereof, the period from March 31, 1994 through such date) to be less than the ratio set forth below with respect to such quarter:

               For each fiscal quarter
               -----------------------
               ending during the
               ------------------
               following periods                                Ratio
               -----------------                                -----
               July 1, 1994 through
                       December 30, 1994                        3.00 to 1.0

               December 31, 1994
                       and thereafter                           3.50 to 1.0

               9.05. Ratio of Current Assets to Current Liabilities. Borrower covenants and agrees that, on and after the date hereof so long as Borrower shall have any Agreement Obligations or any Lender has any Commitment hereunder or any Letter of Credit remains outstanding, Borrower shall not, at any time, permit the ratio of Current Assets of the Domestic Group to Current Liabilities of the Domestic Group to be less than 2.0 to 1.0.

               9.06. Capital Expenditures. Borrower shall not and shall not permit any of its Subsidiaries which are members of the Domestic Group to, in any Fiscal Year, purchase, invest in or otherwise acquire, including by Capital Leases, additional property, plant and equipment or other fixed assets which capital expenditures, net of dispositions of fixed assets during such Fiscal Year (determined based upon the lesser of the book value of such disposed assets or the net cash proceeds received), exceed $15,000,000 in the aggregate. For purposes of calculating capital expenditures for any Fiscal Year, there shall be included in the calculation thereof the excess, if any, of (i) the amount of Investments made during such Fiscal Year pursuant to Section 8.03(iv) over (ii) the amount of such Investments allocable to the Current Assets acquired in connection with such Investments.

               9.07. Calculation of Financial Covenants. In this Agreement, in the calculation of the financial covenants set forth in this Article IX:

               (a) unless otherwise expressly specified to the contrary therein, all such financial covenants shall be calculated with the operations of all Subsidiaries which are not included in the group for which such financial covenant is set being accounted for on the equity investment method of accounting; and

               (b) all such financial covenants shall be calculated after the elimination of the minority interest in the Joint Ventures and any Subsidiaries which are not wholly-owned Subsidiaries.


                                   ARTICLE X
                     EVENTS OF DEFAULT; RIGHTS AND REMEDIES

           10.01. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

               (a) Failure to Make Payments When Due. Borrower shall fail (i) to pay when due any principal of any Loan or Reimbursement Obligation, or (ii) to pay when due any interest on any Loan or Reimbursement Obligation, or any fee or other amount payable under this Agreement or any of the other Loan Documents and such failure under this clause (ii) shall continue for three (3) calendar days.

               (b) Breach of Certain Covenants. Borrower or any Subsidiary of Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation under Sections 6.01 (other than clauses (d), (f), (i), (j) and (k) thereof), 7.01, 7.05, 7.10 or under Articles VIII (other than
Section 8.09 thereof) or IX or binding on Borrower or any Subsidiary of Borrower under any section of the Collateral Documents (which failure continues after the expiration of any grace period specified under such section of the Collateral Documents).

               (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by Borrower to the Agent, any Issuing Bank or any Lender herein or by Borrower or any Subsidiary of Borrower in any of the other Loan Documents or in any written statement or certificate at any time given by Borrower or any Subsidiary of Borrower pursuant to any of the Loan Documents shall be false or misleading in any respect on the date as of which made or deemed made.

               (d) Other Defaults. Borrower or any Subsidiary of Borrower shall fail duly and punctually to perform or observe any agreement, covenant or obligation arising under this

Agreement (except those described in Sections 10.01(a), (b) and (c)) or under any of the other Loan Documents, and such failure shall continue for fifteen
(15) days (or, in the case of Loan Documents other than this Agreement, any longer period of grace expressly set forth therein).

               (e) Default as to Other Indebtedness. Borrower, any Subsidiary of Borrower or any Joint Venture shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on any Indebtedness of Borrower, any such Subsidiary or any Joint Venture, other than any of the Obligations, if the aggregate outstanding amount of all such Indebtedness is $1,000,000 or more; or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto, if the effect thereof is to accelerate, or permit the holder(s) of such Indebtedness to accelerate, the maturity of any such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid or mandatorily redeemed (other than by a regularly scheduled required prepayment prior to the stated maturity thereof); or the holder of any Lien, in any amount, shall commence foreclosure of such Lien upon property of Borrower, any Subsidiary of Borrower or any Joint Venture having a book or fair market value in excess of $1,000,000 in the aggregate.

               (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) An involuntary case shall be commenced against Borrower, any Domestic Subsidiary or any Supported Foreign Subsidiary, and the petition shall not be dismissed within sixty (60) days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Borrower, any Domestic Subsidiary or any Supported Foreign Subsidiary in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law.

               (ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, any Domestic Subsidiary or any Supported Foreign Subsidiary, or over all or a substantial part of the property of Borrower, any Domestic Subsidiary or Supported Foreign Subsidiary, shall be entered; or an interim receiver, trustee or other custodian of Borrower, any Domestic Subsidiary or Supported Foreign Subsidiary, or of all or a substantial part of the property of Borrower, any Domestic Subsidiary or Supported Foreign Subsidiary, shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of Borrower, any Domestic Subsidiary or any Supported Foreign Subsidiary, shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within sixty (60) days of entry, appointment or issuance.

               (g) Voluntary Bankruptcy; Appointment of Receiver, Etc. Borrower, any Domestic Subsidiary or any Supported Foreign Subsidiary shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; Borrower, any Domestic Subsidiary or Supported Foreign Subsidiary shall make any assignment for the benefit of creditors or shall be unable or generally fail, or admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or any committee thereof) of Borrower or any Subsidiary of Borrower adopts any resolution to authorize or approve any of the foregoing.

               (h) Judgments. (i) An Enforceable Judgment (other than an Enforceable Judgment described in the proviso contained in the definition of Enforceable Judgment) for the payment of money in excess of $2,000,000 shall be rendered against Borrower or any Subsidiary of Borrower and such Enforceable Judgment shall continue unsatisfied or unstayed for a period of thirty (30) days or action shall have been commenced to foreclose on such Enforceable Judgment, or (ii) an Enforceable Judgment described in the proviso contained in the definition of Enforceable Judgment shall be rendered against Borrower or any Domestic Subsidiary or any Supported Foreign Subsidiary.

               (i) Dissolution. Any order, judgment or decree shall be entered against Borrower, any Domestic Subsidiary or any Supported Foreign Subsidiary decreeing its involuntary dissolution or split-up and such order shall remain undischarged and unstayed for a period in excess of thirty (30) days; or Borrower, any Domestic or any Supported Foreign Subsidiary shall otherwise dissolve or cease to exist except as expressly permitted pursuant to
Section 8.08.

               (j) Collateral Documents; Failure of Security or Subordination. For any reason other than a release of Liens in accordance with the terms of the Loan Documents, including Section 1.05 upon the occurrence of a Release Event, or the failure of the Agent and the Lenders to take any action available to them to maintain the perfection of the Liens created in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations, pursuant to this Agreement and the Collateral Documents, any Collateral Document ceases to be in full force and effect or any Lien intended to be created thereby ceases to be or is not valid and perfected; or any Lien in favor of the Agent, for the benefit of itself and the Holders of Secured Obligations contemplated by this Agreement or any Collateral Document, or the subordination provisions of the documents and instruments evidencing any Permitted Subordinated Indebtedness shall, at any time, be invalidated or otherwise cease to be in full force and effect; or any such Lien or any Obligation shall be subordinated or shall not have the priority contemplated by this Agreement, the Collateral Documents or such subordination provisions, for any reason.

               (k) Change in Control. (i) Any Change of Control occurs; (ii) Borrower shall cease to own directly or indirectly all of the capital stock of the Domestic Subsidiaries and the Supported Foreign Subsidiaries (other than director's qualifying shares); or (iii) (a) Borrower shall cease to own at least 51% of each class of the capital stock of each Subsidiary of the Borrower other than Domestic Subsidiaries and Supported Foreign Subsidiaries; (b) Borrower and/or Itel shall cease to own at least 80% of each class of the capital stock of each Subsidiary of the Borrower other than the Domestic Subsidiaries and Supported Foreign Subsidiaries; or (c) any such capital stock held by Itel shall have been obtained other than in exchange for cash proceeds or by debt conversion equal to the fair market value of such capital stock.

               (l) Employee Benefit Related Liabilities. (i) Any Termination Event occurs which the Agent believes could subject Borrower or an ERISA Affiliate to a material liability to pay money; (ii) the plan administrator of any Plan applies under Section 412(d) of the IRC for a waiver of the minimum funding standards of Section 412(a) of the IRC and the Agent believes that the substantial business hardship upon which the application for the waiver is based could subject either the Borrower or any ERISA Affiliate to a material liability to pay money.

               (m) Contribution Agreement Default. Any party to the Contribution Agreement shall terminate or revoke any of its obligations under the Contribution Agreement or breach any of the terms of the Contribution Agreement.

               (n) Subordination Default. Any breach or other violation by any holder of Permitted Subordinated Indebtedness of the subordination or enforcement restrictions, including, without limitation, those in the Subordination Agreement, shall occur.

               (o) Subsidiary Guaranty Default. Any Subsidiary party to any Subsidiary Guaranty or Foreign Subsidiary Guaranty shall terminate or revoke any of its obligations under its Subsidiary Guaranty or Foreign Subsidiary Guaranty, breach any of the terms of its Subsidiary Guaranty or Foreign Subsidiary Guaranty, or any Subsidiary Guaranty or Foreign Subsidiary Guaranty shall otherwise become unenforceable for any reason.

               For purposes of this Agreement and each of the other Loan Documents, an Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 12.08.

               10.02.  Rights and Remedies.

               (a) Acceleration and Termination of Commitments. Upon the occurrence of any Event of Default described in Section 10.01(f) or 10.01(g) with respect to Borrower or any Domestic Subsidiary, the Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans, all Reimbursement Obligations and all other Agreement Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower, and the obligation of each Lender to make any Loan hereunder and of each Issuing Bank to issue any Letter of Credit shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to Borrower,
(i) declare that the Commitments are terminated, whereupon the Commitments and the obligation of each Lender to make any Loan hereunder and of each Issuing Bank to issue any Letter of Credit shall immediately terminate, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans, and all Reimbursement Obligations and all other Agreement Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by Borrower.

               (b) Deposit for Letters of Credit. In addition, upon demand by the Agent, the applicable Issuing Bank or the Requisite Lenders after the occurrence and during the continuance of any Event of Default, Borrower shall deposit with the Agent for the benefit of the applicable Issuing Bank with respect to each Letter of Credit then outstanding which was issued by such Issuing Bank, cash or Cash Equivalents in an amount equal to the greatest amount for which such Letter of Credit may be drawn. Such deposit and cash deposits shall be held by the Agent for the benefit of such Issuing Bank as cash collateral and security for, and to provide for the payment of, the Reimbursement Obligations, and may, and will at the request of the applicable Issuing Bank, be applied by the Agent from time to time in payment of any of the Reimbursement Obligations then due and payable. Borrower grants to the Agent, for the benefit of itself and the Holders of Secured Obligations, a security interest in and right of setoff against any such deposit or deposits. Pending the application of such deposit to payment of the Reimbursement Obligations, the Agent may invest such deposit in an open account or similar immediately available savings deposit and all interest accrued thereon shall be held with such deposit as additional security for the Reimbursement Obligations. Such deposits shall be held by the Agent until the Reimbursement Obligations have been paid in full and all Letters of Credit have expired or been cancelled.

               (c) Rescission. If at any time after acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 12.08, then by written notice to Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences and thereupon the Agent shall release any deposit made pursuant to Section 10.02(b); but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite Lenders; they are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.


                                   ARTICLE XI
                                   THE AGENT

               11.01. Appointment. (a) Each of the Lenders and each of the Issuing Banks hereby designates and appoints Chemical Bank as the Agent of such Lender and such Issuing Bank under this Agreement and the Loan Documents, and each of the Lenders and each of the Issuing Banks hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article XI.

               (b) The provisions of this Article XI are solely for the benefit of the Agent, the Lenders and the Issuing Banks, and Borrower shall have no right to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 11.07 or in Section 11.08). In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Issuing Banks and the Holders of Secured Obligations and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any of its Affiliates.

               11.02. Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Holder of Secured Obligations or any Issuing Bank. Nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein. Each Holder of Secured Obligations and each Issuing Bank shall make its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with the making and the continuance of the Loans hereunder, the issuance of Letters of Credit and the entering into any Eligible Hedging Contract and shall make its own appraisal of the creditworthiness of Borrower and its Subsidiaries, and the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Holder of Secured Obligations or Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the Effective Date or at any time or times thereafter. Each Lender acknowledges that neither the Agent nor counsel to the Agent nor any other Lender or Original Lender is providing any assurances, or shall have any responsibility, with respect to the ownership of the Property or the absence of any prior Liens or defects of title, or the legality, sufficiency or effect of any mortgage, certificate or notice, or any other document, or the validity, creation, perfection or priority of any Lien, or as to any decision to request, take, defer, omit or release any Collateral or to investigate or not to investigate any of those matters, and each Lender agrees to look solely to its rights as one of the Lenders with respect to any of the foregoing. If the Agent seeks the consent or approval of the Requisite Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender at any time that the Requisite Lenders or, where expressly required, all of the Lenders, have instructed the Agent to act or refrain from acting pursuant hereto.

               11.03. Rights, Exculpation, Etc. Neither the Agent nor any of its Affiliates nor any of its officers, directors, employees, agents, attorneys or consultants shall be liable to any Holder of Secured Obligations or any Issuing Bank for any action taken or omitted by it or such Person hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that (i) the Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder, and (ii) no Person shall be relieved of any liability imposed by law for its gross negligence or willful misconduct (as determined by the final judgment of a court of competent jurisdiction). The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to the terms of this Agreement and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Holder of Secured Obligations to whom payment was due, but not made, shall be to recover from other Holders of Secured Obligations any payment in excess of the amount to which they are determined to have been entitled.
The Agent shall not be responsible to any Holder of Secured Obligations or any Issuing Bank for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement, any of the Collateral Documents or any of the other Loan Documents, or any of the transactions contemplated hereby and thereby, or of any of the Transaction Documents or any of the transactions contemplated thereby, or for the financial condition of Borrower or any of its Subsidiaries. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower or any of its Subsidiaries, or the existence or possible existence of any Potential Event of Default or Event of Default. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or, where expressly required, all of the Lenders. Without limiting the foregoing, no Holder of Secured Obligations or Issuing Bank shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement, the Collateral Documents or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders or, where expressly required, all of the Lenders.

               11.04. Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement, the Collateral Documents or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it in good faith.

               11.05. Indemnification. To the extent that the Agent is not reimbursed and indemnified by Borrower or Borrower fails upon demand by the Agent to perform its obligations to reimburse or indemnify the Agent, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement, the Collateral Documents or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement, the Collateral Documents or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction. The obligations of the Lenders under this Section 11.05 shall survive the payment in full of the Loans and Reimbursement Obligations and the termination of this Agreement.

               11.06. The Agent Individually. With respect to its Pro Rata Share hereunder and the Loans made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Requisite Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the Requisite Lenders. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower as if it were not acting as Agent pursuant hereto.

               11.07. Successor Agent; Resignation of Agent. (a) The Agent may resign from the performance of its functions and duties hereunder at any time by giving at least thirty (30) days prior written notice to the Lenders and Borrower. In the event that the Agent gives notice of its desire to resign from the performance of its functions and duties as Agent, any such resignation shall take effect only upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

               (b) The Requisite Lenders shall appoint a successor Agent who shall be reasonably satisfactory to Borrower provided no such approval of the Borrower shall be required after the occurrence and during the continuance of an Event of Default.

               (c) If a successor Agent shall not have been so appointed within said thirty (30) day period, the retiring Agent, with the consent of Borrower (which may not be withheld unreasonably), shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Requisite Lenders, with the consent of Borrower (which may not be withheld unreasonably), appoint a successor Agent as provided above. No consent of the Borrower shall be required after the occurrence and during the continuance of an Event of Default.

               (d) Upon the appointment of a successor Agent, the term "Agent" shall, for all purposes of this Agreement, thereafter include such successor, except that the retiring Agent shall reserve all rights as to Obligations accrued or due to it, in its capacity as such, at the time of such succession and all rights (whenever arising) under Section 12.04.

               (e) Notwithstanding anything in this Section 11.07 to the contrary, no Person shall serve as an Agent unless such Person is a Lender.

               11.08. Collateral Matters. (a) Each of the Lenders and each of the Issuing Banks authorizes and directs the Agent to enter into the Loan Documents relating to the Collateral for the benefit of itself and the Holders of Secured Obligations. Each of the Lenders and each of the Issuing Banks agrees that any action taken by the Agent or the Requisite Lenders (or, where required by the express terms of this Agreement or any other Loan Document, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and Issuing Banks. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection with this Agreement and the other Loan Documents relating to the Loans or Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by the Borrower or any of its Subsidiaries; (iii) act as collateral agent for the Lenders and Issuing Banks for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein, provided, however, the Agent hereby appoints, authorizes and directs the Lenders and the Issuing Banks to act as collateral sub-agent for the Agent, the Lenders and the Issuing Banks for purposes of the perfection of all security interests and Liens with respect to the Borrower's and its Subsidiaries' respective deposit accounts maintained with, and cash and Cash Equivalents held by, such Lender or such Issuing Bank; (iv) manage, supervise and otherwise deal with the Collateral in accordance with the terms of this Agreement and the other Loan Documents; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents; and (vi) except as may be otherwise specifically restricted by the terms of this Agreement or any other Loan Document, exercise all remedies given to the Agent, the Lenders or the Issuing Banks with respect to the Collateral under the Loan Documents relating thereto, under applicable law or otherwise.

               (b) The Holders of Secured Obligations hereby irrevocably authorize the Agent, at the option and in the discretion of the Agent, to release any Lien granted to or held by the Agent upon any Collateral (a) upon the occurrence of the Release Event or (b) (i) upon termination of the Commitments and payment and satisfaction of all Loans, Reimbursement Obligations, other Letter of Credit Obligations (whether or not due) and all other Agreement Obligations which have matured and which the Agent has been notified in writing are then due and payable; or (ii) constituting property being sold or disposed of if Borrower certifies to the Agent that the sale or disposition is made in compliance with Section 8.02 (and the Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, or with consent, authorized or ratified in writing by the Agent at the direction of the Requisite Lenders (or, where so required, all of the Lenders). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this
Section 11.08(b).

               (c) Without in any manner limiting the Agent's authority to act without any specific or further authorization or consent by the Requisite Lenders (as set forth in Section 11.08(b)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release Collateral conferred upon the Agent under clauses (i) through (iv) of Section 11.08(b).
So long as no Event of Default is then continuing, upon receipt by the Agent of the net cash proceeds of any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days' prior written request by Borrower, the Agent shall (and is hereby irrevocably authorized by the Holders of Secured Obligations to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon such Collateral; provided, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

               (d) The benefit of the Collateral Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Obligations ("Related Obligations") which arise under any Eligible Hedging Contracts or which are otherwise owed to Persons entitled to indemnification pursuant to Section 12.04; provided that (i) the Related Obligations shall be entitled to the benefit of the Collateral to the extent and with the priority expressly set forth in this Agreement and the Collateral Documents, and to such extent the Agent shall hold, and have the right and power to act with respect to, the Collateral on behalf of and as agent for the holders of the Related Obligations; but the Agent is otherwise acting solely as agent for the Lenders and the Issuing Banks and shall have no separate fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations; and (ii) all matters, acts and omissions relating in any manner to the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the Collateral Documents, and no separate Lien, right, power or remedy shall arise or exist in favor of any Holder of Secured Obligations under any separate instrument or agreement or in respect of any Related Obligations; and (iii) each Holder of Secured Obligations shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the Collateral Documents, by the Agent and the Requisite Lenders or, where expressly required, all of the Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, Reimbursement Obligations, Letter of Credit Obligations and its other Agreement Obligations, without any duty or liability to any other Holder of Secured Obligations or as to any Related Obligations and without regard to whether any Related Obligations remain outstanding or are deprived of the benefit of the Collateral or become unsecured or are otherwise affected or put in jeopardy thereby; and (iv) no holder of Related Obligations and no other Holder of Secured Obligations (except the Agent and the Lenders, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Collateral Documents; and (v) no holder of any Related Obligations shall exercise any right of setoff, banker's lien or similar right except as expressly provided in Section 12.06.

               11.09.  Relations Among Lenders.

               (a) Except with respect to the exercise of set-off rights of any Lender in accordance with Section 12.06, the proceeds of which are applied in accordance with this Agreement, and except as set forth below, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against Borrower or any other obligor hereunder or with respect to any Collateral or Loan Document, without the prior written consent of the Requisite Lenders or, as may be provided in this Agreement or the other Loan Documents, at the direction of the Agent.

               (b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender. Notwithstanding the foregoing, and subject to Section 12.07(a) hereof, any Lender shall have the right to enforce on an unsecured basis the payment of the principal of and interest on any Loan made by it after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

               (c) Each Lender acknowledges that it has, independently and without reliance upon the Agent, any Issuing Bank, any Original Lender or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any Issuing Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

               11.10. Notices to Itel. At any time after the occurrence and during the continuance of an Event of Default, the Agent may, and shall at the direction of the Requisite Lenders, notify Itel of the occurrence of such Event of Default in connection with Itel's obligations under the Subordination Agreement.


                                  ARTICLE XII
                                 MISCELLANEOUS

               12.01. Survival of Warranties and Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans hereunder.

               12.02.  Assignments and Participations.

               (a) At any time after the Effective Date, each Lender may assign to one or more banks or financial institutions all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, Loans, participations in the Letters of Credit and its obligations to acquire such participations) in conformity with the following provisions:

               (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and the assignment shall transfer the same percentage of such Lender's Commitment, Loans, Letter of Credit Obligations and other interests hereunder; provided, however, any assignment by any Issuing Bank shall not include an assignment of its obligation to issue Letters of Credit;

               (ii) unless the Agent and the Borrower otherwise consent, the aggregate amount of the Commitments of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 (provided that assignments between Lenders shall have no minimum amount and assignments after the occurrence and during the continuance of an Event of Default shall not require Borrower's consent regardless of the size of such assignment);

               (iii) the Agent and the Issuing Banks shall each consent (which consent shall not unreasonably be withheld) to each such assignment and the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,000; and

               (iv) With respect to any assignment made at a time when no Event of Default exists, the Borrower shall have consented to such assignment, which consent shall not unreasonably be withheld.

Upon such execution, delivery, approval, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution date thereof, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned or negotiated to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder (including, in respect of the Collateral, all the rights and obligations of a Holder of Secured Obligations, as fully as if such assignee had been named as a Lender in accordance with the terms of this Agreement) and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.08, 2.09, 2.10, 3.09, 12.03 and 12.04, as well as to any fees accrued for its account hereunder and not yet paid.

               (b) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made without recourse and, other than as provided in such Assignment or and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or any other document, instrument or agreement executed or delivered in connection herewith or therewith or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any Subsidiary of Borrower or the performance or observance by Borrower or any Subsidiary of Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements most recently delivered pursuant to Article VI and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, the Issuing Banks, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as an Agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

               (c) The Agent shall maintain at its address referred to on Schedule A a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Agent's Loan Account the names and addresses of each Lender and the Commitment of, and principal amount of the Loans owing to, such Lender from time to time. Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Loan Account as a Lender hereunder for all purposes of this Agreement.

               (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee, the Agent shall, if such Assignment and Acceptance has been properly completed and is in substantially the form of
Exhibit 1 and if the conditions for the assignment referred to in the Assignment and Acceptance and set forth in Section 12.02(a) have been met, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Agent's Loan Account and (iii) give prompt notice thereof to Borrower.

               (e) Each Lender may sell participations to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, Loans, participations in the Letters of Credit and its obligations to acquire such participations); provided, that (i) notice thereof is given to the Borrower and the Agent, (ii) such Lender's obligations under this Agreement (including, without limitation, its Commitment to Borrower hereunder) shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.03(f), 2.08, 2.09, 2.10, 2.14, and 3.09 to the same extent as if they were Lenders; provided, however, that no such participating bank or entity shall be entitled to receive any greater amount pursuant to such Sections than the Lender from which it purchased its participation would have been entitled to receive in respect of the amount of the participation transferred by such Lender to such participating bank or entity had no transfer occurred, (v) Borrower, the Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, and (vi) the holder of any such participation shall not be entitled to voting rights under this Agreement; provided, that the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such participant prior to any amendment or waiver of any provisions of this Agreement which would (A) extend the scheduled maturities of the Loans, the Termination Date or the Reimbursement Obligations or the time of payment of interest thereon or fees, (B) reduce the interest rate or any fees hereunder, or the principal amount of the Loans or the Letter of Credit Obligations, (C) increase the aggregate amount of the Commitment or the Loans of the Lender granting the participation, or increase such Lender's Pro Rata Share (except by operation of Section 2.02(e)), (D) release all or substantially all of the Collateral other than in connection with the Release Event or (E) except as expressly contemplated herein or therein, release any of the Subsidiary Guaranties or Foreign Subsidiary Guaranties.

               (f) Upon the acceptance by the Agent of any Assignment and Acceptance, the parties to such Assignment and Acceptance may at any time request that new Notes be issued to the Lender assignor and the Lender assignee by (i) providing written notice of such request to the Agent and the Borrower and (ii) delivering to the Borrower such assigning Lender's Notes for cancellation and substitution. Promptly following receipt by the Borrower of any such notice, and verification from the Agent that the applicable Assignment and Acceptance shall have been accepted by the Agent, the Borrower forthwith shall cause to be executed, and shall deliver to the Lender assignee, a new Note to the order of the assignee and, if applicable, a replacement Note to the order of the Lender assignor, and such Notes shall equal the aggregate principal amount of such assigning Lender's Notes issued by the Borrower immediately prior to the acceptance by the Agent of the applicable Assignment and Acceptance. The Borrower shall immediately upon delivery of such new Note(s), cancel the original Note delivered by the Lender assignor to the Borrower.

               (g) Notwithstanding anything herein to the contrary, each Lender may assign all or any portion of its rights under this Agreement as collateral security to the Federal Reserve Bank or any Governmental Authority succeeding to its functions.

               12.03.  Expenses.

               (a) Generally. Whether or not any Funding Date shall have occurred, Borrower agrees upon demand to pay, or reimburse the Agent for, all such Agent's and any of its Affiliates' costs and expenses of every type and nature (including, without limitation, the reasonable fees, expenses and disbursements of attorneys and legal assistants (including allocated costs of internal counsel and legal assistants), auditors, accountants, appraisers, printers, insurance and environmental advisers, and other consultants retained by the Agent, and other legal, travel, search and filing fees and expenses and all fees, taxes (except income and franchise taxes), assessments and duties incurred by any of them) incurred by the Agent or its Affiliates in connection with (i) the negotiation, preparation and execution of this Agreement and any amendments or waivers thereto (including, without limitation, the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV), the Collateral Documents and the other Loan Documents or any amendment or waiver thereto and the making of the Loans hereunder; (ii) the creation, perfection or protection of the Agent's Liens in the Collateral for the benefit of itself and the Holders of Secured Obligations (including, without limitation, any fees and expenses for title and lien searches, filing and recording fees and taxes, trustee's fees, duplication costs and corporate search fees); (iii) reasonable fees, expenses and disbursements of the Agent's legal counsel (including allocated costs of internal counsel and legal assistants) in connection with the administration of this Agreement, the Loan Documents, the Loans and the Collateral; and (iv) the protection, collection or enforcement of any of the Obligations or the Collateral. In addition, Borrower shall pay, or reimburse the Agent, the Issuing Banks and the Lenders for, all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' and legal assistants' fees (including allocated costs of internal counsel and costs of settlement) incurred by the Agent, any Issuing Bank or any Lender prior to the occurrence of an Event of Default in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to the Borrower or any Subsidiary of Borrower and arising out of or in connection with the Transaction Documents.

               (b) After Default. Borrower further agrees to pay, or reimburse the Agent, the Issuing Banks and the Lenders for all out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' and legal assistants' fees, expenses and disbursements (including allocated costs of internal counsel and costs of settlement) incurred by the Agent, any Issuing Bank or any Lender after the occurrence of an Event of Default (i) in enforcing any of the Obligations or in foreclosing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleading in any legal proceeding relating to Borrower or any Subsidiary of Borrower and related to or arising out of the transactions contemplated hereby or by any of the Transaction Documents; (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise); (v) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral; or (vi) in attempting to enforce or enforcing any security interest in any of the Collateral or any other rights under the Collateral Documents. Any payments made by Borrower or received by the Agent and applied as reimbursements for costs and expenses under this Section 12.03(b) shall be apportioned among the Agent, the Issuing Banks and the Lenders in the order of priority set forth in
Section 2.06.

               12.04. Indemnification and Waiver. Borrower agrees: (a) to defend, protect, indemnify, and hold harmless the Agent, each and all of the Issuing Banks and each and all of the Lenders, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise, including any liabilities and costs under federal, state or local environmental, health or safety laws, regulations, or common law principles, arising from or in connection with the past, present or future operations of Borrower and its Subsidiaries, or their respective predecessors in interest, or the past, present or future environmental condition of the Property of Borrower or any Subsidiary of Borrower, the presence of asbestos- containing materials at any such Property, or the Release or threatened Release of any Contaminant into the environment from any such Property) in any manner relating to or arising out of this Agreement, the Collateral Documents or any of the other Transaction Documents, the capitalization of Borrower, the Permitted Subordinated Indebtedness, the Lenders' Commitments, the making of, issuance of, management of and participation in the Loans or the Letters of Credit, or the use or intended use of the Letters of Credit and the proceeds of the Loans hereunder (collectively, the "Indemnified

Matters"); provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to (i) matters for which such Indemnitee has been compensated pursuant to or for which an exemption is provided in Section 2.03(f) or 2.08(d) or any other provision of this Agreement and (ii) Indemnified Matters caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a final judgment of a court of competent jurisdiction; and (b) to assert no claim against the Agent, any of the Lenders, any of the Issuing Banks or any other Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages, all of which claims, if any, are hereby waived. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding clause (a) may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 12.04 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

               12.05. Limitation of Liability. No claim may be made by Borrower, any Lender or other Person against the Agent, any Issuing Bank, or any Lender or the Affiliates, directors, officers, employees, or agents of any of them for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document, or any act, omission or event occurring in connection therewith, and Borrower and each Lender hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

               12.06. Setoff. In addition to any Liens granted to the Agent, the Issuing Banks or Lenders and any rights now or hereafter granted under applicable law and not by way of limitation of any such Lien or rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each Issuing Bank is hereby authorized by Borrower at any time or from time to time, without notice to Borrower, or to any other Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or that Issuing Bank to or for the credit or the account of Borrower against and on account of the Obligations of Borrower to that Lender or that Issuing Bank including, but not limited to, all Loans and Reimbursement Obligations and all claims of any nature or description arising out of or connected with this Agreement or any of the other Loan Documents, irrespective of whether or not (i) that Lender or that Issuing Bank shall have made any demand hereunder or (ii) the Agent shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article X and although said obligations and liabilities, or any of them, may be contingent or unmatured.

               12.07.  Ratable Sharing; Defaulting Lender.

               (a) Subject to Sections 2.06 and 12.07(b), the Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Agreement Obligations (excluding amounts payable under this Agreement which are determined on a non-pro-rata basis, including, without limitation, amounts payable under Sections 2.03(f), 2.04(c), 2.08(d), 2.09, 2.10, 2.13, 2.14, 3.09, 12.03 and 12.04), equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Agreement Obligations (excluding amounts payable under this Agreement which are determined on a non-pro-rata basis, including, without limitation, amounts payable under Sections 2.02(c), 2.03(f), 2.04(c), 2.08(d), 2.09, 2.10, 2.14,
3.09, 12.03 and 12.04) or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Agreement Obligations held by it which is greater than its Pro Rata Share of the payments on account of the Agreement Obligations (excluding the fees described or referred to in Section 2.04), the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have been done simultaneously upon the receipt of such payment) in such Agreement Obligations owed to the others so that all such recoveries with respect to such Agreement Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 12.07(a) may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 12.06, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

               (b) In the event that any Lender fails to fund its Pro Rata Share of any Borrowing requested or deemed requested by the Borrower which such Lender is obligated to fund under the terms of this Agreement (the funded portion of such Borrowing being hereinafter referred to as a "Non Pro Rata Loan"), until the earlier of such Lender's cure of such failure and the termination of the Commitments, the proceeds of all amounts thereafter repaid to the Agent by the Borrower and otherwise required to be applied to such Lender's share of all other Obligations pursuant to the terms of this Agreement shall be advanced to the Borrower by the Agent on behalf of such Lender to cure, in full or in part, such failure by such Lender, but shall nevertheless be deemed to have been paid to such Lender in satisfaction of such other Obligations. Notwithstanding anything in this Agreement to the contrary:

               (i) the foregoing provisions of this Section 12.07(b) shall apply only with respect to the proceeds of payments of Obligations and shall not affect the conversion or continuation of Loans pursuant to
       Section 2.03(c);

               (ii) any such Lender shall be deemed to have cured its failure to fund its Pro Rata Share of any Borrowing at such time as an amount equal to such Lender's original Pro Rata Share of the requested principal portion of such Borrowing is fully funded to the Borrower, whether made by such Lender itself or by operation of the terms of this
       Section 12.07(b), and whether or not the Non Pro Rata Loan with respect thereto has been repaid, converted or continued;

               (iii) amounts advanced to the Borrower to cure, in full or in part, any such Lender's failure to fund its Pro Rata Share of any Borrowing ("Cure Loans") shall bear interest at the rate applicable to Base Rate Loans under Section 2.03 in effect from time to time, and for all other purposes of this Agreement shall be treated as if they were Base Rate Loans;

               (iv) regardless of whether or not an Event of Default has occurred or is continuing, and notwithstanding the instructions of the Borrower as to its desired application, all repayments of principal which, in accordance with the terms of Section 2.06, would be applied to the outstanding Base Rate Loans shall be applied first, ratably to all Base Rate Loans constituting Non Pro Rata Loans, second, ratably to Base Rate Loans other than those constituting Non Pro Rata Loans or Cure Loans and, third, ratably to Base Rate Loans constituting Cure Loans;

               (v) for so long as and until the earlier of any such Lender's cure of the failure to fund its Pro Rata Share of any Borrowing and the termination of the Commitments, the term "Requisite Lenders" for purposes of this Agreement shall mean Lenders (excluding all Lenders whose failure to fund their respective Pro Rata Shares of such Borrowing have not been so cured) whose Pro Rata Shares represent more than fifty-one percent (51%) of the aggregate Pro Rata Shares of such Lenders; and

               (vi) for so long as and until any such Lender's failure to fund its Pro Rata Share of any Borrowing is cured in accordance with Section 12.07(b)(ii), (A) such Lender shall not be entitled to any Commitment Fees with respect to its Commitment and (B) the Commitment Fee shall accrue in favor of the Lenders which have funded their respective Pro Rata Shares of such requested Borrowing, shall be allocated among such performing Lenders ratably based upon their relative Commitments, and shall be calculated based upon the average amount by which the aggregate Commitments of such performing Lenders exceeds the sum of (I) the outstanding principal amount of the Loans owing to such performing Lenders, plus (II) the outstanding Reimbursement Obligations owing to such performing Lenders, plus (III) the aggregate participation interests of such performing Lenders arising pursuant to Section 3.06 with respect to undrawn and outstanding Letters of Credit.

               12.08. Amendments and Waivers. No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Requisite Lenders and Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold at their sole discretion; except that any amendment, modification, or waiver of any provision of this Agreement which would (i) extend the time of expiration or termination of any of the Commitments or the scheduled maturities of the Loans or the Reimbursement Obligations or the time of payment of interest thereon or fees (including, without limitation by any amendment to or waiver of Section 10.02(a)), (ii) reduce the interest rate, the amount of any fees, indemnities or reimbursements hereunder, or the principal amount of the Loans or the Letter of Credit Obligations (including, without limitation by any amendment to or waiver of Section 10.02(a)), (iii) except pursuant to Section 2.02(e) increase the aggregate amount of the Commitments or the Loans of the Lenders or increase the Lender's Pro Rata Share, (iv) release all or substantially all of the Collateral except after the occurrence of the Release Event, (v) amend the definitions of "Requisite Lenders," "Pro Rata Share", the provisions of Section 2.01(b), the next to the last sentence of
Section 12.20 or the provisions contained in Section 12.07 or in this Section
12.08 or the parties whose consent is required for action hereunder or under the other Loan Documents, shall be effective only if evidenced by a writing signed by or on behalf of all Lenders. No amendment, modification, termination, or waiver of any provision of Article XI or any other provision referring to the Agent shall be effective without the written concurrence of the Agent. No amendment, modification, termination or waiver of any provision of Article III shall be effective without the written consent of each of the Issuing Banks. The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.08 shall be binding on each assignee, transferee or recipient of a Lender's Commitment or Loans, each future assignee, transferee, recipient of a Lender's Commitment or Loans, and, if signed by Borrower, on Borrower.

               12.09. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

               12.10. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, telexed or sent by courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or telex or four (4) Business Days after deposit in the United States mail (registered or certified, with postage prepaid and properly addressed).
Notices to the Agent shall not be effective until received by the Agent. For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 12.10) shall be as set forth in Schedule A or on the applicable Assignment and Acceptance, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

               12.11. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Agent, any Issuing Bank or any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

               12.12. Termination. Upon the termination in whole of the Commitments pursuant to the terms of this Agreement, Borrower shall pay to the Agent for the benefit of the Lenders and the Issuing Banks an amount equal to any and all Agreement Obligations then outstanding.

               12.13. Marshalling; Recourse to Security; Payments Set Aside. Neither any Lender nor the Agent shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. Recourse to security shall not be required at any time. To the extent that Borrower makes a payment or payments to the Agent or the Lenders, or the Agent or the Lenders enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

               12.14. Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

               12.15. Headings. Article and Section headings in this Agreement and in the Table of Contents hereto are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

               12.16. GOVERNING LAW. THE AGENT HEREBY ACCEPTS THIS AGREEMENT, ON BEHALF OF ITSELF AND THE LENDERS, AT NEW YORK, NEW YORK BY ACKNOWLEDGING AND AGREEING TO IT THERE. ANY DISPUTE BETWEEN THE BORROWER AND THE AGENT, ANY LENDER, ANY ISSUING BANK OR ANY OTHER HOLDER OF SECURED OBLIGATIONS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

               12.17. Successors and Assigns; Subsequent Holders of Notes. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Loans and the Commitments of any Lender (to the extent such assignment or transfer is effected in accordance with Section 12.02), and in the event of such transfer or assignment, the rights and privileges herein conferred upon Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. Borrower's rights or any interest therein hereunder, and Borrower's duties and Obligations hereunder, may not be assigned without the written consent of all of the Lenders. All of Borrower's obligations and duties under this Agreement and under each of the other Loan Documents shall be binding upon each of Borrower's successors and assigns, including, without limitation, any receiver, trustee or debtor-in-possession of or for Borrower.

               12.18.  CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

               (A)  EXCLUSIVE JURISDICTION.  EXCEPT AS PROVIDED IN SUBSECTION
(B), EACH OF THE PARTIES HERETO AGREES THAT ALL DISPUTES AMONG THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED EXCLUSIVELY BY STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK, BUT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK, NEW YORK. EACH OF THE PARTIES HERETO WAIVES IN ALL DISPUTES BROUGHT PURSUANT TO THIS SUBSECTION ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

               (B) OTHER JURISDICTIONS. BORROWER AGREES THAT THE AGENT, ANY LENDER OR ANY ISSUING BANK SHALL HAVE THE RIGHT TO PROCEED AGAINST BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION TO ENABLE SUCH PERSON TO (1) OBTAIN PERSONAL JURISDICTION OVER THE BORROWER OR (2) REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PERSON. BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIMS IN ANY PROCEEDING BROUGHT BY SUCH PERSON TO REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF SUCH PERSON. BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH SUCH PERSON HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION.

               (C) SERVICE OF PROCESS. BORROWER WAIVES PERSONAL SERVICE OF ANY PROCESS UPON IT AND, AS ADDITIONAL SECURITY FOR THE OBLIGATIONS, IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, BORROWER'S REGISTERED AGENT, WHOSE ADDRESS IS 1633 BROADWAY, NEW YORK, NEW YORK 10019, AS BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS ISSUED BY ANY COURT. BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH IN ANY JURISDICTION SET FORTH ABOVE.

               (D) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH. EACH OF THE PARTIES HERETO AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

               (E) WAIVER OF BOND. BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF ANY PARTY HERETO IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO REALIZE ON THE COLLATERAL (INCLUDING, WITHOUT LIMITATION, THE REAL PROPERTY COLLATERAL) OR ANY OTHER SECURITY FOR THE OBLIGATIONS OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF SUCH PARTY, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

               (F) ADVICE OF COUNSEL. EACH OF THE PARTIES REPRESENTS TO EACH OTHER PARTY HERETO THAT IT HAS DISCUSSED THIS AGREEMENT AND, SPECIFICALLY, THE PROVISIONS OF THIS SECTION 12.18, WITH ITS COUNSEL.

               12.19. Counterparts; Effectiveness; Inconsistencies. This Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective against each of Borrower, each Lender and the Agent on the date when all of such parties have duly executed and delivered this Agreement to each other (delivery by Borrower to the Lenders and by any Lender to the Borrower and any other Lender being deemed to have been made by delivery to the Agent). This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

               12.20. Performance of Obligations. Borrower agrees that the Agent may, but shall have no obligation to, make any payment or perform any act required of Borrower under any Loan Document or take any other action which the Agent in its discretion deems necessary or desirable to protect or preserve the Collateral, including, without limitation, any action to (i) pay or discharge taxes, liens, security interests or other encumbrances levied or placed on or threatened against any Collateral, (ii) effect any repairs or obtain any insurance called for by the terms of any of the Loan Documents and to pay all or any part of the premiums therefor and the costs thereof and (iii) pay any rents payable by Borrower which are more than 30 days past due, or as to which the landlord has given notice of termination, under any lease. The Agent shall use its best efforts to give Borrower notice of any action taken under this
Section 12.20 prior to the taking of such action or promptly thereafter provided the failure to give such notice shall not affect Borrower's obligations in respect thereof. The Borrower agrees to pay the Agent, upon demand, the principal amount of all funds advanced by the Agent under this
Section 12.20, together with interest thereon at the rate from time to time applicable to Base Rate Loans from the date of such advance until the outstanding principal balance thereof is paid in full. If the Borrower fails to make payment in respect of any such advance under this Section 12.20 within one (1) Business Day after the date the Borrower receives written demand therefor from the Agent, the Agent shall promptly notify each Lender and each Lender agrees that it shall thereupon make available to the Agent, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of such advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate (as such term is defined in the definition of Alternate Base Rate) for each day during the period commencing on the date of such demand and ending on the date such amount is received. The failure of any Lender to make available to the Agent its Pro Rata Share of any such unreimbursed advance under this Section 12.20 shall neither relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of such advance on the date such payment is to be made nor increase the obligation of any other Lender to make such payment to the Agent. All outstanding principal of, and interest on, advances made under this Section 12.20 shall constitute Obligations secured by the Collateral until paid in full by the Borrower.

               12.21. ENTIRE AGREEMENT. THIS WRITTEN CREDIT AGREEMENT REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AS TO ITS SUBJECT MATTER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS AMONG THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.





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
               IN WITNESS WHEREOF, this Agreement has been duly executed on the date set forth above.

                                               ANIXTER INC.,
                                                   as Borrower

                                               By:______________________________
                                                    Name:_______________________
                                                    Title:______________________


                                               CHEMICAL BANK,
                                                   as Agent

                                               By:______________________________
                                                    Name:_______________________
                                                    Title:______________________









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